 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-267621
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Hometown Bancorp, Ltd.:
The boards of directors of Bank First Corporation, or Bank First, and Hometown Bancorp, Ltd., or Hometown, have each unanimously approved the acquisition of Hometown by Bank First. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of July 25, 2022, which we refer to as the merger agreement, by and between Bank First and Hometown, whereby Hometown will be merged with and into Bank First, which we refer to as the merger. Immediately following the merger of Hometown with and into Bank First, Hometown Bank, a wholly owned bank subsidiary of Hometown, will merge with and into Bank First’s wholly owned bank subsidiary, Bank First, N.A., with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
If the merger is completed, each share of Hometown common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Hometown shareholder, either (i) $29.16 in cash (the “per share cash consideration”), or (ii) 0.3962 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 70% of Hometown shares will receive the stock consideration and no more than 30% of Hometown shares will receive the cash consideration. The aggregate cash consideration will be up to $36,633,361 and the aggregate stock consideration will be up to 1,659,138 shares of Bank First common stock. As a result, if the aggregate number of Hometown common shares with respect to which a valid cash election has been made exceeds the aggregate cash consideration limit, Hometown shareholders who have elected to receive the cash consideration will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement so that such aggregate cash consideration limit is not exceeded. The stock consideration and the cash consideration, as well as any necessary proration thereto in accordance with the merger agreement, are collectively referred to as the merger consideration. Notwithstanding the foregoing, the merger consideration (including the per share cash consideration and per share stock consideration) is subject to a downward adjustment if Hometown’s equity capital (as calculated per the merger agreement) is less than $65,476,475 at the time of the closing of the merger.
Although the maximum number of shares of Bank First common stock that Hometown shareholders may choose to receive is fixed, the market value of the merger consideration will fluctuate with the amount of stock consideration elected by Hometown shareholders and the market price of Bank First common stock and will not be known at the time Hometown shareholders vote on the merger. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.” On July 22, 2022, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Bank First common stock of $75.23 per share, the exchange ratio represented approximately $29.81 in value for each share of Hometown common stock to be converted into Bank First common stock. Based on the closing sale price of Bank First common stock of $89.24 per share on November 9, 2022, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented approximately $35.36 in value for each share of Hometown common stock to be converted into Bank First common stock. We urge you to obtain current market quotations for the price of Bank First common stock (trading symbol “BFC”) because the value of the per share stock consideration will fluctuate based on Bank First’ common stock price.
Hometown will hold a special meeting of its shareholders, referred to as the Hometown special meeting, where Hometown shareholders will be asked to consider and vote upon (1) a proposal to approve the merger agreement and the merger, and (2) a proposal to adjourn the Hometown special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement and the merger.
The Hometown special meeting will be held at Hometown Bank located at 80 Sheboygan Street, Fond du Lac, Wisconsin, 54935, on Monday, December 19, 2022, at 9:00 A.M., Central Time, subject to any adjournment or postponement thereof.
Each of Bank First and Hometown expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that Hometown common stock exchanged for Bank First common stock will generally be tax-free and the Hometown common stock exchanged for cash will generally be taxable as capital gain.
Your vote is important.   Completion of the merger is subject to the approval of the merger agreement by the shareholders of Hometown. Regardless of whether or not you plan to attend the Hometown special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Hometown special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement. The failure to vote by submitting your proxy or attending the special meeting and voting in person will have the same effect as a vote against approval of the merger agreement. Submitting a proxy now will not prevent you from being able to vote in person at the Hometown special meeting. If you hold your shares in “street name,” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote in accordance with the voting instruction form you receive from your bank, broker or other nominee.
The board of directors of Hometown has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the shareholders of Hometown, has unanimously approved the merger agreement and the merger and unanimously recommends that the shareholders of Hometown vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Hometown special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
This proxy statement/prospectus describes the Hometown special meeting, the merger, the merger agreement, other documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 20, for a discussion of the risks relating to the proposed merger and owning Bank First common stock after the merger. You also can obtain information about Bank First and Hometown from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.
If you have any questions concerning the merger, please contact Lynn M. Wehner, Chief Financial Officer and Corporate Secretary, at 920-922-8660 or lwehner@htbwi.com. We look forward to seeing you at the meeting.
By order of the Board of Directors,
Timothy J. McFarlane
President, Chief Executive Officer and Chairman
Hometown Bancorp, Ltd.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Bank First or Hometown, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is November 14, 2022 and it is first being mailed or otherwise delivered to the Hometown shareholders on or about November 21, 2022.

HOMETOWN BANCORP, LTD.
80 Sheboygan Street
Fond du Lac, Wisconsin 54935
(920) 907-0788

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on December 19, 2022
To the Shareholders of Hometown Bancorp, Ltd.:
A special meeting of the shareholders of Hometown Bancorp, Ltd., or Hometown, will be held at Hometown Bank located at 80 Sheboygan Street, Fond du Lac, Wisconsin, 54935, on Monday, December 19, 2022, at 9:00 A.M., Central Time, subject to any adjournment or postponement thereof, for the following purposes:
•
To consider and vote upon a proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of July 25, 2022, by and between Hometown and Bank First Corporation (which we refer to as “Bank First”), and the transactions contemplated by the merger agreement, including the merger of Hometown with and into Bank First, with Bank First as the surviving company (which we refer to as the “merger”), each as more fully described in the accompanying proxy statement/prospectus (which we refer to as the “merger proposal”); and

•
To consider and vote upon a proposal to adjourn the Hometown special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

We have fixed the close of business on October 31, 2022 as the record date for the Hometown special meeting. Only holders of record of Hometown common stock at that time are entitled to notice of, and to vote at, the Hometown special meeting, or any adjournment or postponement of the Hometown special meeting. The Hometown special meeting may be adjourned from time to time upon approval of holders of Hometown common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.
The affirmative vote of a majority of the outstanding shares of Hometown common stock entitled to vote thereon is required to approve the merger proposal. Assuming a quorum is present, the adjournment proposal will be approved if the votes of Hometown common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. Hometown will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.
Holders of record of Hometown common stock have the right to dissent from the merger agreement and the merger and obtain payment in cash of the appraised fair value of their shares of Hometown common stock under applicable provisions of the Wisconsin Business Corporation Law, or WBCL. In order for a holder of Hometown common stock to perfect his, her or its right to dissent, such holder must carefully follow the procedure set forth in the WBCL. A copy of the applicable statutory provisions of the WBCL is included as Annex B to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger — Dissenters’ Rights,” beginning on page 42 of the proxy statement/prospectus. The merger may not be completed if the holders of more than 10% of the outstanding shares of Hometown common stock exercise dissenters’ rights.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF HOMETOWN COMMON STOCK YOU OWN. Whether or not you plan to attend the Hometown special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Hometown common stock, please contact Lynn M. Wehner, Chief Financial Officer and Corporate Secretary, at 920-922-8660 or lwehner@htbwi.com.
The Hometown board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Hometown shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).
By Order of the Board of Directors,
/s/ Timothy J. McFarlane

Timothy J. McFarlane
Chairman of the Board
Hometown Bancorp, Inc.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Bank First from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Bank First at no cost from the SEC’s website at http://www.sec.gov. Bank First has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Bank First at the contact information set forth below:
Bank First Corporation
402 N. 8th Street
Manitowoc, Wisconsin 54220
Attention: General Counsel/Corporate Secretary
Telephone: (920) 652-3100
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting, or December 12, 2022.
If you are a Hometown shareholder and have any questions about the merger agreement, the merger, the Hometown special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of Hometown common stock, please contact Lynn M. Wehner, Chief Financial Officer and Corporate Secretary, at 920-922-8660 or lwehner@htbwi.com.
You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated November 14, 2022, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to Hometown shareholders nor the issuance by Bank First of shares of Bank First common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Hometown has been provided by Hometown and information contained in this document regarding Bank First has been provided by Bank First. See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to certain questions that Hometown shareholders may have regarding the proposed transaction between Bank First and Hometown and the proposals being considered at the Hometown special meeting. We urge you to carefully read the remainder of this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.
Unless the context otherwise requires, references in this proxy statement/prospectus to: (1) “Bank First” refers to Bank First Corporation, a Wisconsin corporation, and its affiliates; (2) “Bank First, N.A.” refers to Bank First, N.A., a national banking association and a direct wholly-owned subsidiary of Bank First; (3) “Hometown” refers to Hometown Bancorp, Ltd., a Wisconsin corporation, and its affiliates; and (4) “Hometown Bank” refers to Hometown Bank, a Wisconsin state-chartered bank and the wholly-owned bank subsidiary of Hometown.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Bank First and Hometown have entered into an Agreement and Plan of Merger on July 25, 2022 (which we refer to as the “merger agreement”), pursuant to which Hometown will merge with and into Bank First, with Bank First continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, Hometown’s wholly-owned banking subsidiary, Hometown Bank, a Wisconsin state-chartered bank, will merge with and into Bank First’s wholly-owned banking subsidiary, Bank First, N.A., a national banking association, with Bank First, N.A. as the surviving bank (which we refer to as the “bank merger”), pursuant to the terms of the Plan of Merger and Merger Agreement entered into by Bank First, N.A. and Hometown Bank on July 25, 2022 (which we refer to as the “bank merger agreement”). A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the majority of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting vote in favor of the proposal to approve the merger agreement and the merger, which we refer to as the merger proposal.
In addition, Hometown is soliciting proxies from its shareholders with respect to a proposal to approve one or more adjournments of the Hometown special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the merger proposal, which we refer to as the adjournment proposal. The completion of the merger is not conditioned upon shareholder approval of the adjournment proposal.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the Hometown special meeting, and you should read it carefully. This is a proxy statement/prospectus because (1) Hometown is soliciting proxies from the Hometown shareholders and the proxy statement provides important information about the Hometown special meeting to vote on the merger proposal and the adjournment proposal, and (2) Bank First will issue shares of Bank First common stock to holders of Hometown common stock in connection with the merger, and the prospectus provides important information about such shares. The enclosed materials allow Hometown shareholders to authorize a proxy to vote their shares without attending the Hometown special meeting.
Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, each share of Hometown common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Hometown shareholder, either (i) $29.16 in cash (the “per share cash consideration”), or (ii) 0.3962 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 70% of Hometown shares will receive the stock consideration and no more than 30% of Hometown shares will receive the cash consideration. The aggregate cash consideration will be up to $36,633,361 and the aggregate stock consideration will be up to 1,659,138 shares of Bank First common stock. As a result, if the aggregate number of Hometown common shares with respect to which a valid cash election has been made exceeds the aggregate cash consideration limit, Hometown shareholders who have elected to receive the cash consideration will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement so that such aggregate cash consideration limit is not exceeded. The stock consideration and the cash consideration, as well as any necessary proration thereto in accordance with the merger agreement, are collectively referred to as the merger consideration. Notwithstanding the foregoing, the merger consideration (including the per share cash consideration and per share stock consideration) is subject to a downward adjustment if Hometown’s equity capital (as calculated per the merger agreement) is less than $65,476,475 at the time of the closing of the merger.
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Hometown shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Stock Market during the twenty consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
Hometown may terminate the merger agreement if (i) the average closing price of Bank First common stock over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $63.88, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $75.15) is more than 15% greater than the decline in the NASDAQ Bank Index (as measured by dividing the average closing price of the NASDAQ Bank Index over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,186.07); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Q:
How do I make an election to receive Bank First common stock or cash for my Hometown common stock?

A:
Each holder of record of Hometown common stock will be mailed a form of election/letter of transmittal and other appropriate and customary transmittal materials not less than 20 business days prior to the election deadline. The deadline for holders of Hometown common stock to elect the form of the merger consideration they want to receive is the later of (i) the date of the Hometown special meeting and (ii) the date which Bank First and Hometown agree is five business days prior to the anticipated effective time of the merger, which we refer to as the election deadline. The election form will specify the election deadline. Each holder of Hometown common stock should specify in the election form (1) the number of shares of Hometown common stock that such shareholder elects to have exchanged for the stock consideration, and (2) the number of shares of Hometown common stock such shareholder elects to have exchanged for the cash consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. Holders of Hometown common stock will receive their merger consideration as promptly as practicable following the effective time of the merger, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials. Because of the way the election and proration procedures work, even if you submit a properly completed and signed election form, it is possible that you may not receive exactly the type of merger consideration you have elected. If you do not submit a properly completed and signed election form to the exchange agent by the election deadline, you will have no control over the type of merger consideration you will receive and, as a result, you will receive only stock consideration in the merger.

If you hold shares in “street name” through a bank, broker, nominee or other holder of record you must follow the instructions provided by the bank, broker, nominee or other holder of record to make an election.
Q:
Am I guaranteed to receive the type of merger consideration that I elect?

A:
Not unless you elect to receive 100% stock consideration. Subject to customary allocation and proration procedures, the merger agreement requires that at least 70% of Hometown shares will receive the stock consideration and no more than 30% of Hometown shares will receive the cash consideration. If more Hometown shareholders make valid elections to receive cash than is available pursuant to the terms of the merger agreement, Hometown shareholders electing cash will have the cash proportionately reduced and substituted with stock consideration. Please see “The Merger Agreement — Merger Consideration” and “The Merger Agreement — Procedures for Converting Shares of Hometown Common Stock into Merger Consideration” both beginning on page 48 for additional information about the allocation and proration procedures that will be followed in the event of over-elections for cash consideration.
Q:
What happens if I fail to make a valid election as to whether to receive stock or cash?

A:
If a Hometown shareholder does not return a properly completed form of election by the election deadline, such holder’s shares of Hometown common stock will be considered “non-election shares” and will be converted into the right to receive only stock consideration in the merger. Any shareholder who has not submitted their physical stock certificate(s) with a form of election will be sent materials after the merger closes to effect the exchange of their Hometown common stock into the merger consideration.

Q:
Will the shares of Bank First common stock that Hometown shareholders receive in the merger be freely transferable?

A:
Yes. The Bank First common stock issued in the merger will be transferable free of restrictions under federal and state securities laws.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. The value of the merger consideration may fluctuate based upon the market value for Bank First common stock between the date of this proxy statement/prospectus and the completion of the merger. Hometown shareholders that elect to receive the stock consideration will receive 0.3962 of a share of Bank First common stock for each share of Hometown common stock they hold. Any fluctuation in the market price of Bank First common stock after the date of this proxy statement/prospectus will change the value of the shares of Bank First common stock that Hometown shareholders may receive.

Q:
How does Hometown’s board of directors recommend that I vote at the special meeting?

A:
Hometown’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).

Q:
When and where is the Hometown special meeting?

A:
The Hometown special meeting will be held at Hometown Bank located at 80 Sheboygan Street, Fond du Lac, Wisconsin, 54935, on Monday, December 19, 2022, at 9:00 A.M., Central Time.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares by promptly completing and returning the enclosed proxy card so that your shares are represented and voted at the Hometown special meeting. If you are a registered shareholder, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name”, through a bank, broker or other holder of record, you must direct your bank, broker or other holder of record how to vote in accordance with the instructions you have received from your bank, broker or other holder of record. A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee who desires to attend the Hometown special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker. Submitting your proxy by mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Hometown special meeting. Your proxy card must be received no later than December 12, 2022 (if being returned by mail) or December 16, 2022 (if being returned in person) in order to be counted.
Q:
What constitutes a quorum for the Hometown special meeting?

A:
Holders representing at least a majority of the issued and outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting must be present, in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. If a quorum is not present, the Hometown special meeting will be postponed until the holders of the number of shares of Hometown common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Hometown common stock will be counted for purposes of determining whether a quorum is present at the Hometown special meeting. If additional votes must be solicited to approve the merger proposal, it is expected that the Hometown special meeting will be adjourned to solicit additional proxies if the Hometown shareholders approve the adjournment proposal.

Q:
What is the vote required to approve each proposal?

A:
Merger proposal:   Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares Hometown common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Adjournment proposal:   Assuming a quorum is present, the adjournment proposal will be approved if the votes of Hometown common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
Q:
What would happen if the adjournment proposal does not get approved by Hometown shareholders?

A:
The completion of the merger is not conditioned upon shareholder approval of the adjournment proposal. If a quorum is present at the Hometown special meeting and the adjournment proposal is not approved and there are not sufficient votes at the time of the Hometown special meeting to approve the merger proposal, then the Hometown board of directors will not have the ability to adjourn to solicit additional votes and the merger proposal will not be approved.

Q:
Who may solicit proxies on Hometown’s behalf?

A:
In addition to solicitation of proxies by Hometown by mail, proxies may also be solicited by Hometown’s directors and employees personally, and by telephone, facsimile or other means.

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for Hometown to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the merger proposal. The merger proposal must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting. Hometown’s board of directors unanimously recommends that you vote “FOR” the merger proposal.

Q:
How many votes do I have?

A:
Hometown shareholders are entitled to one vote on each proposal to be considered at the Hometown special meeting for each share of Hometown common stock owned as of the close of business on October 31, 2022, which is the record date for the Hometown special meeting.
Q:
What is the difference between a shareholder of record and a “street name” holder?

A:
If you are a shareholder of Hometown and if your shares of Hometown common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker, or other nominee.

Q:
How do I vote?

A:
If you are a shareholder of record as of October 31, 2022, the Hometown record date, you may have your shares of Hometown common stock voted on the matters to be presented at the Hometown special meeting in any of the following ways:

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You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

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You may vote in person at the meeting.   You may vote by attending the special meeting and casting your vote in person.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the date of the special meeting. If you are a shareholder of record of Hometown common stock as of the Hometown record date, you may also cast your vote in person at the Hometown special meeting. If you plan to attend the Hometown special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.
If you are a beneficial owner (i.e., your shares are held in “street name”), please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.
Q:
Do Hometown directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the Hometown board of directors with respect to the merger agreement, you should be aware that Hometown’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Hometown’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Hometown’s shareholders include, but are not limited to, the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement, retention bonus payments to three executive officers, and Bank First’s agreement to appoint Timothy J. McFarlane as President and director of both Bank First and Bank First, N.A. For a more complete description of these interests, see “The Merger — Interests of Hometown’s Directors and Executive Officers in the Merger” beginning on page 39.

Q:
What if I abstain from voting, fail to authorize a proxy or fail to vote in person?

A:
If you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy or fail to vote in person at the Hometown special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote “AGAINST” the merger proposal and no effect on the adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Hometown common stock represented by your proxy will be voted as recommended by the Hometown board of directors.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All Hometown shareholders as of the Hometown record date, including shareholders of record and shareholders who hold their shares through any other holder of record, are invited to attend the Hometown special meeting. Holders of record of Hometown common stock can vote in person at the Hometown special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Hometown special meeting. If you plan to attend the Hometown special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. Hometown reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Hometown special meeting is prohibited without express written consent of Hometown. Whether or not you intend to be present at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Hometown in the enclosed postage-paid envelope as soon as possible so your vote will be counted if you later decide not to or are unable to attend the Hometown special meeting.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Hometown common stock, you may revoke your proxy or change your vote at any time prior to the Hometown special meeting by: (1) delivering written notice of revocation to Hometown Bancorp, Ltd., 80 Sheboygan Street, Fond du Lac, Wisconsin 54935, Attention: Lynn M. Wehner, (2) returning a duly executed proxy card bearing a later date than the date with which your original proxy card was dated, or (3) attending the Hometown special meeting and voting in person. Your attendance at the Hometown special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot in person at the special meeting or deliver a written revocation to Hometown prior to the voting of such proxy. If your shares are held in “street name”, you must contact your bank, broker or other nominee and follow its procedures for changing your vote.

Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Hometown common stock?

A:
Each of Bank First and Hometown expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. A U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the cash consideration (excluding cash in lieu of fractional Bank First shares) received by such holder in the merger and (ii) the excess, if any, of (a) the sum of the cash consideration (excluding cash in lieu of fractional Bank First shares) and fair market value of the stock consideration (including fractional Bank First shares deemed received) received by such holder in exchange for its Hometown common stock in the merger over (b) such holder’s tax basis in its shares of Hometown common stock. Accordingly, a U.S. holder that receives only Bank First shares in exchange for their Hometown common stock in the merger generally will not recognize gain. The obligation of Bank First and Hometown to complete the merger is conditioned upon the receipt of an opinion of their respective outside legal counsel to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code. In addition, a U.S. holder of Hometown common stock will generally recognize gain or loss with respect to any cash received in lieu of fractional Bank First shares.

For the definition of “U.S. holder” and a more detailed discussion of the material U.S. federal tax consequences of the merger to U.S. holders, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89.
THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HOLDERS OF HOMETOWN COMMON STOCK. YOUR PARTICULAR TAX CONSEQUENCES WILL DEPEND ON YOUR INDIVIDUAL SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR INDEPENDENT TAX ADVISOR FOR A FULL UNDERSTANDING OF THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.
Q:
Are Hometown shareholders entitled to exercise dissenters’ rights?

A:
Yes. Holders of record of Hometown common stock are entitled to exercise dissenters’ rights in connection with the merger, provided such holders comply with the proper procedures of Subchapter XIII of the Wisconsin Business Corporation Law, or WBCL. A copy of Subchapter XIII of the WBCL is attached as Annex B to this proxy statement/prospectus. Holders of Hometown common stock who desire to exercise dissenters’ rights pursuant to Subchapter XIII of the WBCL are urged to consult a legal advisor before electing or attempting to exercise these rights. The value determined in the appraisal process may be more or less than the value a Hometown shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable Wisconsin law provisions will result in the loss of the right of appraisal. For further information, see “The Merger — Dissenters’ Rights.”

Pursuant to the merger agreement, the merger may not be completed if dissenters’ rights of appraisal are properly asserted with respect to 10% or more of the outstanding shares of Hometown common stock.
Q:
Should I send my Hometown stock certificates with my proxy card for the Hometown special meeting?

A:
No. You should NOT send your Hometown stock certificates with your proxy. Prior to the election deadline, Bank First, through its appointed exchange agent, will send Hometown shareholders separate instructions for exchanging Hometown stock certificates for your portion of the merger consideration. You should, however, locate your stock certificates and keep them in a safe place to avoid any delays in receipt of the merger consideration upon completion of the merger.

Q:
What happens if I sell or transfer ownership of shares of Hometown common stock after the record date for the Hometown special meeting?

A:
The Hometown record date is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Hometown common stock after the Hometown record date, but prior to completion of the merger, you will retain the right to vote at the Hometown special meeting, but the right to receive the merger consideration will transfer with the shares of Hometown common stock. In order to receive the merger consideration, you must hold your shares of Hometown common stock through completion of the merger.

Q:
Whom may I contact if I cannot locate my Hometown stock certificate(s)?

A:
If you are unable to locate your original Hometown stock certificate(s), you should contact Lynn Wehner at 920-922-8660, Sarah Zeatlow at 920-907-6509 or email shareholderservices@htbwi.com. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Bank First or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
When do you expect to complete the merger?

A:
Bank First and Hometown expect to complete the merger as early as the first quarter of 2023, subject to customary closing conditions, including obtaining approval by Hometown’s shareholders and a conversion date from UFS, LLC (“UFS”) and Fiserv. However, neither Bank First and Hometown can assure you when or if the merger will occur.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Hometown common stock will not receive any consideration for their shares in connection with the merger. Instead, Hometown will remain an independent company. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by holders of Hometown common stock.

In addition, if the merger agreement is terminated in certain circumstances, Hometown may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 63 for a discussion of the circumstances under which termination fees will be required to be paid.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:
Whom should I call with questions?

A:
If you are a Hometown shareholder and you have any questions concerning the merger agreement, the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Hometown common stock, please contact Lynn M. Wehner, Chief Financial Officer and Corporate Secretary, at 920-922-8660 or lwehner@htbwi.com.

SUMMARY
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Bank First. For a description of this information, please see “Where You Can Find More Information” beginning on page 94. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Companies (page 67)
Bank First Corporation
402 N. 8th Street
Manitowoc, Wisconsin 54220
(920) 652-3100
Bank First was incorporated in Wisconsin in April 1982 and serves as the bank holding company for Bank First, N.A., a national banking association headquartered in Manitowoc, Wisconsin. As of September 30, 2022, Bank First had consolidated assets of approximately $3.64 billion, loans of $2.86 billion, deposits of $3.14 billion, and stockholders’ equity of $439.4 million. Bank First, N.A.’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).
On August 12, 2022, Bank First completed its previously announced acquisition of Denmark Bancshares, Inc., a Wisconsin corporation (“Denmark”), pursuant to that certain Agreement and Plan of Merger by and between Bank First and Denmark, dated as of January 18, 2022. At the closing, Denmark merged with and into Bank First, with Bank First as the surviving corporation, and Denmark’s wholly-owned subsidiary bank, Denmark State Bank, merged with and into Bank First, N.A., with Bank First, N.A.as the surviving bank (collectively, the “Denmark merger”). After the closing of the merger, Bank First currently operates 26 banking offices in Wisconsin.
For additional information about Bank First and its subsidiaries, see “Where You Can Find More Information.”
Hometown Bancorp, Ltd.
80 Sheboygan Street
Fond du Lac, Wisconsin 54935
(920) 907-0788
Hometown was incorporated in Wisconsin in April 1997 and owns all of the outstanding shares of common stock of Hometown Bank, a Wisconsin chartered bank headquartered in Fond du Lac, Wisconsin. As of September 30, 2022, Hometown had total consolidated assets of $625 million, total loans of $424 million, total deposits of $536 million and total shareholders’ equity of $67 million. Hometown operates 10 full-service offices in Northeast Wisconsin. Hometown Bank’s deposits are insured by the FDIC.
For additional information about Hometown and its subsidiaries, see “The Companies — Hometown Bancorp, Ltd.” on page 67.
The Merger
The Merger Agreement (page 47)
Bank First and Hometown entered into an Agreement and Plan of Merger, dated as of July 25, 2022, which we refer to as the merger agreement. The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The Merger (page 47)
Pursuant to the merger agreement, Hometown will merge with and into Bank First, with Bank First as the surviving company, which we refer to as the merger. Immediately after the merger, Hometown Bank, a wholly-owned bank subsidiary of Hometown, will merge with and into Bank First’s wholly-owned bank subsidiary, Bank First, N.A., with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
The Merger Consideration (page 48)
If the merger is completed, each share of Hometown common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Hometown shareholder, either (i) $29.16 in cash (the “per share cash consideration”), or (ii) 0.3962 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 70% of Hometown shares will receive the stock consideration and no more than 30% of Hometown shares will receive the cash consideration. The aggregate cash consideration will be up to $36,633,361 and the aggregate stock consideration will be up to 1,659,138 shares of Bank First common stock. As a result, if the aggregate number of Hometown common shares with respect to which a valid cash election has been made exceeds the aggregate cash consideration limit, Hometown shareholders who have elected to receive the cash consideration will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement so that such aggregate cash consideration limit is not exceeded. The stock consideration and the cash consideration, as well as any necessary proration thereto in accordance with the merger agreement, are collectively referred to as the merger consideration.
Although the maximum number of shares of Bank First common stock that Hometown shareholders may choose to receive is fixed, the market value of the merger consideration will fluctuate with the amount of stock consideration elected by Hometown shareholders and the market price of Bank First common stock and will not be known at the time Hometown shareholders vote on the merger. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.” On July 22, 2022, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Bank First common stock of $75.23 per share, the exchange ratio represented approximately $29.81 in value for each share of Hometown common stock to be converted into Bank First common stock. Based on the closing sale price of Bank First common stock of $89.24 per share on November 9, 2022, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented approximately $35.36 in value for each share of Hometown common stock to be converted into Bank First common stock. We urge you to obtain current market quotations for the price of Bank First common stock (trading symbol “BFC”).
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Hometown shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Stock Market during the twenty consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
The aggregate merger consideration (including the per share cash consideration and per share stock consideration) is also subject to a downward adjustment based on Hometown’s equity capital at closing. If Hometown’s equity capital (as calculated per the merger agreement) is less than $65,476,475 (which we refer to as the “Hometown equity minimum”) at the time of the closing of the merger, then the aggregate merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the Hometown equity minimum and Hometown’s equity capital at closing.
Hometown may terminate the merger agreement if (i) the average closing price of Bank First common stock over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $63.88, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $75.15) is more than 15% greater than the decline in the NASDAQ

Bank Index (as measured by dividing the average closing price of the NASDAQ Bank Index over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,186.07); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Election and Exchange Procedures (page 49)
The merger agreement allows each Hometown shareholder to make an election to exchange their shares of Hometown common stock for either the per share cash consideration, the per share stock consideration, or a combination thereof. At least 20 business days prior to the later of (1) the date of the Hometown special meeting or (2) a date agreed upon by Hometown and Bank First that is as near as practicable to five business days prior to the expected closing date, which date we refer to as the election deadline, Bank First will cause the exchange agent to send the Hometown shareholders election forms, which will include the appropriate form of letter of transmittal. Hometown shareholders can specify on such election form the number of their shares of Hometown common stock for which they desire to receive the cash consideration, the number of shares for which they desire to receive the stock consideration, or to indicate that such shareholder has no preference as to the receipt of the cash consideration or stock consideration. The election forms must be returned to the exchange agent, along with certificates representing the shares subject to such election form, or a customary affidavit of loss and indemnity agreement, by the election deadline. Any shares of Hometown common stock for which an election has not been properly made by the election deadline will be considered non-election shares and will be converted into the right to receive only the stock consideration. No later than five business days after the effective time of the merger, the exchange agent will allocate the merger consideration, as discussed in further detail below under “The Merger Agreement — Procedures for Converting Shares of Hometown Common Stock into Merger Consideration.” However, pursuant to the merger agreement, at least 70% of Hometown shares will receive the stock consideration and no more than 30% of Hometown shares will receive the cash consideration.
Exchange Procedures (page 49)
The conversion of Hometown common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Hometown common stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Ancillary Agreements to the Merger Agreement
Voting Agreements (page 65)
As a condition to Bank First entering into the merger agreement, all directors and executive officers of Hometown who have voting power over shares of Hometown common stock entered into voting agreements in the form attached as Exhibit A to the merger agreement attached as Annex A to this proxy statement/prospectus, pursuant to which each such person agreed, among other things, to vote the shares of Hometown common stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Hometown in the merger agreement.
Non-Competition and Non-Disclosure Agreements (page 66)
In addition, as a condition to Bank First entering into the merger agreement, each director of Hometown and Hometown Bank entered into non-competition and non-disclosure agreements with Bank First in the form attached as Exhibit C to the merger agreement attached as Annex A to this proxy statement/prospectus, pursuant to which each such person agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of Hometown for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with Bank First, including not soliciting employees and customers of Hometown, and (3) for a period of two years following the closing of the merger, not serve as a director or management official of another financial institution in the counties in Wisconsin in which Hometown Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties.
Claims Letters (page 66)
At the time of the execution of the merger agreement, each director and executive officer of Hometown and Hometown Bank executed a letter agreement with Bank First in the form attached as Exhibit D to the merger agreement attached as Annex A to this document, pursuant to which each such director and executive officer released and discharged, effective upon the consummation of the merger, Hometown and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Bank First and Bank First, N.A.), from any and all liabilities or claims that the director or executive officer has or claims to have as of the effective time of the merger, with certain exceptions.
Risk Factors Related to the Merger (page 20)
Before submitting your proxy or voting at the Hometown special meeting, you should carefully consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus.
The Hometown Special Meeting (page 28)
The special meeting of Hometown shareholders will be held at Hometown Bank located at 80 Sheboygan Street, Fond du Lac, Wisconsin, 54935, on Monday, December 19, 2022, at 9:00 A.M., Central Time. At the special meeting, Hometown shareholders will be asked to:
•
approve the merger proposal; and

•
approve the adjournment proposal.

Only holders of record at the close of business on October 31, 2022, the Hometown record date, will be entitled to vote at the Hometown special meeting. Each outstanding share of Hometown common stock is entitled to one vote on each proposal to be considered at the Hometown special meeting. As of the Hometown record date, there were 4,187,627 shares of Hometown common stock entitled to vote at the Hometown special meeting. All directors and executive officers of Hometown have entered into voting agreements with Bank First, pursuant to which they have agreed, solely in their capacity as Hometown shareholders, to vote all of their shares of Hometown common stock in favor of the proposals to be presented at the Hometown special meeting. As of the Hometown record date, the directors and executive officers who are parties to the voting agreements owned and were entitled to vote an aggregate of approximately 3,351,645 shares of Hometown common stock, which represented approximately 80.04% of the shares of Hometown common stock outstanding on that date. As of the Hometown record date, Bank First and its subsidiaries did not hold any shares of Hometown common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates did not hold any shares of Hometown common stock.
To approve the merger proposal, the holders of at least a majority of the outstanding shares of Hometown common stock entitled to vote on the proposal must vote in favor of the proposal. Your failure to submit a proxy or vote in person at the Hometown special meeting, failure to instruct your bank or broker how to vote, or abstention with respect to the merger proposal will have the same effect as a vote against the merger proposal.
The adjournment proposal will be approved if the votes of Hometown common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.
If you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy and fail to vote in person at the Hometown special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote “AGAINST” the merger proposal and no effect on the adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.

Recommendation of the Hometown Board of Directors (page 37)
Hometown’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Hometown and its shareholders and has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement. Hometown’s board of directors unanimously recommends that Hometown shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate). For the factors considered by Hometown’s board of directors in reaching its decision to approve the merger, see “The Merger — Hometown’s Reasons for the Merger; Recommendation of the Hometown Board of Directors.”
Board Composition and Management of Bank First after the Merger (page 39)
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Bank First, provided, however, that Bank First will appoint Timothy J. McFarlane as President and director of both Bank First and Bank First, N.A. at the effective time of the merger.
Interests of Hometown’s Directors and Executive Officers in the Merger (page 39)
Hometown shareholders should be aware that Hometown’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Hometown shareholders generally. These interests and arrangements may create potential conflicts of interest. Hometown’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that Hometown common shareholders vote in favor of the merger proposal.
These interests include:
•
the right to continued indemnification and directors’ and officers’ liability insurance coverage;

•
retention bonus payments to three executive officers of Hometown if they remain employed through the closing of the merger or are terminated without cause within 90 days prior to closing ; and

•
Bank First’s agreement to appoint Timothy J. McFarlane as President and a director of both Bank First and Bank First, N.A.

For a more complete description of these interests, see “The Merger — Interests of Hometown’s Directors and Executive Officers in the Merger” and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance.”
Dissenters’ Rights (page 42)
If the merger is completed, Hometown shareholders who do not vote for the merger and who follow certain procedures as required by Wisconsin law and described in this proxy statement/prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Wisconsin law. If you assert and perfect your dissenters’ rights, you will not receive any merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Wisconsin law. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. Annex B includes the relevant provisions of Wisconsin law regarding these rights. See “The Merger — Dissenters’ Rights” beginning on page 42 of this proxy statement/prospectus. Hometown shareholders holding Hometown common stock who desire to exercise dissenters’ rights pursuant to Subchapter XIII of the WBCL are urged to consult a legal advisor before electing or attempting to exercise these rights.
Hometown shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Hometown common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.

For further information, see “The Merger — Dissenters’ Rights” beginning on page 42.
Pursuant to the merger agreement, Bank First’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than 10% of the outstanding shares of Hometown common stock.
Conditions to Complete the Merger (page 61)
Currently, Bank First and Hometown expect to complete the merger as early as the first quarter of 2023, subject to customary closing conditions, including obtaining approval by Hometown’s shareholders and a conversion date from UFS and Fiserv. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
approval of the merger agreement by the holders of at least a majority of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting;

•
the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the OCC and WDFI, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any burdensome condition;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”) of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 10% or more of the outstanding shares of Hometown’s common stock exercising their dissenters’ rights;

•
the absence of any material adverse effect in the financial condition, business or results of operations of Hometown, Hometown Bank, Bank First or Bank First, N.A.;

•
the shares of Bank First common stock being approved for listing on the Nasdaq Capital Market;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

•
the performance by each party of its respective obligations under the merger agreement.

Neither Hometown nor Bank First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement — Conditions to Complete the Merger.”
Regulatory Approvals Required for the Merger (page 40)
Both Bank First and Hometown have agreed to use their reasonable best efforts to obtain all regulatory approvals (or waivers) required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Office of the Comptroller of the Currency, or the OCC, the Wisconsin Department of Financial Institutions, or the WDFI, and various securities and other regulatory authorities. The U.S. Department of Justice may also review the impact of the merger on competition. Bank First and Hometown have submitted all applications, waiver requests and notifications to obtain the required regulatory approvals, and as of the date of this proxy statement/prospectus, Bank First and Hometown have received all regulatory approvals and waivers required to complete the transactions contemplated by the merger agreement.
No Solicitation (page 59)
Under the merger agreement, Hometown has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Bank First) any information or data with respect to Hometown or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Hometown is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining Hometown’s required shareholder approval, Hometown may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). Hometown must notify Bank First promptly (but in no event later than 24 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining Hometown’s required shareholder approval, Hometown may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that the failure to take such actions would cause it to violate its fiduciary duties to Hometown’s shareholders under applicable law. However, Hometown cannot take any of those actions in response to a superior proposal unless it provides Bank First with a five business day period to negotiate in good faith to enable Bank First to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 62)
The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:
•
if the merger is not consummated on or before May 31, 2023, subject to automatic extension to June 30, 2023 if the only outstanding condition to closing is the receipt of regulatory approvals;

•
if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•
in the event that approval by the shareholders of Hometown is not obtained at a meeting at which a vote was taken; or

•
in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within 30 days.

In addition, Bank First may terminate the merger agreement in the following circumstances:
•
if Hometown fails to comply in all material respects with its obligations pursuant to the non-solicitation covenants;

•
if Hometown withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

•
if Hometown materially breaches its obligation to call, give notice of, and commence a meeting of shareholders to vote on the merger agreement;

•
if Hometown approves or recommends an acquisition proposal (other than the merger agreement proposal);

•
if Hometown fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by Bank First or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by Bank First; or

•
if Hometown resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

In addition, Hometown may terminate the merger agreement if:
•
Hometown’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if Hometown pays to Bank First a $6,200,000 termination fee; or

•
(i) the average closing price of Bank First common stock over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $63.88, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $75.15) is more than 15% greater than the decline in the NASDAQ Bank Index (as measured by dividing the average closing price of the NASDAQ Bank Index over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,186.07); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.

Termination Fee (page 63)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal or a change in recommendation by Hometown’s board of directors, Hometown may be required to pay to Bank First a termination fee equal to $6,200,000. This termination fee could discourage other companies from seeking to acquire or merge with Hometown.
Expenses (page 63)
Each party will bear all of its respective expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences of the Merger (page 89)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Bank First and Hometown to complete the merger that each of Bank First and Hometown receives a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, to that effect. These opinions, however, will not bind the Internal Revenue Service (“IRS”) or the courts, which could take a contrary view. Based upon the qualification of the merger as a reorganization under the Code, holders of Hometown common stock who exchange their shares of Hometown common stock for shares of Bank First common stock generally will not recognize gain or loss with respect to the receipt of Bank First common stock in the merger. Holders of Hometown common stock generally will be subject to tax if they receive cash consideration or cash in lieu of fractional shares of Bank First common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Hometown common stock. Your tax consequences will depend on your individual situation. Accordingly, Bank First and Hometown strongly urge you to consult your own independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Accounting Treatment of the Merger (page 42)
Bank First will account for the merger under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP.
Comparison of Shareholders’ Rights (page 77)
The rights of holders of Hometown common stock are governed by Wisconsin law, as well as Hometown’s Amended and Restated Articles of Incorporation (which we refer to as the Hometown Articles), and Hometown’s By-laws (which we refer to as the Hometown Bylaws). After completion of the merger, the rights of former Hometown shareholders will be governed by Wisconsin law and by Bank First’s Restated Articles of Incorporation, as amended, (which we refer to as Bank First Articles), and Bank First’s Amended and Restated Bylaws (which we refer to as Bank First Bylaws).
Material differences between the rights of shareholders of Hometown and shareholders of Bank First include the process for determining the size of the board of directors, the process for removing directors, director qualifications, indemnification of officers, directors and employees, the ability of shareholders to act by written consent, and shareholder proposals and advance notice requirements. The material differences between the organizational documents and the rights of shareholders of Hometown and shareholders of Bank First are explained in more detail under the section “Comparison of Shareholders’ Rights” beginning on page 77.
Closing and Effective Time of the Merger (page 47)
The closing date is currently expected to occur as early as the first quarter of 2023, subject to customary closing conditions, including obtaining approval by Hometown’s shareholders and a conversion date from UFS and Fiserv. Simultaneously with the closing of the merger, Bank First will file articles of merger with the WDFI. The merger will become effective at the later of the time the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Bank First nor Hometown can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required Hometown’s shareholder approval will be received.
Market Price and Share Information
Bank First common stock is listed on the Nasdaq Capital Market under the symbol “BFC.” Hometown common stock is not listed on an exchange and is not actively traded. The following table sets forth the closing sale prices of Bank First common stock as reported on the Nasdaq Capital Market on July 22, 2022, the last full trading day before the public announcement of the merger agreement, and on November 9, 2022, the latest practicable trading date before the date of this proxy statement/prospectus.
	Bank First Common Stock	Implied Value of One Share of Hometown Common Stock to be Converted into Bank First Common Stock
July 22, 2022	$75.23	$29.81
November 9, 2022	$89.24	$35.36
Under the merger agreement, Hometown is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than dividends paid in the ordinary course of business and consistent with past practices, without the prior written consent of Bank First. Hometown’s ability to pay dividends is also subject to state and federal laws and regulations.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Bank First, Hometown and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Bank First, Hometown, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Hometown to pay a termination fee to Bank First;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approval of Hometown shareholders;

•
risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues;

•
the risk that the businesses of Bank First and Hometown will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
Bank First’s ability to achieve the synergies and value creation contemplated by the proposed merger with Hometown;

•
the expected growth opportunities or costs savings from the merger with Hometown may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Bank First’s integration of Hometown, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against Bank First or Hometown or their respective boards of directors;

•
limitations placed on the ability of Bank First and Hometown to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on Bank First’s and Hometown’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
fluctuations in the market price of Bank First common stock and the related effect on the market value of the merger consideration that Hometown shareholders will receive upon completion of the merger;

•
the dilution caused by Bank First’s issuance of additional shares of its common stock in the merger or related to the merger;

•
the risk (1) that the cost savings and any revenue synergies from the Denmark merger may not be realized or take longer than anticipated to be realized, (2) of successful integration of Denmark’s business into Bank First, (3) that the integration of Denmark’s operations into the operations of the Bank First will be materially delayed or will be more costly or difficult than expected, and (4) other factors and risks described in documents filed by Bank First with the SEC regarding the Denmark merger;

•
general business and economic conditions, either globally, nationally, in the State of Wisconsin, or in the specific markets in which Bank First or Hometown operate including the negative impacts and disruptions resulting from the impact of rising interest rates, supply chain challenges and inflation, which has had and may likely continue to have an adverse impact on our business operations and performance, and could continue to have a negative impact on our credit portfolio, stock price, borrowers and the economy as a whole both globally and domestically; and

•
other factors and risks described under the “Risk Factors” sections herein.

Any forward-looking statements made in this proxy statement/prospectus are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. You should understand that these factors, in addition to those discussed elsewhere in this document and in documents that have been incorporated by reference, could affect the future results of Bank First and Hometown, and could cause those results to be substantially different from those expressed in any forward-looking statements. Bank First and Hometown do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Bank First, Hometown or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Special Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Merger
Because of the fixed exchange ratio and the fluctuation of the market price of Bank First common stock, Hometown shareholders will not know at the time of the special meeting the market value of the per share stock consideration they may receive at the effective time of the merger.
Pursuant to the merger agreement, each share of Hometown common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Hometown shareholder, either (i) $29.16 in cash, or (ii) 0.3962 of a share of Bank First’s common stock. The market value of the per share stock consideration may vary from the market value on the date Bank First and Hometown announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the Hometown special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Bank First common stock. Any fluctuation in the market price of Bank First common stock after the date of this proxy statement/prospectus will change the value of the shares of Bank First common stock that Hometown shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of Bank First and Hometown, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Hometown special meeting, Hometown shareholders will not know the precise market value of the per share stock consideration they may receive at the effective time of the merger. Hometown shareholders should obtain current sale prices for shares of Bank First common stock before voting their shares at the Hometown special meeting.
Because the merger agreement allows for adjustments to the merger consideration, the consideration holders of Hometown common stock receive in the merger may be materially diminished.
The merger agreement calls for the consideration payable to holders of shares of Hometown common stock in the merger to be reduced if the equity capital, as defined in the merger agreement, of Hometown at closing of the merger is less than $65,476,475. Management of Hometown, using information available to it prior to the execution of the merger agreement believed that Hometown would be able to achieve the minimum equity requirement prior to closing. However, the calculation of equity capital pursuant to the merger agreement involves a number of factors, including, but not limited to, earnings of Hometown prior to closing, and other accounting adjustments that may be necessary.
Due to the complexity of the calculation of equity capital and the uncertainty of the earnings to Hometown prior to closing of the merger, there is no assurance that Hometown shareholders will receive the per share merger consideration of either (i) $29.16 in cash or (ii) 0.3962 of Bank First common stock. Moreover, there is no requirement that Hometown re-solicit shareholder approval if the aggregate merger consideration is reduced, and there is no limit on the amount by which it may be reduced. By approving the merger agreement, Hometown shareholders are approving the completion of the merger with any downward adjustment in the consideration to be paid to holders of Hometown common stock consistent with the terms of the merger agreement.
The merger and related transactions are subject to approval by Hometown shareholders.
The merger cannot be completed unless the Hometown shareholders approve the merger agreement and the merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Hometown’s common stock entitled to vote at the Hometown special meeting.

Failure to complete the merger could negatively affect the value of the shares and the future business and financial results of Hometown.
If the merger is not completed, the ongoing business of Hometown could be adversely affected and Hometown will be subject to a variety of risks associated with the failure to complete the merger, including the following:
•
Hometown being required, under certain circumstances, to pay to Bank First a termination fee equal to $6,200,000;

•
substantial costs incurred by Hometown in connection with the proposed merger, such as legal, accounting, financial advisor, printing and mailing fees;

•
the loss of key employees and customers;

•
the disruption of operations and business;

•
deposit attrition, customer loss and revenue loss;

•
unexpected problems with costs, operations, personnel, technology and credit;

•
diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, these risks could materially affect the business, financial results and the value of Hometown common stock.
Hometown will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Hometown. These uncertainties may impair Hometown’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Hometown to seek to change existing business relationships with Hometown. Retention of certain employees by Hometown may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Hometown or Bank First. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Hometown or Bank First, Hometown’s business or the business assumed by Bank First following the merger could be harmed. In addition, Hometown has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to Hometown.
The merger agreement limits Hometown’s ability to pursue an alternative acquisition proposal and requires Hometown to pay a termination fee of $6,200,000 under limited circumstances relating to alternative acquisition proposals.
Under the merger agreement, Hometown has agreed not to initiate, solicit, induce or knowingly encourage, or take any action to facilitate any alternative business combination transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative business combination transaction. See “The Merger Agreement — No Solicitation” on page 59. The merger agreement also provides for Hometown to pay to Bank First a termination fee in the amount of $6,200,000 in the event that the merger agreement is terminated for certain reasons. See “The Merger Agreement — Termination Fee” on page 63. These provisions could discourage a potential competing acquirer that might have an interest in acquiring Hometown from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

The merger agreement contains provisions granting both Bank First and Hometown the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to May 31, 2023 (subject to automatic extension to June 30, 2023 if the only outstanding condition to closing is the receipt of regulatory approvals), and the right of Hometown to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the Hometown board of directors. Additionally, Hometown may terminate the merger agreement if (i) the average closing price of Bank First common stock over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $63.88, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $75.15) is more than 15% greater than the decline in the NASDAQ Bank Index (as measured by dividing the average closing price of the NASDAQ Bank Index over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,186.07); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
If the merger is not completed, the ongoing business of Hometown could be adversely affected and Hometown will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies’ ability to complete the transactions contemplated by the merger agreement.
Bank First and Hometown expect the merger to close as early as the first quarter of 2023, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond Bank First’s and Hometown’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Bank First and Hometown may lose some or all of the intended benefits of the merger. These conditions include, but are not limited to:
•
approval of the merger agreement by the holders of at least a majority of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting;

•
the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the OCC and WDFI, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any burdensome condition;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 10% or more of the outstanding shares of Hometown’s common stock exercising their dissenters’ right;

•
the absence of any material adverse effect in the financial condition, business or results of operations of Hometown, Hometown Bank, Bank First or Bank First, N.A.;

•
the shares of Bank First common stock being approved for listing on the Nasdaq Capital Market;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

•
the performance by each party of its respective obligations under the merger agreement.

As a result, the merger may not close as scheduled or at all. In addition, either Bank First or Hometown may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 61.
Bank First and Hometown may waive one or more of the conditions to the merger without re-soliciting Hometown shareholder approval for the merger.
Each of the conditions to the obligations of Bank First and Hometown to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Bank First and Hometown if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. Similarly, Bank First may agree to certain modifications to the items included in the calculation of the Hometown closing equity capital. The boards of directors of Bank First and Hometown may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. Bank First and Hometown, however, generally do not expect any such waiver to be significant enough to require re-solicitation of Hometown shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of Hometown shareholders, the companies will have the discretion to complete the merger without seeking further Hometown shareholder approval.
Bank First may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including Denmark and Hometown.
From time to time, Bank First evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Bank First’s growth strategy depends on the successful integration of these acquisitions. Bank First faces numerous risks and challenges to the successful integration of acquired businesses, including the following:
•
the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Bank First’s existing business;

•
limitations on Bank First’s ability to realize the expected cost savings and synergies from an acquisition;

•
challenges related to integrating acquired operations, including Bank First’s ability to retain key employees and maintain relationships with significant customers and depositors;

•
challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

•
discovery of previously unknown liabilities following an acquisition associated with the acquired business.

If Bank First is unable to successfully integrate the businesses it acquires, Bank First’s business, financial condition and results of operations may be materially adversely affected.
The directors and executive officers of Hometown have interests in seeing the merger completed that are different from, or in addition to, those of the other Hometown shareholders.
The directors and executive officers of Hometown have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the shareholders of Hometown generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of Hometown to support or approve the merger and the merger agreement. See “The Merger — Interests of Hometown Directors and Executive Officers in the Merger” beginning on page 39.

Hometown’s board of directors did not obtain an opinion from a financial advisor regarding the fairness of the merger consideration.
The outstanding shares of Hometown common stock are privately held and are not traded in any public market. This lack of a public market makes it difficult to determine the fair value of Hometown’s common stock. Because Hometown’s management and board of directors were familiar with the terms of recent, comparable transactions, Hometown’s board of directors did not obtain an opinion from a financial advisor regarding the fairness of the merger consideration, from a financial point of view, to the holders of Hometown common stock. Because the merger consideration was determined based on negotiations between the parties, it may not be indicative of the fair value of the shares of Hometown common stock.
The merger may be completed even if Bank First or Hometown experiences adverse changes in its business.
In general, either Bank First or Hometown may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to Bank First or Hometown would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on Bank First or Hometown, including the following:
•
changes in laws and regulations affecting financial institutions and their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•
changes in GAAP or regulatory accounting requirements generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•
changes in global, national or regional political conditions including the outbreak of war or acts of terrorism, or in economic or market conditions affecting the financial services industry generally, if such changes do not have a disproportionate impact on the affected company;

•
changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

•
any failure by Hometown or Bank First to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including the underlying causes thereof);

•
changes in the trading price or trading volume of Bank First common stock (but not including the underlying causes thereof unless otherwise specifically excluded); however, Hometown may terminate the merger agreement if (i) the average closing price of Bank First common stock during a specified period prior to closing is less than $63.88 and (ii) Bank First common stock underperforms the NASDAQ Bank Index by more than 15%, unless Bank First elects to make a compensating adjustment to the exchange ratio; and

•
the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees, including the loss of personnel subsequent to the date of the merger agreement.

Litigation in transactions of this type are sometimes filed against the board of directors of either party that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that Hometown shareholders may file putative class action lawsuits against the boards of directors of Bank First and/or Hometown. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Bank First and Hometown. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.
Risks Related to the Combined Company Following the Merger
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and integrating the business and operations of Hometown and Bank First. Although Bank First and Hometown have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the merger.
Following the merger, the combined company may be unable to integrate Hometown’s business with Bank First successfully and realize the anticipated synergies and other benefits of the merger or do so within the anticipated timeframe.
The merger involves the combination of two companies that currently operate as independent companies, as well as the companies’ subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process, including:
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the inability to successfully combine Hometown’s business with Bank First in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the timeframe currently anticipated or at all;

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the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

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performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
Following the merger, the combined company may be unable to retain key employees.
The success of the combined company after the merger will depend in part upon its ability to retain key employees. However, key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that Hometown or Bank First or, following the merger, the combined company will be able to retain key employees.
Hometown shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Bank First than they had on Hometown before the merger.
Hometown shareholders will have a much smaller percentage ownership interest and effective voting power in Bank First compared to their ownership interest and voting power in Hometown prior to the merger. Consequently, Hometown shareholders will have significantly less influence on the management and policies of Bank First after the merger than they now have on the management and policies of Hometown. If the merger is consummated, current Hometown shareholders will own approximately 12.86% to 18.38% of the combined company (depending on the election of Hometown shareholders) based upon the number of Bank First shares outstanding as of November 9, 2022. Accordingly, former Hometown shareholders will own less than the outstanding voting stock of the combined company than current Bank First shareholders and would, as a result, be outvoted by current Bank First shareholders if such current Bank First shareholders voted together as a group.
Future capital needs could result in dilution of shareholder investment.
Bank First’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Bank First common stock. New investors may also have rights, preferences and privileges senior to Bank First’s shareholders which may adversely impact its shareholders.
Risks Related to an Investment in the Combined Company’s Common Stock
The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of Bank First common stock before the merger.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting Bank First’s or Hometown’s results of operations and the market prices of shares of Bank First common stock. Accordingly, the historical financial results of Bank First and Hometown and the historical market prices of shares of Bank First common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of Bank First and Hometown and certain risks to consider in connection with evaluating the proposals to be considered at the Hometown special meeting, see the documents incorporated by reference by Bank First into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 94.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Bank First and Hometown shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Bank First and Hometown shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
After the merger is completed, Hometown shareholders who receive shares of Bank First common stock in the merger will have different rights that may be less favorable than their current rights as Hometown shareholders.
After the closing of the merger, Hometown shareholders who receive shares of Bank First common stock in the merger will have different rights than they currently have as Hometown shareholders, which may be less favorable than their current rights as Hometown shareholders. For a detailed discussion of the significant differences between the current rights of a shareholder of Hometown and the rights of a shareholder of the combined company following the merger, see “Comparison of Shareholders’ Rights” beginning on page 77.
Risks Related to Tax
The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Each of Bank First and Hometown intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Bank First and Hometown to complete the merger is conditioned upon the receipt by each company of a U.S. federal income tax opinion to that effect from their respective legal counsels. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger would be treated as a taxable sale of the assets of Hometown to Bank First followed by a taxable liquidation of Hometown. Generally, the deemed sale of the assets of Hometown would result in gain or loss equal to the difference between (1) the fair market value of the merger consideration and (2) the adjusted tax basis in such assets held by Hometown, and Hometown would be subject to corporate income tax on such gain or loss. Generally, the deemed distribution of the merger consideration in the deemed liquidation of Hometown would result in taxable gain or loss to the holders of Hometown common stock equal to the difference between (1) the fair market value of the merger consideration distributed in respect of their shares of Hometown common stock and (2) the tax basis in their shares of such Hometown common stock surrendered in exchange therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own independent tax advisor to determine the particular tax consequences of the merger to you.
Risks Relating Bank First’s Business
You should read and consider risk factors specific to Bank First’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” Bank First’s Annual Report on Form 10-K for the year ended December 31, 2021, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 94 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

HOMETOWN SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of Hometown common stock as part of a solicitation of proxies by the Hometown board of directors for use at the Hometown special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides the holders of Hometown common stock with information they need to know to be able to vote or instruct their vote to be cast at the Hometown special meeting.
General
This section contains information about the special meeting that Hometown has called to allow Hometown shareholders to vote on the approval of the merger proposal and the adjournment proposal. The Hometown board of directors is mailing this proxy statement/prospectus to you, as a Hometown shareholder, on or about November 21, 2022. Together with this proxy statement/prospectus, the Hometown board of directors is also sending you a notice of the special meeting of Hometown shareholders and a form of proxy that the Hometown board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of Hometown Special Meeting
The Hometown special meeting will be held at Hometown Bank located at 80 Sheboygan Street, Fond du Lac, Wisconsin, 54935, on Monday, December 19, 2022, at 9:00 A.M., Central Time, subject to any adjournment or postponement thereof.
Matters to be Considered
At the Hometown special meeting, the holders of Hometown common stock will be asked to consider and vote upon the merger proposal and, if necessary, the adjournment proposal. Completion of the merger is conditioned on, among other things, approval of the merger proposal by the Hometown shareholders. No other business may be conducted at the Hometown special meeting.
Proposal One: Merger Proposal
Hometown is asking its shareholders to approve the merger proposal. Holders of Hometown common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the Hometown board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Hometown and its shareholders. See “The Merger Agreement” beginning on page 47 and Annex A of this proxy statement/prospectus for a detailed discussion of the merger, including the terms and conditions of the merger agreement, and “The Merger — Hometown’s Reasons for the Merger; Recommendation of the Hometown Board of Directors” beginning on page 37 of this proxy statement/prospectus for a more detailed discussion of the Hometown board of directors’ recommendation.
Proposal Two: Adjournment Proposal
If, at the Hometown special meeting, the number of shares of Hometown common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Hometown may move to adjourn the Hometown special meeting in order to enable the Hometown board of directors to solicit additional proxies for approval of the merger proposal. In that event, Hometown’s shareholders will be asked to vote upon the adjournment proposal and not the merger proposal.
In the adjournment proposal, Hometown is asking its shareholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the Hometown board of directors to adjourn the Hometown special meeting to another time and place for the purpose of soliciting additional proxies. If Hometown’s shareholders approve the adjournment proposal, Hometown could adjourn the Hometown special meeting and any adjourned session of the Hometown special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Hometown shareholders who have previously voted. If a quorum is not present at the meeting, the meeting will not be convened to conduct business and neither the merger proposal nor the adjournment proposal will be considered. In the absence of a quorum, Hometown may adjourn the meeting to a later date or time to solicit additional proxies.
Recommendation of the Hometown Board of Directors
On July 22, 2022, the Hometown board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Hometown and its shareholders, and it adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement. Accordingly, the Hometown board of directors unanimously recommends that Hometown shareholders vote “FOR” the merger proposal and, if necessary, vote “FOR” the adjournment proposal.
Record Date and Quorum
October 31, 2022 has been fixed as the record date for the determination of Hometown shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 4,187,627 shares of Hometown common stock outstanding and entitled to vote at the special meeting, held by approximately 123 holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Hometown common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Hometown common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of Hometown common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The Merger Proposal.   The affirmative vote of the holders of at least a majority of the outstanding shares of Hometown common stock is required to approve the merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
The Adjournment Proposal.   The adjournment proposal will be approved if the votes of Hometown common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
The Hometown board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of Hometown common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.
Voting and Revocation of Proxies
Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the merger proposal and “FOR” the adjournment proposal, if applicable.
If you are a shareholder of record of Hometown common stock as of October 31, 2022, the Hometown record date, you may vote by proxy before the Hometown special meeting in any of the following ways:

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You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

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You may vote in person at the meeting.   You may vote by attending the special meeting and casting your vote in person.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Hometown special meeting.
If you are the record holder of Hometown common stock, you may revoke your proxy at any time before it is voted at the special meeting by:
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delivering written notice of revocation to the Corporate Secretary of Hometown; or

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attending the Hometown special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Hometown Bancorp, Ltd., 80 Sheboygan Street, Fond du Lac, Wisconsin 54935, Attention: Lynn M. Wehner. Attendance at the Hometown special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of Hometown common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Hometown special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the Hometown special meeting.
If your broker, bank or other nominee holds your shares of Hometown common stock in “street name,” your broker, bank or other nominee will vote your shares of Hometown common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
All directors and executive officers of Hometown, solely in their capacity as shareholders of Hometown, have entered into voting agreements with Bank First pursuant to which they have agreed to vote their shares of Hometown common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the Hometown record date, 3,351,645 shares of Hometown common stock, or approximately 80.04% of the outstanding shares of Hometown common stock entitled to vote at the Hometown special meeting, are bound by the voting agreements.
Solicitation of Proxies; Expenses
This proxy solicitation is made by the Hometown board of directors. Hometown is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Hometown intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Hometown will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Hometown retains the discretion to engage a third-party proxy solicitor to assist Hometown in soliciting proxies from the Hometown shareholders.

Dissenters’ Rights
Hometown shareholders are entitled to assert dissenters’ rights with respect to the merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Subchapter XIII of the WBCL. Please see “The Merger — Dissenters’ Rights,” beginning on page 42, and the full text of Subchapter XIII of the WBCL, which is reproduced in full in Annex B to this proxy statement/prospectus, for additional information.
Attending the Hometown Special Meeting
All holders of Hometown common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Hometown’s express written consent.
A Hometown shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the Hometown special meeting in person must bring proof of beneficial ownership as of the Hometown record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
Assistance
If you need assistance in completing your proxy card, have questions regarding Hometown’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Lynn M. Wehner, Chief Financial Officer and Corporate Secretary, at 920-922-8660 or lwehner@htbwi.com.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of Bank First’s and Hometown’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of Hometown by Bank First pursuant to the merger of Hometown with and into Bank First, with Bank First as the surviving company, which we refer to as the merger. Immediately after the merger, Hometown Bank, a wholly-owned Wisconsin-state bank subsidiary of Hometown, will be merged with and into Bank First, N.A., a wholly-owned bank subsidiary of Bank First, with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
Purchase Price and Purchase Price Adjustments
At the effective time of the merger, each share of Hometown common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Hometown shareholder, either (i) $29.16 in cash (the “per share cash consideration”), or (ii) 0.3962 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 70% of Hometown shares will receive the stock consideration and no more than 30% of Hometown shares will receive the cash consideration. The aggregate cash consideration will be up to $36,633,361 and the aggregate stock consideration will be up to 1,659,138 shares of Bank First common stock. As a result, if the aggregate number of Hometown common shares with respect to which a valid cash election has been made exceeds the aggregate cash consideration limit, Hometown shareholders who have elected to receive the cash consideration will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement so that such aggregate cash consideration limit is not exceeded. The stock consideration and the cash consideration, as well as any necessary proration thereto in accordance with the merger agreement, are collectively referred to as the merger consideration.
Before deciding how to vote, you should obtain more recent prices of Bank First common stock, which trades on the Nasdaq Capital Market under the symbol “BFC.”
The aggregate merger consideration (including the per share cash consideration and per share stock consideration) is also subject to a downward adjustment based on Hometown’s equity capital at closing. If Hometown’s equity capital (as calculated per the merger agreement) is less than $65,476,475 (which we refer to as the “Hometown equity minimum”) at the time of the closing of the merger, then the aggregate merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the Hometown equity minimum and Hometown’s equity capital at closing.
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Hometown shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Stock Market during the twenty consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
Hometown may terminate the merger agreement if (i) the average closing price of Bank First common stock over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $63.88, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $75.15) is more than 15% greater than the decline in the NASDAQ Bank Index (as measured by dividing the average closing price of the NASDAQ Bank Index over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,186.07); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Hometown’s shareholders are being asked to approve the merger agreement and the merger. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
The board of directors and executive officers of Hometown have regularly discussed and reviewed Hometown’s business, performance and prospects, including its strategic alternatives with the goal of enhancing value for its shareholders. In the context of such reviews, the strategic alternatives considered by the Hometown board have included, among other things, continuing its on-going operations as an independent institution, acquiring other depository institutions, opening new branch offices or buying other financial services firms engaged in complementary lines of business. The Hometown board also reviewed the competitive environment in its market area as well as merger and acquisition activity in the financial services industry in general and in Wisconsin.
The Hometown board of directors and executive management team have also been aware in recent years of changes in the financial services industry and the regulatory environment, as well as the competitive challenges facing a financial institution such as Hometown. These challenges have included an interest rate environment that has resulted in pressure on the interest rate spread and margin, increasing government regulations, increasing expense burdens and commitments for technology, the length of the current period of economic growth experienced in the United States, succession planning challenges, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. In addition, the board of directors was sensitive to the need for Hometown to deploy excess capital to maximize return for its shareholders. The Hometown board has always recognized that its fiduciary duty to its shareholders encompassed consideration of a business combination, merger or sale of Hometown that might offer enhanced value to its shareholders and greater market liquidity. Given Hometown’s relative size and position in the marketplace, the Hometown board of directors also considered who potential buyers for the company were both now and over time.
As a result of these conversations, and Bank First’s announcement of its acquisition of Denmark, in January of 2022, the Hometown board determined that it was in the best interest of its shareholders to more actively explore its strategic options. In March of 2022, Hometown management presented its analysis of strategic options to the board of directors in light of recent developments in the marketplace. The board of directors identified three potential suitors that may be logical partners capable of executing an acquisition on acceptable terms and with acceptable stock as a component of the merger consideration in the proposed transaction. Management conducted further diligence and analysis of each of the three suitors, including, but not limited to, each party’s ability and capacity to complete the proposed transaction with Hometown in a timely manner, each party’s track record of past successful acquisitions, and the attractiveness of each party’s stock as merger consideration. After conducting further diligence and weighing out the various considerations for each suitor, management concluded that Bank First was the best party suited for the proposed acquisition, and in April of 2022, the board of directors authorized Mr. McFarlane to commence discussions about a potential transaction with Mr. Molepske of Bank First.
Prior to initiating discussions with Bank First, Hometown’s management team and board of directors conducted extensive analysis using, among other things, the valuation methodology that Hometown used to complete two previous acquisitions and to submit multiple bids over the past several years to determine a valuation range that would be reasonable for the Hometown franchise. Several different scenarios were analyzed:
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The initial price estimate was established based on a multiple of 2 x Hometown Bank’s 8% “core capital,” plus 1 x any capital in excess of 8% — a common methodology for comparable community bank deals and a realistic, but ambitious multiple based on recently announced transactions. This calculation using the balance sheet for the month ended February of 2022 would have resulted in a deal value of approximately $117,550,128 or $28.07 per share.
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A second analysis considered a multiple of earnings perspective, as opposed to a multiple of capital. In this scenario, based on recently announced transactions, Hometown assumed that a multiple of 13 – 16 x earnings would be realistic. Hometown’s earnings per share for the prior twelve month period were $2.07. Applying the multiples would have resulted in a purchase price range of $26.91 to $33.12 per share.

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A third analysis considered the tangible book value earnback targeting an earnback period for a buyer of between 2.5 and 3.25 years. This analysis varies significantly based upon the assumed cost savings adjustments which are unique to each prospective buyer. However, based upon various assumptions and publicly-announced cost save metrics, a modeled purchase price of between $28 and $32 per share fell within the 2.5 to 3.25-year earnback ranges that Hometown believed prospective purchasers would desire to rationalize the valuation and meet the expectations of their shareholders and the public markets.

At the time Hometown was conducting these analyses in the first quarter of 2022, the two most recently announced and comparable transactions were Bank First’s acquisition of Denmark Bancshares, Inc. and Nicolet Bankshares, Inc.’s acquisition of Charter Bankshares, both Wisconsin deals where the acquired banks had assets of approximately $687 million and $1.1 billion, respectively. The announced book value multiples on those two transactions were 1.75 and 1.57, respectively. The estimated tangible book value earnback period for Bank First’s acquisition of Denmark was 2.5 years.
Based on these models, assumptions and comparable transactions, Hometown’s board of directors established a targeted transaction value of $125 million. Initial discussions between Hometown and Bank First resulted in a preliminary valuation from Bank First of approximately $117 million. Additional information was shared between the parties and further due diligence conducted, after which Bank First increased its offer resulting in an estimated transaction value of approximately $124 million, assuming 30% of Hometown’s shareholder elect cash consideration and using Bank First’s stock price of $75.23 per share as of July 22, 2022. The original analysis assumed a maximum of 20% cash election and the proposal allowed for the option of additional cash consideration of up to 30% for Hometown shareholders. This offer valued Hometown within the range deemed acceptable by its board of directors based on the foregoing analyses and allowed for the possibility of higher percentage of cash consideration to the shareholders.
Since the transaction consideration is significantly in the form of Bank First stock, in addition to just the pricing analyses, the board members assessed the current valuation of Bank First including a comparative analysis of Bank First relative to other prospective acquirers and an assessment of the historical transaction activity and share price volatility. When all these measurements were deemed acceptable, Hometown proceeded with negotiations.
Throughout April and May of 2022, Messrs. McFarlane and Molepske had numerous meetings and discussions regarding a potential transaction. On June 1, 2022, Hometown received a non-binding indication of interest from Bank First that reflected the most recent terms and conditions of a potential transaction. On June 7, 2022, Hometown’s board of directors met with counsel from Reinhart Boerner Van Deuren, s.c. to discuss the proposal. The board of directors, management and counsel discussed the recent bank stock market and industry performance and presented a summary of various potential strategic alternative scenarios, including Hometown continuing to operate as an independent company and the potential value that could be achieved for Hometown shareholders in a change in control transaction. Following extensive discussions, Hometown accepted the Bank First’s non-binding indication of interest on June 9, 2022, and determined to move forward with further exploration of a possible transaction with Bank First and to proceed with additional due diligence. Throughout the remainder of June and early July, the parties conducted additional due diligence and representatives of the management teams of Hometown and Bank First talked several times to discuss the merger, the operations and business of the two companies and certain logistical issues.
Reinhart received an initial draft of the merger agreement from Alston & Bird LLP (“Alston & Bird”), counsel for Bank First, on July 1, 2022. That agreement, along with the ancillary bank merger agreement, director/officer voting agreements and non-competition agreements, were negotiated between the parties through July 22, 2022, during which period of time each party also prepared comprehensive disclosure schedules to be delivered concurrently with the merger agreement.
Bank First and its advisors conducted due diligence regarding Hometown through review of certain requested information and documents provided by Hometown through the online data room. On July 25, 2022, Alston & Bird conducted a regulatory due diligence conference call with Hometown and Reinhart to discuss Hometown’s regulatory standing with its federal and state regulators.
Hometown and its advisors conducted reverse due diligence regarding Bank First through review of Bank First’s publicly filed information and other documents and information provided by Bank First. Hometown engaged in several reverse diligence discussions with Bank First, covering topics such as documents previously provided to Hometown by Bank First, the strategic plan and future growth prospects for Bank First, integration of Hometown into Bank First, financial performance, strategic plans specific to Hometown’s markets, shareholder liquidity, existing lines of business and potential new lines of business.
On July 22, 2022, a special meeting of the Hometown board of directors was convened. Hometown’s counsel participated in the meeting. A copy of the merger agreement that had been negotiated to date, as well as certain ancillary documents, had been provided to the members of the board of directors in advance of the meeting. The board discussed the attributes of Bank First’s common stock, including its recent market performance and its trading volume. Representatives of Reinhart then summarized the fiduciary duties of each director, with an emphasis on the role of the board of directors in a change in control scenario. Reinhart reviewed in detail the terms of the merger agreement and other ancillary agreements to be entered into by the directors and senior management. Reinhart also discussed the proposed resolutions that the board of directors would be requested to approve in connection with the merger. Following extensive discussion and questions and answers, including consideration of the factors described under “Hometown’s Reasons for the Merger; Recommendation of the Hometown Board of Directors,” the board unanimously determined that the merger agreement and the transactions contemplated thereby was advisable and in the best interests of Hometown and its shareholders. The board then unanimously approved the merger agreement and the transactions contemplated thereby.
On July 19, 2022, Bank First’s board of directors met at a special meeting to review and discussed the proposed merger and the merger agreement. Management of Bank First reviewed the final terms of the proposed merger agreement and related transaction documents with the Bank First board. After taking into consideration the matters discussed during this meeting and prior meetings of the Bank First board, including the factors described under the section of this proxy statement/prospectus entitled “The Merger — Bank First’s Reasons for the Merger,” the Bank First board of directors unanimously approved the merger agreement and related actions.
Following the completion of the Hometown and Bank First board meetings, Hometown and Bank First executed the definitive merger agreement and the Hometown directors and officers executed the voting agreement effective Monday, July 25, 2022. Before the opening of the market on Tuesday, July 26, 2022, Bank First and Hometown issued a joint press release announcing the execution of the merger agreement.
Bank First’s Reasons for the Merger
In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of Bank First common stock as the merger consideration, the Bank First board of directors considered a number of factors, including the following material factors:
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each of Bank First’s and Hometown’s business, operations, financial condition, asset quality, earnings, and prospects;

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the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

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Hometown’s established presence in Wisconsin which will add increased scale and density for Bank First in Wisconsin;

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the opportunity to add seasoned bankers in Hometown’s markets and strengthen Bank First’s presence and leadership throughout Wisconsin;

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the potential to broaden the scale of Bank First’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;

•
the aggregate merger consideration and the other amounts to be paid or incurred in connection with the merger;

•
the impact of the issuance of Bank First common stock in the merger on the existing shareholders of Bank First, including the expected earnback period for the resulting dilution;

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the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well as the potential efficiencies of scale resulting from the increased size of Bank First following the merger;

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the anticipated benefits resulting from the expected larger market capitalization of Bank First resulting from the merger;

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the expectation of annual cost savings resulting from the merger, enhancing efficiencies;

•
its understanding of the current and prospective environment in which Bank First and Hometown operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Bank First both with and without the proposed transaction;

•
its review and discussions with Bank First’s management concerning the due diligence investigation of Hometown, including its review of Hometown’s financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

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the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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the structure of the transaction as a combination in which the combined company would operate under the Bank First brand and Bank First’s board of directors and management would have substantial participation in the combined company;

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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

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Bank First’s successful track record of creating shareholder value through acquisitions, including its recent acquisitions of Denmark Bancshares, Inc., Tomah Bancshares, Inc., Partnership Community Bancshares, Inc. and Waupaca Bancorporation, Inc., including Bank First’s proven experience in successfully integrating acquired businesses and retaining key personnel, and Bank First’s management’s belief that it will be able to successfully integrate Hometown with Bank First; and

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the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of Hometown’s business between the date of the merger agreement and the date of completion of the merger.

Bank First’s board of directors also considered potential risks relating to the merger including the following:
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Bank First management’s attention and Bank First resources may be diverted from the operation of Bank First’s business and towards the completion of the merger;

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Bank First may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of Hometown’s operations with Bank First;

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the nature and amount of payments and other benefits to be received by Hometown management in connection with the merger pursuant to existing Hometown plans and compensation arrangements and the merger agreement;

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the impact of the dilution resulting from the stock issuance on Bank First’s current shareholders, and the ability of Bank First to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;

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the possibility of encountering difficulties in completing the merger;

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the possibility of encountering difficulties in successfully integrating Hometown’s business, operations, and workforce with those of Bank First;

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the substantial costs that Bank First will incur in connection with the merger even if it is not consummated;

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the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

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the possibility of litigation in connection with the merger;

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the possibility of negative investor perception of the merger, including as a result of the perceived heightened risk associated with a merger of this size; and

•
other risks associated with business combinations in the financial services industry, including those set forth in this proxy statement/prospectus under the heading “Risk Factors” beginning on page 20.

The foregoing discussion of the factors considered by the Bank First board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the Bank First board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration, the Bank First board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Bank First board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Bank First board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 18.
Hometown’s Reasons for the Merger; Recommendation of the Hometown Board of Directors
After careful consideration, at its meeting on July 22, 2022, the Hometown board of directors determined that the merger is in the best interests of Hometown and its shareholders and that the consideration to be received in the merger is fair to the Hometown shareholders. Accordingly, the Hometown board of directors unanimously approved the merger agreement and recommended that the Hometown shareholders vote “FOR” the Hometown merger proposal.
In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Hometown board of directors evaluated the merger and the merger agreement, in consultation with Hometown’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:
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the board of directors’ assessment of the strategic options available to Hometown and the execution risk presented by those options, along with the determination that none of the strategic options considered were likely to create greater present value for Hometown’s shareholders than the value to be paid by Bank First in the merger;

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the financial and other terms of the merger agreement, including the price to be paid for the shares of Hometown common stock, and the form and mix of consideration to be received by Hometown shareholders;

•
each of Hometown’s, Bank First’s and the combined company’s business, operations, management, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Hometown board of directors considered its view that Bank First’s business and operations complement those of Hometown and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base;
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the increased liquidity of the Bank First common stock as listed on Nasdaq, contrasted with the relative illiquidity of the Hometown common stock;

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the expectation that Hometown shareholders would have the opportunity to participate in future growth of the combined company;

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the potential for stock appreciation in the combined company for Hometown shareholders;

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the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth, helping to further service Hometown’s customer base and communities;

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the opportunities for advancement in the combined company for existing Hometown employees;

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its understanding of the current and prospective environment in which Hometown and Bank First operate, including national and local economic conditions, the interest rate environment that has resulted in pressure on the interest rate spread and margin, increasing operating costs resulting from regulatory initiatives and compliance mandates, continued consolidation in the industry, the competitive environment for financial institutions generally, succession planning issues, and the likely effect of these factors on Hometown both with and without the proposed transaction;

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its review and discussions with Hometown’s management concerning the due diligence investigation of Bank First;

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Bank First’s reputation in the communities that it serves and Bank First’s familiarity with the Wisconsin market; and

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the expected tax treatment of the merger as a tax-free reorganization under the Internal Revenue Code.

The Hometown board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
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the potential risks associated with a portion of the merger consideration being paid through the issuance of shares of Bank First common stock and any decrease in the market price of Bank First common stock will result in a reduction in the aggregate merger consideration received by Hometown shareholders;

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the potential risk of diverting management attention and resources from the day-to-day operation of Hometown’s business and towards the completion of the merger;

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the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

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the possibility that the merger might not be consummated and the effect of the resulting public announcement of the termination of the merger on, among other things, the operations of Hometown;

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the restrictions in the merger agreement regarding the operation of Hometown’s business through completion of the merger which may prevent or delay Hometown from undertaking business opportunities that may arise prior to completion of the merger;

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that Bank First has a right to a $6,200,000 termination fee if the merger agreement is terminated in certain circumstances; and

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that Hometown shareholders will not necessarily know or be able to calculate the actual value of the merger consideration which they would receive upon completion of the merger.

The foregoing discussion of the factors considered by the Hometown board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the Hometown board of directors. The Hometown board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Hometown board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Hometown board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Hometown board of directors may have given different weight to different factors. The Hometown board of directors conducted an overall analysis of the factors described above including thorough discussions with Hometown management and Hometown’s advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of the Hometown board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”
THE HOMETOWN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOMETOWN SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL AT THE HOMETOWN SPECIAL MEETING.
Board Composition and Management of Bank First after the Merger
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Bank First, provided, however, that Bank First will appoint Timothy J. McFarlane as President and director of both Bank First and Bank First, N.A. at the effective time of the merger.
Information regarding the executive officers and directors of Bank First is contained in documents filed by Bank First with the SEC and incorporated by reference into this proxy statement/prospectus, including Bank First’s Annual Report on Form 10-K for the year ended December 31, 2021 and its definitive proxy statement on Schedule 14A for its 2022 annual meeting, filed with the SEC on March 16, 2022 and April 22, 2022, respectively. See “Where You Can Find More Information” and “Additional Information.”
Interests of Hometown’s Directors and Executive Officers in the Merger
In considering the recommendation of the Hometown board of directors to approve and adopt the merger agreement, Hometown shareholders should be aware that Hometown’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Hometown shareholders generally. The Hometown board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the merger), and in recommending to Hometown shareholders that the merger proposal be approved and adopted. These interests include those described below.
For purposes of this compensation-related disclosure, Hometown’s executive officers are Timothy J. McFarlane, President and Chief Executive Officer of Hometown, Lynn Wehner, Chief Financial Officer of Hometown, and Nathaniel Kok, Senior Vice President of Commercial Banking.
Transaction Retention Bonus Agreements
Hometown entered into retention bonus agreements with Mr. McFarlane, Ms. Wehner and Mr. Kok to secure their respective services through the closing of the merger. Pursuant to the terms of the retention bonus agreements, the executives will be entitled to a one-time lump sum bonus payment if they remain employed through closing of the merger with Bank First or are terminated without “cause”, as defined, within 90 days prior to consummation of the merger. The aggregate amount of all such payments, if earned and paid, would be approximately $2,721,460. The payments are predicated upon receipt of a release of any claims from the employee. In addition, each employee has agreed in the retention bonus agreement to comply with certain covenants, including covenants regarding non-competition and non-solicitation of customers and employees that apply for 12 months following termination of employment. Each retention bonus agreement provides that if any of the payments received by Mr. McFarlane, Ms. Wehner and Mr. Kok would equal or exceed his or her respective “safe harbor” limit under Section 280G of the Code, then such amounts will be reduced to $1 below the applicable limit so as to avoid any adverse tax consequences under Section 280G and 4999 of the Code.
Mr. McFarlane’s Appointment to the Board of Directors of Bank First and Bank First, N.A.
Bank First has agreed to, prior to the effective time, take all appropriate action so that as of the effective time, the number of directors constituting the Bank First board of directors and the Bank First, N.A. board of directors shall be increased by one and Timothy J. McFarlane shall be appointed as director of each entity, provided that Mr. McFarlane meets Bank First’s and Bank First’, N.A.’s standards for directors. Provided that Mr. McFarlane continues to meet the standards for directors of Bank First and Bank First, N.A., he will be nominated for reelection to the board of directors of Bank First and Bank First, N.A. at the next annual shareholder meeting of each entity immediately following the effective time to serve one (1) three-year term, and Bank First’s proxy materials with respect to such annual meeting shall include the recommendation of the board of directors of Bank First that its shareholders vote to elect him to the same extent as recommendations are made with respect to other directors on the Bank First board that are up for reelection at such annual meeting.
Mr. McFarlane’s Appointment as President of Bank First and Bank First, N.A.
Bank First has agreed to, prior to the effective time, take all appropriate action to appoint Timothy J. McFarlane as the President of Bank First and Bank First, N.A. In connection with this appointment, Bank First expects to grant Mr. McFarlane a certain number of shares of restricted stock (which is yet undecided), which will vest in approximately equal installments on each of the first three anniversaries of the grant date. Bank First also expects to enter into a change in control agreement with Mr. McFarlane on terms that are comparable to similar situated officers of Bank First. The change in control agreement will provide that, if within one year following a change in control, Mr. McFarlane’s employment is terminated by Bank First without cause or he resigns for good reason (as such terms are defined in the change in control agreement), then Mr. McFarlane will receive a lump sum payment equal to (i) three times his then-current base salary plus (ii) the average of the previous three years’ bonus, as well as health insurance premiums for a period of three years, or until the Mr. McFarlane becomes eligible for Medicare, subject to Mr. McFarlane’s execution and non-revocation of a general release of claims. The change in control agreement also provides that any outstanding unvested restricted stock will become fully vested upon a change in control.
Indemnification of Directors and Officers
Bank First has agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions that occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 100% of the last annual premium paid by Hometown. For a period of six years following the effective time, to the extent permitted by applicable law, Bank First has agreed to indemnify and hold harmless the present and former directors and officers of Hometown and its subsidiaries for all actions or omissions of such persons in the course of performing their duties to Hometown and its subsidiaries which occurred at or prior to the effective time of the merger.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, Hometown and Bank First have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals or waivers required or advisable to complete the transactions contemplated by the merger agreement. These approvals and waivers include, among others, a waiver from the Federal Reserve Board and an approval from the OCC and the WDFI. Bank First and/or Hometown have filed applications, waiver requests and notifications to obtain the required regulatory approvals or waivers, and as of the date of this proxy statement/prospectus, Bank First and Hometown have received all regulatory approvals and waivers required to complete the transactions contemplated by the merger agreement..
Federal Reserve Board
The merger of Hometown with Bank First must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act, or the CRA, and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. Bank First filed a written request that the Federal Reserve Board waive the application requirements of the BHC Act with regard to its acquisition of Hometown on September 14, 2022, and received the waiver on November 2, 2022.
Office of the Comptroller of the Currency
The merger of Hometown Bank with and into Bank First, N.A. must be approved by the OCC under the National Bank Consolidation and Merger Act, 12 U.S.C. 215, 215a, commonly known as the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks who are parties to the bank merger or merger; (3) the convenience and needs of the community to be served and the record of the banks under the CRA; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The OCC may modify, suspend or rescind its approval if a material change in the information on which the OCC relied occurs prior to completion of the merger. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate. An application for approval of the bank merger was filed with the OCC on September 14, 2022, and the parties received approval from the OCC on October 28, 2022.
WDFI
In addition to the required approvals of the Federal Reserve Board and OCC discussed above, the merger also requires the approval of the WDFI. Bank First filed an application with the WDFI on September 14, 2022 pursuant to Section 221.0901 of Wisconsin banking law, and received approval from the WDFI on November 7, 2022. In evaluating the application, the WDFI must consider various aspects of the proposed transaction and the parties thereto, including, among others, the financial and managerial resources and future prospects of the institutions involved, the best interests of their shareholders and customers, safety and soundness considerations, and the CRA compliance status of each bank. The relevant statutes prohibit the WDFI from approving the transaction if, following consummation, the combined institution would control more than 30 percent of the deposits in the state.
The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and OCC to challenge the approval on antitrust grounds. There can be no assurance that the Department of Justice will not initiate a proceeding to challenge regulatory approval by the Federal Reserve and the OCC, and if such a proceeding is initiated, as to the result of any such challenge.
In connection with or as a result of the merger, Bank First and Hometown may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Bank

First common stock to be issued in exchange for Hometown common stock in the merger will be registered with the SEC and will be issued pursuant to available exemptions from registration under state securities law.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
Neither Bank First nor Hometown is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting for business combinations under GAAP. Under this method, Hometown’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for Hometown and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Bank First in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Bank First issued after the merger will reflect the results attributable to the acquired operations of Hometown beginning on the date of completion of the merger.
Dissenters’ Rights
The following discussion is not a complete description of the law relating to dissenters’ rights available to holders and beneficial holders of Hometown and Bank First common stock under Wisconsin law. This description is qualified in its entirety by the full text of the relevant provisions of the WBCL, which are reprinted in their entirety as Annex B to this proxy statement/prospectus. If you desire to exercise dissenters’ rights, you should review carefully the WBCL and consult a legal advisor before electing or attempting to exercise these rights.
General
Pursuant to the provisions of sections 180.1301 to 180.1331 of the WBCL, holders and beneficial holders of Hometown common stock have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders and beneficial holders of Hometown common stock who fulfill the requirements of the WBCL summarized below and set forth in Annex B will be entitled to assert dissenters’ rights in connection with the merger. Shareholders or beneficial shareholders considering initiation of a dissenters’ proceeding should review this section and should also review Annex B in its entirety. A dissenters’ proceeding may involve litigation.
Preliminary Procedural Steps
Pursuant to the provisions of the WBCL, if the merger is consummated, in order to exercise dissenter’s rights you must have:
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given to Hometown, prior to the vote at the special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of common stock (hereinafter referred to as “shares”);

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not voted in favor of the merger; and

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complied with the other statutory requirements summarized below.

If you have perfected your dissenters’ rights and the merger is consummated, you will receive the fair value of your shares as of the effective date of the merger. A shareholder or beneficial shareholder who fails to deliver written notice of his, her or its intent to demand payment for his, her or its shares if the merger is consummated in accordance with the requirements of the WBCL is not entitled to payment for his, her or its shares pursuant to the provisions of the WBCL and will only be entitled to receive the merger consideration as provided in the merger agreement.
Brokers or others who hold shares in their name that are beneficially owned by others may assert dissenters rights as to fewer than all of the shares registered in your name only if they dissent with respect to all shares beneficially owned by any one person and notify Hometown in writing of the name and address of each person on whose behalf they are asserting dissenters’ rights. The rights of a shareholder who asserts dissenters’ rights as to fewer than all of the shares registered in his, her or its name are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder submits a written consent to Hometown to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights, and the beneficial shareholder submits the consent with respect to all shares of which he, she or it is the beneficial shareholder.
Written Dissent Demand
Voting against the merger will not independently satisfy the written demand requirement. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any written notice of intent to dissent to the merger, satisfying the requirements discussed above, should be addressed to Hometown Bancorp, Ltd., 80 Sheboygan Street, Fond du Lac, Wisconsin 54935, Attn: Lynn M. Wehner. The written notice must be delivered to Hometown prior to the special meeting.
Dissenters’ Notice
If the shareholders of Hometown approve the merger at the special meeting, Hometown (or Bank First as its successor) must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all Hometown shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent no later than ten days after the date that the merger is approved by Hometown’s shareholders and must:
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state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

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inform holders of uncertificated shares as to what extent transfer of these shares will be restricted after the demand for payment is received;

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include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he, she or it acquired beneficial ownership of the shares prior to that date;

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set a date by which Hometown (or Bank First as its successor) must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

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be accompanied by a copy of sections 180.1301 to 180.1331 of the WBCL.

A shareholder or beneficial shareholder who receives the Dissenters’ Notice or a beneficial shareholder whose shares are held by a nominee who is sent a Dissenters’ Notice must demand payment and certify as to his or her ownership of the shares in accordance with the Dissenters’ Notice. A shareholder or beneficial shareholder who holds certificated shares must also deposit his, her or its share certificates with Hometown (or Bank First as its successor) in accordance with the terms of the Dissenters’ Notice.
A dissenting shareholder or beneficial shareholder who demands payment and deposits his, her or its share certificate in accordance with the terms of the Dissenters’ Notice will retain all of the rights of a shareholder or beneficial shareholder, respectively, until those rights are canceled or modified by the consummation of the merger. Hometown may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the merger is effected or the restrictions released, in the event that it does not consummate the merger.
A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 180.1301 to 180.1331 of the WBCL. A shareholder or beneficial shareholder with certificated shares who does not deposit his, her or its share certificates where required and by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 180.1301 to 180.1331 of the WBCL. Hometown (or Bank First as its successor) may elect to withhold payment from a dissenter and instead make an offer of payment if that dissenter was not the beneficial owner of his, her or its shares prior to the date specified in the Dissenters’ Notice as the date on which the first announcement of the merger was made to the news media or to Hometown’s shareholders.
Payment
Except as described below, Hometown (or Bank First as its successor) must, as soon as the merger is effected or upon receipt of a payment demand, whichever is later, pay each shareholder who has complied with the payment demand and deposit requirements described above the amount Hometown (or Bank First as its successor) estimates to be the fair value of the shares, plus accrued interest. The offer of payment must be accompanied by:
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recent financial statements of Hometown;

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a statement of the estimate of the fair value of the shares;

•
an explanation of how the interest was calculated;

•
a statement of the dissenter’s right to demand payment under section 180.1328 of the WBCL if the dissenter is dissatisfied with the payment; and

•
a copy of sections 180.1301 to 180.1331 of the WBCL.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Hometown must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Hometown (or Bank First as its successor) must send a new Dissenters’ Notice if the merger is consummated after the return of certificates and any dissenting shareholders must repeat the payment demand procedure described above.
Section 180.1328 of the WBCL provides that a dissenter may notify Hometown (or Bank First as its successor) in writing of his, her or its own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, less any payment received from Hometown (or Bank First as its successor), if:
•
he or she believes that the amount paid or offered by Hometown (or Bank First as its successor) is less than the fair value of his or her shares or that Hometown (or Bank First as its successor) has calculated incorrectly the interest due;

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Hometown (or Bank First as its successor) fails to make payment within 60 days after the date set in the Dissenters’ Notice for demanding payment; or

•
Hometown, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment in the Dissenters’ Notice.

A dissenting shareholder waives his, her or its right to demand payment of his, her or its own estimate of fair value and interest under sections 180.1328 unless such dissenting shareholder provides Hometown (or Bank First as its successor) with notice of his, her or its demand, in conformance with the notice requirements of section 180.0141 of the WBCL, within 30 days after Hometown’s (or Bank First as its successor) making or offering of payment for the dissenting shareholder’s shares.

Litigation
If a demand for payment under section 180.1328 of the WBCL remains unsettled, Hometown (or Bank First as its successor) must commence a nonjury equity valuation proceeding in the Circuit Court of Fond du Lac County, Wisconsin (in the case of Hometown) or Manitowoc County, Wisconsin (in the case of Bank First), within 60 days after having received the payment demand under section 180.1328 of the WBCL and must petition the court to determine the fair value of the shares and accrued interest. If Hometown (or Bank First as its successor) does not commence the proceeding within those 60 days, the WBCL requires Hometown (or Bank First as its successor) to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Hometown (or Bank First as its successor) is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them.
The jurisdiction of the court in which the proceeding is brought is plenary and exclusive. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. An appraiser has the powers delegated to such appraiser in the court order appointing him or her or in any amendment to the order. Dissenters are entitled to the same discovery rights as parties in other civil proceedings.
Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such holder’s shares, plus interest, exceeds the amount paid or offered, as applicable, by Hometown (or Bank First as its successor).
The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Hometown (or Bank First as its successor), except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 180.1328 of the WBCL. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Hometown (or Bank First as its successor) if the court finds Hometown (or Bank First as its successor) did not substantially comply with the requirements of the WBCL, or against either Hometown (or Bank First as its successor) or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the WBCL.
If the court finds that the services of attorneys or experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award those attorneys’ reasonable fees out of the amounts awarded the dissenters who were benefited.
This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to the applicable portions of the WBCL, which are included as Annex B to this proxy statement/prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Annex B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.
We have not made any provision to grant you access to any of the corporate files of Bank First or Hometown, except as may be required by the WBCL, or to obtain legal counsel or appraisal services at the expense of Hometown (or Bank First as its successor).
Any dissenting shareholder who perfects his, her or its right to be paid the “fair value” of his, her or its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” at page 89.
You must do all of the things described in this section and as set forth in the WBCL in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the WBCL and you will only be entitled to receive the merger consideration as provided in the merger agreement. In view of the complexity of these provisions of Wisconsin law, shareholders of Hometown who are considering exercising their dissenters’ rights should consult their legal advisors.

Certain U.S. Federal Income Tax Consequences
See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 89 for a discussion on how the material federal income tax consequences of the merger will change if you elect to exercise dissenters’ rights in the merger.
The above description is a summary of the material provisions of Subchapter XIII of the WBCL. For complete information, you should review the text of those sections, which appear as Annex B to this proxy statement/prospectus.
Exchange of Shares in the Merger
The conversion of Hometown common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Hometown common stock for the merger consideration to be received pursuant to the terms of the merger agreement. For more information regarding the procedures for exchanging your shares of Hometown common stock for the merger consideration, including election and allocation procedures, see “The Merger Agreement  —  Procedures for Converting Shares of Hometown Common Stock into Merger Consideration” below.
Listing of Bank First Common Stock
Bank First has agreed to use its commercially reasonable efforts to cause the shares of Bank First common stock issuable in connection with the merger be approved for listing on Nasdaq subject to official notice of issuance, prior to the effective time of the merger.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The boards of directors of Bank First and Hometown have each unanimously approved the merger agreement, which provides for the merger of Hometown with and into Bank First, with Bank First as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, Hometown Bank, which is a Wisconsin state-chartered bank and a direct wholly-owned subsidiary of Hometown, will merge with and into Bank First, N.A., a national banking association and a direct wholly-owned subsidiary of Bank First, with Bank First, N.A. as the surviving bank of such merger. The terms and conditions of the merger of Bank First, N.A. and Hometown Bank are set forth in a separate bank plan of merger and merger agreement, referred to as the bank merger agreement, the form of which is attached as Exhibit B to the merger agreement. As provided in the bank merger agreement, the merger of Bank First, N.A. and Hometown Bank may be abandoned at the election of Bank First, N.A. at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of Bank First, N.A. and Hometown Bank as the bank merger.
The merger agreement allows Bank First to change the structure of the merger at any time and without the approval of Hometown if and to the extent that Bank First reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount or kind of merger consideration to be provided under the merger agreement, (ii) reasonably be expected to materially impede or delay consummation of the merger, (iii) adversely affect the federal income tax treatment of Hometown shareholders in connection with the merger, or (iv) require submission to or the approval of Hometown shareholders after the merger proposal has already been approved by Hometown’s shareholders. In the event of such election, the parties agree to execute an appropriate amendment to the agreement in order to reflect such election.
Closing and Effective Time of the Merger
The closing will take place on the business day prior to the effective time of the merger. The effective time of the merger will be the later of (i) the date and time of filing of the articles of merger with the WDFI by Bank First or (ii) the date and time when the merger becomes effective as set forth in such articles of merger, which will be the Friday before the earliest practicable conversion date, or such other date and time as the parties may mutually agree.
We currently expect that the merger will be completed as early as the first quarter of 2023, subject to obtaining the requisite approval from the shareholders of Hometown, the expiration of all regulatory waiting periods and other conditions, and obtaining a conversion date from UFS and Fiserv. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. No assurance is made as to whether, or when, Bank First and Hometown will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to Complete the Merger.”
Organizational Documents of the Surviving Company
At the effective time of the merger, Bank First Articles and Bank First Bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.
Board Composition and Management of Surviving Company
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Bank First, provided, however, that Bank First will appoint Timothy J. McFarlane as President and director of both Bank First and Bank First, N.A. at the effective time of the merger.
Merger Consideration
Under the terms of the merger agreement, at the effective time of the merger, each share of Hometown common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the election of each Hometown shareholder, either (i) $29.16 in cash (the “per share cash consideration”), or (ii) 0.3962 of a share of Bank First’s common stock (the “per share stock consideration”), subject to customary proration and allocation procedures such that at least 70% of Hometown shares will receive the stock consideration and no more than 30% of Hometown shares will receive the cash consideration. The aggregate cash consideration will be up to $36,633,361 and the aggregate stock consideration will be up to 1,659,138 shares of Bank First common stock. As a result, if the aggregate number of Hometown common shares with respect to which a valid cash election has been made exceeds the aggregate cash consideration limit, Hometown shareholders who have elected to receive the cash consideration will receive a mixture of both stock consideration and cash consideration in accordance with the proration procedures set forth in the merger agreement so that such aggregate cash consideration limit is not exceeded. The stock consideration and the cash consideration, as well as any necessary proration thereto in accordance with the merger agreement, are collectively referred to as the merger consideration.
The aggregate merger consideration (including the per share cash consideration and per share stock consideration) is also subject to a downward adjustment based on Hometown’s equity capital at closing. If Hometown’s equity capital (as calculated per the merger agreement) is less than $65,476,475 (which we refer to as the “Hometown equity minimum”) at the time of the closing of the merger, then the aggregate merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the Hometown equity minimum and Hometown’s equity capital at closing.
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Hometown shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Stock Market during the twenty consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
If Bank First or Hometown change the number of shares of Bank First common stock or Hometown common stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to Bank First common stock or Hometown common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted to give Hometown shareholders the same economic effect as contemplated by the merger agreement prior to any such event.
The value of the shares of Bank First common stock to be issued to Hometown shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Bank First common stock.
Procedures for Converting Shares of Hometown Common Stock into Merger Consideration
Exchange Agent
Bank First has designated Computershare, Inc. to act as the exchange agent in connection with the merger. The exchange agent shall also act as the agent for Hometown shareholders for the purpose of receiving their Hometown stock certificates and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, Bank First will deposit, or cause to be deposited, with the exchange agent the aggregate merger consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the aggregate merger consideration payable.
Election Forms and Procedures
The merger agreement allows each Hometown shareholder to make an election to exchange their shares of Hometown common stock for either the per share cash consideration, the per share stock consideration, or a combination thereof. At least 20 business days prior to the later of (1) the date of the Hometown special meeting or (2) a date agreed upon by Hometown and Bank First that is as near as practicable to five business days prior to the expected closing date, which date we refer to as the election deadline, Bank First will cause the exchange agent to send the Hometown shareholders election forms, which will include the appropriate form of letter of transmittal. Hometown shareholders can specify on such election form the number of their shares of Hometown common stock for which they desire to receive the cash consideration, the number of shares for which they desire to receive the stock consideration or to indicate that such shareholder has no preference as to the receipt of the cash consideration or stock consideration. The election forms must be returned to the exchange agent, along with certificates representing the shares subject to such election form, or a customary affidavit of loss and indemnity agreement, by the election deadline. If you are a Hometown shareholder and you do not return your election form by the election deadline or improperly complete or do not sign your election form, your shares will be considered non-election shares and will be converted into the right to receive only the stock consideration.
A Hometown shareholder may specify different elections with respect to different shares held by him or her. For example, if the shareholder has 100 shares, the shareholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.
Merger Consideration Allocation
Pursuant to the merger agreement, the total mix of cash consideration and stock consideration to be issued by Bank First to holders of Hometown common stock will be at least 70% stock consideration and no more than 30% cash consideration. The aggregate cash consideration will be up to $36,633,361 and the aggregate stock consideration will be up to 1,659,138 shares of Bank First common stock. To achieve that mix, the total number of shares of Hometown common stock to be converted into cash consideration (which, for this purpose, include the dissenting shares) shall be 1,256,288 shares, which we refer to as the cash conversion number. All other shares of Hometown common stock (other than Hometown cancelled shares and dissenting shares) shall be converted into stock consideration. The exchange agent will collect the election forms that are received prior to the election deadline, and determine:
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the number of shares of Hometown common stock with respect to which the holder has elected to receive stock consideration, which we refer to as the stock election shares;

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the number of shares of Hometown common stock with respect to which the holder has elected to receive cash consideration, which we refer to as the cash election shares, and such number of shares, as the cash election number; and

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the number of shares of Hometown common stock with respect to which the holder thereof has not made an effective election by the election deadline, which we refer to as the non-election shares.

No later than five business days after the effective time of the merger, the exchange agent will effect the allocation of the merger consideration such that if the total cash election number exceeds the cash conversion number, then (A) all stock election shares and all non-election shares shall be converted into the right to receive the stock consideration, and (B) the cash election shares of each holder of Hometown common stock will be converted into the right to receive the cash consideration in respect of that number of cash election shares equal to the product obtained by multiplying (x) the number of cash election shares of each holder by (y) a fraction, the numerator of which is the cash conversion number and the denominator of which is the total cash election number, with the remaining number of such holder’s cash election shares being converted into the right to receive the stock consideration.
Surrender of Hometown Stock Certificates
The exchange agent will also send letters of transmittal to holders of Hometown common stock who did not submit election forms by the election deadline no later than five business days following the closing date, along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates representing the shares of Hometown common stock held by the shareholder.
Following the effective time of the merger, the allocation of the merger consideration and the surrender to the exchange agent of the certificate(s) representing his or her shares of Hometown common stock, accompanied by a properly completed letter of transmittal, a Hometown shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares), and any dividends to which such holder is entitled pursuant to the merger agreement.
No dividends or other distributions with respect to Bank First common stock after completion of the merger will be paid to the holder of any unsurrendered Hometown stock certificates with respect to the shares of Hometown common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Hometown stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Bank First common stock represented by that certificate; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Bank First common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of Bank First common stock issuable in exchange for that certificate.
None of Bank First, the exchange agent or any other person will be liable to any former Hometown shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar law.
In the event any Hometown stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Bank First or the exchange agent, post a bond in such amount as Bank First or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
Bank First and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any Hometown shareholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
After completion of the merger, there will be no further transfers on the stock transfer books of Hometown other than to settle transfers of Hometown common stock that occurred prior to the effective time of the merger.
No interest will be paid or accrued on any amount payable upon cancellation of shares of Hometown common stock. The shares of Bank First common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of Hometown common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Hometown common stock.
If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Bank First that such tax has been paid or is not required to be paid. The shares of Bank First common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.
Representations and Warranties
The merger agreement contains customary representations and warranties of Bank First and Hometown relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of Bank First and Hometown have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Bank First and Hometown to each other primarily relate to:
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corporate organization, existence, power and authority;

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capitalization;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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regulatory approvals and consents required in connection with the merger and the bank merger;

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the accuracy of financial statements and effectiveness of internal controls;

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absence of material adverse effect;

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litigation and legal proceedings;

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compliance with laws and the absence of regulatory agreements;

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fees paid to financial advisors;

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tax matters; and

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus.

Hometown has also made representations and warranties to Bank First with respect to:
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material contracts;

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receipt of fairness opinion;

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employee benefit plans;

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labor and employee relations;

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environmental matters;

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investment portfolio;

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derivative transactions;

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loan portfolio;

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adequacy of allowances for loan losses;

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trust business and the administration of fiduciary accounts;

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investment management and related activities;

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repurchase agreements;

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deposit insurance;

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regulatory compliance and information security;

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transactions with affiliates;

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real and personal property matters;

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intellectual properties;

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insurance policies;

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absence of state takeover laws applicability;

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transaction costs; and

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compliance with the CARES Act and the Paycheck Protection Program.

Definition of “Material Adverse Effect”
Certain representations and warranties of Bank First and Hometown are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Bank First or Hometown, means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of “material adverse effect” excludes the following:
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changes in banking and similar laws of general applicability or interpretations thereof by any governmental authority;

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changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

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changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally;

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public disclosure of the transactions contemplated or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement;

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any failure by Hometown or Bank First to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

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changes in the trading price or trading volume of Bank First common stock; and

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the impact of this merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees, including the loss of personnel;

except, with respect to the first three bullets, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
Covenants and Agreements
Pursuant to the merger agreement, Bank First and Hometown have agreed to certain restrictions on their activities until the effective time of the merger. Bank First has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. Hometown has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, Hometown has agreed that it will use commercially reasonable efforts to:
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preserve its business organization and assets intact;

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keep available to itself and Bank First the present services of the current officers and employees of Hometown and its subsidiaries;

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preserve for itself and Bank First the goodwill of its customers, employees, lessors and others with whom business relationships exists; and

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continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

Bank First has also agreed that until the effective time of the merger, it and its subsidiaries will not take any or knowingly fail to take any action that is intended or is reasonably likely to:
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prevent, delay or impair Bank First’s ability to consummate the merger or the transactions contemplated by the merger agreement;

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agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement;

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result in the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

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materially impair Bank First’s ability to perform any of its obligations under the merger agreement or Bank First, N.A. to perform any of its obligations under the bank plan of merger; or

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agree or commit to do any of the foregoing.

Bank First has also agreed to, prior to the effective time, take all appropriate action so that as of the effective time of the merger, the number of directors constituting the Bank First board of directors and the Bank First, N.A. board of directors shall be increased by one and Timothy J. McFarlane shall be appointed as director of each entity, provided that Mr. McFarlane meets Bank First’s and Bank First’, N.A.’s standards for directors. Provided that Mr. McFarlane continues to meet the standards for directors of Bank First and Bank First, N.A., he will be nominated for reelection to the board of directors of Bank First and Bank First, N.A. at the next annual shareholder meeting of each entity immediately following the effective time to serve one (1) three-year term, and Bank First’s proxy materials with respect to such annual meeting shall include the recommendation of the board of directors of Bank First that its shareholders vote to elect him to the same extent as recommendations are made with respect to other directors on the Bank First board that are up for reelection at such annual meeting. Bank First has also agreed to take all appropriate action to appoint Timothy J. McFarlane as the President of Bank First and Bank First, N.A. at the effective time of the merger.
Hometown has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of Bank First, except as previously agreed to by the parties:
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(i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any new award or grant under the Hometown stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as permitted in the merger agreement, accelerate the vesting of any existing warrants, options or other rights, or (iii) except as permitted in the merger agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time;
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make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from wholly-owned subsidiaries to Hometown or (ii) dividends made in the ordinary course of business to service debt and trust preferred securities;

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enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Hometown or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of Hometown or its subsidiaries other than annual increases in base compensation and year-end bonuses previously disclosed to Bank First, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, (iv) to satisfy contractual obligations, or (v) as previously disclosed to Bank First;

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hire any person as an employee of Hometown or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $125,000 to fill vacancies that may arise from time to time in the ordinary course of business;

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enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with Bank First, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to Bank First, (iii) as previously disclosed to Bank First, or (iv) as may be required pursuant to the terms of the merger agreement) any Hometown benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Hometown or any of its subsidiaries;

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except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously disclosed to Bank First, pay, loan or advance any amount to (other than renewals of existing loans in accordance with the merger agreement), or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;

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except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Hometown or any of its subsidiaries;

•
acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by Bank First;

•
make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that Bank First shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) business days of its receipt of a written request from Hometown;

•
amend the Hometown Articles or the Hometown Bylaws or any equivalent documents of Hometown’s subsidiaries;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

•
except as previously disclosed to Bank First, enter into, amend, modify, terminate, extend, or waive any material provision of, any Hometown material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Hometown or any of its subsidiaries, or enter into any contract that would constitute a Hometown material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations reasonably requested by Bank First;

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other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Hometown or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by Hometown or any of its subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of Hometown or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

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(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

•
enter into any derivative transaction;

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incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

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unless mutually agreed upon by the parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Hometown investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320;

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make any changes to deposit pricing other than such changes made in the ordinary course of business;

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except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to Bank First, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Hometown or any of its subsidiaries to such borrower or its affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,000,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with Hometown’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Hometown or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $3,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where Hometown or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits shall require the prior written approval of the Chief Credit Officer or Senior Lender of Bank First, N.A., which approval or rejection shall be given in writing within three (3) Business Day after the complete loan package is delivered to such individual;
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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Hometown or its subsidiaries;

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except as required by applicable law, make or change any election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file or surrender any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or fail to timely pay any taxes (including estimated taxes) or fail to file timely any tax returns that become due;

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take any action that is intended or reasonably likely to result in either the merger or bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

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commit any act or omission which constitutes a material breach or default by Hometown or any of its subsidiaries under any agreement with any governmental authority or under any Hometown material contract, material lease or other material agreement or material license to which Hometown or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;

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foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental site assessment of the property in accordance with specified standards, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;

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take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair Hometown’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

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directly or indirectly repurchase, redeem or otherwise acquire any shares of Hometown capital stock or any securities convertible into or exercisable for any shares of Hometown capital stock;

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except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Bank First;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law; or

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take any action or fail to take any action that will cause Hometown’s equity capital at the effective time to be less than $65,476,475.

Hometown has also agreed:
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to cause to be delivered to Bank First resignations of all the directors of Hometown and its subsidiaries to be effective as of the effective time of the merger;

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to terminate certain contracts and pay any costs incurred in connection with such termination;

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to pay off and satisfy in full its outstanding loan with Midwestern Financial Corporation, Inc. (the “Midwestern Loan”) and to remove and terminate all related liens; and

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to fully dissolve all Hometown subsidiaries (other than Hometown Bank) prior to the closing.

Regulatory Matters
Bank First and Hometown agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing. Bank First has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.
Bank First and Hometown and their respective subsidiaries have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all necessary documentation, to effect all filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations; provided, however, that nothing contained in the merger agreement will require Bank First or any of its subsidiaries or Hometown or any of its subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to Hometown) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of Bank First, Hometown, the surviving entity or the surviving bank, after giving effect to the merger (a “burdensome condition”).
Bank First and Hometown will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Bank First or Hometown to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, Bank First and Hometown agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.
NASDAQ Listing
Bank First has agreed to use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters
Following the effective time of the merger, for a period the earlier of (i) six (6) months or (ii) as long as an employee of Hometown is a covered employee, Bank First must maintain employee benefit plans for those persons who are full-time employees of Hometown and its subsidiaries on the closing date of the merger and who become full-time employees of Bank First (referred to as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Bank First or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of Bank First or its subsidiaries). Bank First shall give the covered employees credit for their prior service with Hometown and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Bank First in which covered employees may be eligible to participate.
With respect to any Bank First health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year that includes the closing, if the covered employee is eligible to participate in such plans, Bank First or its applicable subsidiary must use its commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the Hometown benefit plan in which the covered employee participated immediately prior to the effective time of the merger.
Covered employees will be credited with an amount of paid time off equal to such covered employee’s accrued but unused paid time off at Hometown Bank (referred to as “carryover PTO”), provided, that (i) Bank First may allocate the carryover PTO and between vacation leave and sick leave in its discretion, and (ii) carryover PTO shall be limited to 80 hours per year for hourly employees, and salaried employees will not be allowed any carryover PTO.
Employees of Hometown who do not become employees of Bank First or Bank First, N.A. at the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation based on the number of years of service and position held with Hometown, with a minimum of five (5) times the employee’s weekly base pay and a maximum of eighteen (18) times the employees weekly base pay paid to any such employee, typically.
Bank First will establish a retention bonus pool, in an amount to be determined in the sole discretion of Bank First, in order to encourage certain Hometown employees to remain employed with Bank First, thereby assisting Bank First with continuity planning following the announcement and consummation of the transactions contemplated by the merger agreement.
Prior to the effective time of the merger, Hometown will effectuate the termination or discontinuation of certain benefits plans maintained by Hometown, as requested by Bank First.
Indemnification and Directors’ and Officers’ Insurance
The merger agreement provide that, for a period of six years after the effective time of the merger, Bank First shall indemnify and hold harmless the present and former directors and officers of Hometown and its subsidiaries against all costs or expenses, judgments, fines, losses, claims, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Hometown or its subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of Hometown in effect as of the date of the merger agreement to the extent permitted by applicable law (provided, however, that Bank First does not have any obligation to provide indemnification for any excluded claims (as defined in the merger agreement)).
For a period of six years after the effective time of the merger, Bank First will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Hometown or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Hometown; provided, however, that: (i) if Bank First is unable to obtain or maintain the directors’ and officers’ liability insurance, then Bank First will use its commercially reasonable efforts to provide as much comparable insurance as is reasonably available, and (ii) officers and directors of Hometown or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance. Bank First will not be required to expend for such tail insurance a premium amount in excess of an amount equal to 100% of the annual premiums paid by Hometown for director and officer insurance in effect as of the date of the merger agreement.
Bank First has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of Bank First and its subsidiaries will assume the obligations of indemnification under the merger agreement.
No Solicitation
Hometown has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Hometown or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Bank First) any information or data with respect to Hometown or any of its subsidiaries or otherwise relating to an acquisition proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Hometown is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Hometown or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of Hometown or any of its subsidiaries constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of Hometown; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Hometown or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Hometown or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
However, at any time prior to the Hometown special meeting, Hometown may take any of the actions described in the first paragraph of this “— No Solicitation” section if, but only if (i) Hometown receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, and (ii) the Hometown board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) the failure to take such action would cause it to violate its fiduciary duties to Hometown’s shareholders under applicable law, (iii) Hometown has provided Bank First with at least three (3) business days prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to Hometown or any of its subsidiaries or otherwise relating to an acquisition proposal, Hometown receives from such person a confidentiality agreement with terms no less favorable to Hometown than those contained in the confidentiality agreement with Bank First. Hometown must promptly provide to Bank First any non-public information regarding Hometown or any of its subsidiaries provided to any other person which was not previously provided to Bank First, and such additional information must be provided no later than the date of provision of such information to such other party.
A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Hometown or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Hometown common stock or more than 50% of the assets of Hometown and its subsidiaries (measured as a percentage of the fair value of the consolidated assets of Hometown), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Hometown reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by Bank First in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the shareholders of Hometown from a financial point of view than the merger.
Hometown must promptly (and in any event within 24 hours) notify Bank First in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Hometown or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Hometown has agreed that it will keep Bank First informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided below, neither the board of directors of Hometown nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Bank First in connection with the transactions contemplated by the merger agreement (including the merger), the Hometown recommendation, (ii) fail to reaffirm the Hometown recommendation within three business days following a request by Bank First, or make any statement, filing or release, in connection with the Hometown special meeting or otherwise, inconsistent with the Hometown recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the Hometown recommendation); (iii) approve or recommend, or propose to approve or recommend, any acquisition proposal; or (iv) enter into (or cause Hometown or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the foregoing) or (b) requiring Hometown to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.
Notwithstanding the foregoing, prior to the date of the Hometown special meeting, the board of directors of Hometown may withdraw, qualify, amend or modify the Hometown recommendation (“Hometown subsequent determination”), or terminate the merger agreement in order to concurrently enter into an agreement with respect to a superior proposal, after the fifth (5th) business day following Bank First’s receipt of a notice (the “notice of superior proposal”) from Hometown advising Bank First that the board of directors of Hometown has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of Hometown has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such action would cause it to violate its fiduciary duties to Hometown’s shareholders under applicable law, (ii) during the five (5) business day period after receipt of the notice of superior proposal by Bank First (the “notice period”), Hometown and the board of directors of Hometown shall have cooperated and negotiated in good faith with Bank First to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Hometown to proceed with the Hometown recommendation in favor of the merger with Bank First without a Hometown subsequent determination; provided, however, that Bank First does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement, and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Bank First since its receipt of such notice of superior proposal, the board of directors of Hometown has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, Hometown is required to deliver a new notice of superior proposal to Bank First and again comply with the foregoing requirements, except that the notice period will be reduced to three (3) business days.
Other Agreements
In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:
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each party will obtain certain consents and approvals from third parties;

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each party will keep the proprietary information of the other confidential;

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each party will notify the other of certain events and circumstances, including material litigation, a material adverse change, or other events and circumstances specified in the merger agreement;

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each party will cooperate to effect the merger of Bank First, N.A. and Hometown Bank;

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Hometown will terminate certain employee benefit plans;

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Bank First and Hometown will use their commercially reasonable efforts to facilitate the integration of Hometown with the business of Bank First following consummation of the merger and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Hometown and its subsidiaries;

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Hometown will terminate certain material contracts; and

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Bank First will use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Conditions to Complete the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
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the required approval by the shareholders of Hometown;

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the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions (as such term is defined in the merger agreement);

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the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

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the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

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the receipt of all required consents and approvals identified by the merger agreement;

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each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

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the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

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the absence of 10% or more of the outstanding shares of Hometown’s common stock exercising their dissenters’ rights;

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the absence of any material adverse effect in the financial condition, business or results of operations of Hometown, Hometown Bank, Bank First or Bank First, N.A.;

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the shares of Bank First common stock being approved for listing on the Nasdaq Capital Market;

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Bank First’s receipt from Hometown a duly executed payoff letter, in a form reasonably acceptable to Bank First, indicating that Hometown has paid off and satisfied in full the Midwestern Loan and all related liens have been removed and terminated;

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Hometown’s delivery of a certificate, dated as of the closing date and in form and substance required under Treasury Regulation Section 1.897-2(h) and as reasonably acceptable to Bank First, stating that Hometown and each of its subsidiaries are not and have not been a United States real property holding corporation;

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the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

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the performance by each party of its respective obligations under the merger agreement.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger:
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upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;

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by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority;

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by either party if the requisite Hometown shareholder approval is not obtained;

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by either party in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured prior to the earlier of thirty days of notice of the breach or two business days prior to the expiration date of the merger agreement and the terminating party is not itself in material breach;

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by either party if the merger is not consummated on or before May 31, 2023, subject to automatic extension to June 30, 2023 if the only outstanding condition to closing is the receipt of regulatory approvals, which we refer to as the expiration date;

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by Bank First if Hometown materially breaches its covenant not to solicit other offers;

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by Bank First if Hometown withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

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by Bank First if Hometown fails to properly call, give notice of, and commence a meeting of shareholders to vote on the merger;

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by Bank First if Hometown approves or recommends an acquisition proposal;

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by Bank First if Hometown fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by Bank First or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by Bank First;

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by Hometown if (i) the average closing price of Bank First common stock over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $63.88, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $75.15) is more than 15% greater than the decline in the NASDAQ Bank Index (as measured by dividing the average closing price of the NASDAQ Bank Index over the 20 trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,186.07); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement; or

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by Hometown if Hometown’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only if Hometown pays to Bank First the $6,200,000 termination fee.

Termination Fee
Hometown will pay Bank First a termination fee equal to $6,200,000 in the event of any of the following:
•
Bank First terminates the merger agreement because: (i) Hometown materially breached its covenant not to solicit other offers; (ii) Hometown withdrew, qualified, amended, modified or withheld its recommendation to its shareholders to approve the merger and the merger agreement to its shareholders, or made any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation); (iii) Hometown failed to properly call, give notice of, and commence a meeting of shareholders to vote on the merger; (iv) Hometown approved or recommended an acquisition proposal; (v) Hometown failed to publicly recommend against a publicly announced acquisition proposal within three (3) business days of being requested to do so by Bank First or failed to publicly reconfirm its recommendation to its shareholders within (3) business days of being requested to do so by Bank First; or (vi) Hometown resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions;

•
in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal was made known to senior management of Hometown or has been made directly to Hometown’s shareholders generally or an acquisition proposal shall have been publicly announced (and not withdrawn), and (i) the merger agreement is terminated by (A) Bank First or Hometown because the requisite Hometown shareholder approval was not obtained or (B) Bank First because of Hometown’s material breach of its representations and warranties or covenants in the merger agreement, and (ii) prior to the date within 12 months of such termination, Hometown enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not it’s the same acquisition proposal as that referred to above); or

•
Hometown terminates the merger agreement at any time before the receipt of Hometown shareholder approval for the purpose of entering into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to the effect of termination of the merger agreement, the confidential treatment of information and certain other provisions specified in the merger agreement, and (2) each of Bank First and Hometown will remain liable for any liabilities or damages arising out of fraud or its willful and material breach of any provision of the merger agreement.
Expenses and Fees
Except as specifically provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and all agreements and documents contemplated thereby, and the consummation of the transactions contemplated thereby, will be paid by the party incurring such costs or expenses.

Amendment; Waiver
Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties, except that after the Hometown special meeting no amendment may be made which by law requires further approval by the shareholders of Hometown without obtaining such approval.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
Voting Agreements
In connection with, and as a condition to, Bank First entering into the merger agreement, each director and executive officer of Hometown entered into a voting agreement with Bank First. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.
Pursuant to the voting agreements, each such director and executive officer has agreed to appear at the Hometown special meeting (in person or by proxy) and to vote his or her shares of Hometown common stock:
•
in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Hometown board of directors);

•
in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement;

•
against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Hometown contained in the merger agreement or the voting agreement; and

•
against any acquisition proposal or other action, agreement, or transaction that is intended or could reasonably be expected, to impede, interfere, or be inconsistent with, delay, postpone, discourage, or materially and adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, the voting agreements provide that each such shareholder party will not directly or indirectly, without the prior written consent of Bank First sell, transfer, pledge, assign or otherwise dispose of or encumber prior to the record date for the Hometown special meeting, any or all of his or her shares of Hometown stock, subject to limited exceptions.
Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to:
•
vote or execute any written consent to rescind or amend in any manner adverse to Bank First any prior vote or written consent, as a shareholder of Hometown, to approve or adopt the merger agreement unless the voting agreement is terminated;

•
invite or seek any acquisition proposal, support (or suggest that anyone else should support) any acquisition proposal that may be made, or ask the Hometown board of directors to consider, support or seek any acquisition proposal, or otherwise take any action designed to make any acquisition proposal more likely; and

•
meet or otherwise communicate with any person that has made or is considering making an acquisition proposal or any representative of such person after becoming aware that the person has made or is considering making an acquisition proposal.

The voting agreements will automatically terminate upon the earlier of (1) the effective time of the merger, (2) the amendment of the merger agreement in a manner that materially and adversely affects the shareholder’s rights set forth in the merger agreement, (3) termination of the merger agreement, or (4) three (3) years from the date of the voting agreement.
As of the Hometown record date, Hometown shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately 3,351,645 shares of Hometown common stock, which represented approximately 80.04% of the shares of Hometown common stock outstanding on that date.

Non-Competition and Non-Disclosure Agreements
In addition to the voting agreements, as a condition to Bank First entering into the merger agreement, each of the outside directors of Hometown entered into a non-competition and non-disclosure agreements with Bank First. Hometown also caused each outside director of Hometown Bank to execute and deliver the same subsequent to such date. The following summary of the non-competition and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the form of non-competition and non-disclosure agreement attached as Exhibit C to the merger agreement attached as Annex A to this document.
Each party to a non-competition and non-disclosure agreement has agreed to, among other things:
•
from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of Hometown for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

•
for a period of two years following the closing the merger:

•
not solicit or attempt to solicit any customers of Bank First, Bank First, N.A., Hometown or Hometown Bank, including actively sought prospective customers of Hometown Bank as of the effective time of the merger;

•
on such director’s own behalf or on behalf of others, not solicit or recruit or attempt to solicit or recruit any employee (full-time or temporary) of Bank First, Bank First, N.A., Hometown or Hometown Bank; and

•
directly on the director’s own behalf or on behalf any other person, not act as a director, manager, officer, or employee of any banking business that is the same or essentially the same as the banking business conducted by Bank First, Bank First, N.A. or Hometown or Hometown Bank and that has a banking office located within any county in Wisconsin where Hometown Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties.

The restrictions in the non-competition and non-disclosure agreements will automatically terminate upon the earlier of (i) the termination of the merger agreement or (ii) two years after the effective date of the merger.
Claims Letters
At the time of the execution of the merger agreement, and effective upon the closing of the merger, each director of Hometown executed a claims letter with Bank First. Hometown also caused each director of Hometown Bank to execute and deliver the same subsequent to such date. The following summary of the claims letters is subject to, and qualified in its entirety by reference to, the claims letter attached as Exhibit D to the merger agreement attached as Annex A to this document.
Pursuant to the claims letter, each director of Hometown and Hometown Bank released and discharged, effective upon the consummation of the merger, Hometown and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Bank First and Bank First, N.A.), of and from any and all liabilities or claims that such director has or claims to have, or previously had or claimed to have, solely in his or her capacity as an officer, director or employee of Hometown or any of its subsidiaries, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of Hometown or any of its subsidiaries, such as claims as a borrower under loan commitments and agreements, claims as a depositor under any deposit account with or as the holder of any certificate of deposit issued by Hometown Bank, claims on account of any services rendered by the director in a capacity other than as an officer, director or employee of Hometown or any of its subsidiaries, claims in his or her capacity of a shareholder of Hometown and claims as a holder of any check issued by any other depositor of Hometown Bank; (iii) any claims that the director may have under the merger agreement; or (iv) any right to indemnification that the director may have under the Hometown Articles of Hometown Bylaws or similar documents or any of its subsidiaries, Wisconsin law or the merger agreement.

THE COMPANIES
Bank First Corporation
Bank First was incorporated in Wisconsin in April 1982 and serves as the bank holding company for Bank First, N.A., a national banking association headquartered in Manitowoc, Wisconsin. As of September 30, 2022, Bank First had consolidated assets of approximately $3.64 billion, loans of $2.86 billion, deposits of $3.14 billion, and stockholders’ equity of $439.4 million. Bank First, N.A.’s deposits are insured by the FDIC.
On August 12, 2022, Bank First completed its previously announced acquisition of Denmark Bancshares, Inc., a Wisconsin corporation, pursuant to that certain Agreement and Plan of Merger by and between Bank First and Denmark, dated as of January 18, 2022. At the closing, Denmark merged with and into Bank First, with Bank First as the surviving corporation, and Denmark’s wholly-owned subsidiary bank, Denmark State Bank, merged with and into Bank First, N.A., with Bank First, N.A.as the surviving bank (collectively, the “Denmark merger”). After the closing of the merger, Bank First currently operates 26 banking offices in Wisconsin.
Bank First’s common stock is listed on Nasdaq under the trading symbol “BFC.”
Bank First’s principal office is located at 402 N. 8th Street, Manitowoc, Wisconsin 54220, and its telephone number at that location is (920) 4652-3100. Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Bank First is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 94.
Hometown Bancorp, Ltd.
Hometown is a Wisconsin corporation that was organized in April 1997 to serve as the holding company for Hometown Bank, a Wisconsin state-chartered bank founded in 1907. Hometown has no material business operations at the holding company level other than owning and managing its wholly-owned banking subsidiary, Hometown Bank. Hometown’s primary activities are to provide assistance in the management and coordination of the financial resources of Hometown Bank. Hometown’s principal asset is the outstanding capital stock of Hometown Bank, and Hometown derives its revenues primarily from the operations of Hometown Bank in the form of dividends received from Hometown Bank.
Hometown Bank is a state-chartered bank, chartered under the laws of the State of Wisconsin, which offers a broad range of commercial, agricultural and consumer banking services to small and mid-sized businesses and individuals. Headquartered in Fond du Lac, Wisconsin, Hometown Bank operates 10 offices located in communities throughout Wisconsin in the communities of Appleton, Cambridge, Fond du Lac, Harmony Grove, Neshkoro, Pardeeville, Poynette, Redgranite, St. Cloud, and Wautoma, Wisconsin. It serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking. Some of the products that Hometown Bank offers include checking accounts, savings accounts, money market accounts, cash management accounts, certificates of deposit, commercial and industrial loans, commercial real estate loans, construction and development loans, residential mortgages, consumer loans, credit cards, online banking, telephone banking and mobile banking.
In addition to Hometown Bank, Hometown has a subsidiary, Hometown Mortgage and Finance, Inc. (“HMF”). HMF wholly owns Apex Title Services, Inc. (“ATS”). HMF was formed for the purpose of extending credit for manufactured housing loans. ATS was formed for the purposes of providing title services. Hometown Bank has two wholly owned subsidiaries: Hometown Financial Services, Inc. (“HFS”) and FEB Nevada, Inc. (“FEB”). HFS was formed for the purpose of separating the bank’s retail investment subsidiary. FEB is a legacy subsidiary of a prior acquisition and its Nevada investment subsidiary. It is anticipated that the subsidiaries listed in this paragraph will be dissolved in connection with the contemplated transaction.
As a bank holding company, Hometown is subject to supervision and regulation by the Federal Reserve. As a state-chartered bank, Hometown Bank is subject to supervision and regulation by the Wisconsin Department of Financial Institutions  —  Division of Banking and the Federal Reserve.

Hometown’s principal office is located at 80 Sheboygan Street, Fond du Lac, Wisconsin 54935, and its telephone number at that location is (920) 907-0788. For more information, see the Hometown Bank’s website at www.htbwi.com. The information on Hometown’s website is not part of this proxy statement/prospectus, and the reference to the Hometown website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Products and Services
Hometown Bank is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Wisconsin. Hometown Bank offers a full complement of deposit, loan, and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans, agricultural loans and other installment and term loans and lines of credit, and a host of electronic products. The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to the bank. The bank does a substantial amount of business with individuals, as well as customers in small to medium-sized commercial, industrial, and professional businesses.
Deposits represent Hometown Bank’s primary source of funds to support earning assets. The bank offers traditional depository products, including checking, savings, money market, and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, the bank also offers drive-through banking facilities, automated teller machines, credit cards, debit cards, night depositories, personalized checks and safe deposit boxes.
Market Area and Competition
The markets in which Hometown operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, Hometown competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations, and other enterprises. Banks and other financial institutions with which Hometown competes may have capital resources and legal loan limits substantially higher than those maintained by Hometown. Many of Hometown’s competitors have greater resources, have broader geographic markets, have higher lending limits than those maintained by Hometown, and many of Hometown’s non-bank competitors have fewer regulatory constraints and may have lower cost structures.
The following table lists Hometown Bank’s deposit market share as of June 30, 2022 for each county in which Hometown Bank has a branch, as reported in the FDIC’s Summary of Deposits.
Market Area County	Market Rank	No. of Institutions in market	Deposits in Market (in 000’s)	Market Share
Columbia County, Wisconsin	3	9	$129,044	10.23%
Dane County, Wisconsin	27	34	$54,344	0.23%
Fond du Lac County, Wisconsin	4	11	$218,295	8.39%
Marquette County, Wisconsin	4	6	$34,154	11.95%
Outagamie County, Wisconsin	20	16	$29,390	0.64%
Waushara County, Wisconsin	2	7	$73,790	20.73%
The following table lists Hometown Bank’s deposit market share, as reported in the FDIC’s Summary of Deposits, for each city or town in which Hometown Bank has a branch, as of June 30, 2022.

Market Area	Market Rank	No. of Institutions in market	Deposits in Market (in 000’s)	Market Share
Appleton, Wisconsin	13	16	$29,390	0.83%
Cambridge, Wisconsin	1	2	$54,344	51.72%
Fond du Lac, Wisconsin	4	9	$127,883	7.85%
Harmony Grove, Wisconsin	3	3	$5	0%
Neshkoro, Wisconsin	1	1	$34,154	100.0%
Pardeeville, Wisconsin	1	2	$51,965	53.60%
Poynette, Wisconsin	1	1	$77,074	100.0%
Redgranite, Wisconsin	1	1	$17,600	100.0%
St. Cloud, Wisconsin	1	1	$90,412	100.0%
Wautoma, Wisconsin	3	4	$56,190	24.77%
Legal Proceedings
From time to time, Hometown or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither Hometown nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of Hometown’s management, would be expected to have a material adverse effect on Hometown’s business, operating results, financial condition, or prospects.
Employees
As of September 30, 2022, Hometown did not have any full-time equivalent employees and Hometown Bank employed 90 full-time equivalent employees. No employees of Hometown or Hometown Bank are covered by a collective bargaining agreement. Hometown considers its relationship with its employees to be good.
Description of Property
The principal executive offices of Hometown and Hometown Bank are located in Fond du Lac, Wisconsin. The principal executive office of Hometown and Hometown Bank is located at 80 Sheboygan Street, Fond du Lac, Wisconsin 54935. Hometown Bank owns this property. Hometown Bank operates nine (9) additional branch locations. All banking locations are set forth in the table below.

Office Location	Type of Location	Owned or Leased
4190 Boardwalk Court Appleton, WI 54914	Branch Office	Owned
221 W Main Street PO Box 48 Cambridge WI 53523	Branch Office	Owned
245 North Peters Avenue Fond du Lac, WI 54935	Branch Office	Owned
846 N. Main Street Neshkoro, WI 54960	Branch Office	Owned
512 South Main Street PO Box 398 Pardeeville WI 53954	Branch Office	Owned
105 S Main Street PO Box 67 Poynette WI 53955	Branch Office	Owned
300 E. Bannerman Avenue Redgranite, WI 54970	Branch Office	Owned
1200 Main Street St. Cloud, WI 53079	Branch Office	Owned
105 Plaza Road Wautoma, WI 54982	Branch Office	Owned

SECURITY OWNERSHIP OF CERTAIN HOMETOWN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the record date for the Hometown special meeting, the beneficial ownership of Hometown common stock by each of Hometown’s directors and executive officers, by Hometown’s directors and executive officers as a group, and by each person known to Hometown to beneficially own more than 5% ownership of the issued and outstanding Hometown common stock. Unless otherwise indicated, the address of each listed Hometown shareholder is c/o Hometown Bancorp, Ltd., 80 Sheboygan Street, Fond du Lac, Wisconsin 54935.
The percentages of beneficial ownership in the following table are calculated in relation to the 4,187,627 shares of Hometown common stock that were issued and outstanding as of the record date for the Hometown special meeting. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with Bank First in connection with entering into the merger agreement, to Hometown’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Directors, Executive Officers and 5% Shareholders	Amount and Nature of Beneficial Ownership of Common Stock(1)(2)	Ownership as % of Common Stock Outstanding(3)
Jeffrey J. Knauf	22,500(4)	*
Jeffrey Donovan	55,848(5)	1.33%
Thomas J. Gross	242,000	5.78%
Michael Stayer-Suprick	8,889(6)	*
Timothy J. McFarlane	151,571(7)	3.62%
Todd J. Lavey	583,279(8)	13.93%
Lynn M. Wehner	185,000(9)	4.42%
Ralph C. Stayer	2,102,558(10)	50.21%
All Directors and Executive Officers as a Group (8)	3,351,645	80.04%

Notes:
*
Denotes less than 1%.

(1)
In accordance with Rule 13d-v3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Hometown common stock if he or she has shares or voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from October 31, 2022. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
All ownership is solely Class A common stock. None of the individuals own any shares of Class B common stock.

(3)
Reflects 4,187,627 shares of common stock outstanding as of October 31, 2022.

(4)
Includes 20,000 shares held in the Alexandra Knauf 2010 Trust and 2,500 shares held jointly with his spouse.

(5)
Includes 24,737 shares held individually and 31,111 shares held jointly with his spouse.

(6)
Shares held jointly with his spouse.

(7)
Includes 66,353 shares held individually, 36,941 shares held jointly with his spouse, 32,352 shares held in a trust for the benefit of himself, and 15,925 shares held in a trust for the benefit of his spouse.

(8)
Includes 417,354 shares held individually, 76,925 shares held jointly with his spouse, 39,000 shares held in a trust for the benefit of himself, 32,000 shares held in a trust for the benefit of his spouse, and 18,000 shares held in an IRA account for the benefit of Jacob Lavey.

(9)
Includes 29,700 shares held individually, 65,175 shares held jointly with her spouse, and 90,125 shares held by the John P and Lynn M Wehner Revocable Trust dated February 15, 2007.

(10)
Includes 1,738,272 shares held individually and 364,286 shares held in the RFS 2010 Irrevocable Trust.

In accordance with voting agreements more fully described under “Ancillary Agreements to the Merger Agreement — Voting Agreements,” beginning on page 65, each director and executive officer of Hometown has entered into a separate written agreement in which such party has agreed, among other things, to vote his or her shares of Hometown common stock for the approval of the merger proposal. The form of voting agreement is attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. As of the Hometown record date, these directors and executive officers owned in the aggregate 3,351,645 shares of Hometown common stock, or 80.04% of the issued and outstanding shares of Hometown common stock.

DESCRIPTION OF CAPITAL STOCK OF BANK FIRST
As a result of the merger, Hometown shareholders who receive shares of Bank First common stock in the merger will become shareholders of Bank First. Your rights as shareholders of Bank First will be governed by Wisconsin law and the Bank First Articles and Bank First Bylaws. The following briefly summarizes the material terms of Bank First common stock. We urge you to read the applicable provisions of the WBCL, the Bank First Articles and the Bank First Bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of Bank First’s governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.” Bank First common stock is listed on the Nasdaq Capital Market under the symbol “BFC.”
Common Stock
Authorized.   Bank First has 20,000,000 shares of authorized common stock, $0.01 par value, of which 9,028,991 were outstanding as of November 9, 2022.
Voting Rights; No Cumulative Voting.   Each share of common stock entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of directors; provided, however, any person that beneficially owns, directly or indirectly, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares. There is no cumulative voting in the election of directors. All elections of directors are determined by a plurality of the votes cast, and except as otherwise required by the Bank First Articles or by applicable Wisconsin law, all other matters are approved if the votes cast within the voting group favoring an action exceed the votes cast opposing such action at a properly called meeting of shareholders.
Board of Directors.   Under the Bank First Bylaws and Bank First Articles, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors, but in no event shall the number of directors be less than six (6) nor more than fifteen (15). Currently, there are eleven (11) directors. The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of shareholders after their election with each director to hold office until his or her successor is duly elected and qualified. Directors are elected by a plurality of the votes cast at Bank First’s annual meeting by the holders of shares present, or represented by proxy and entitled to vote on the election of directors.
Dividends; Liquidation; Preemptive Rights.   Holders of shares of Bank First common stock are entitled to receive dividends only when, as and if approved by the Bank First board of directors from funds legally available for the payment of dividends. Bank First’s ability to pay dividends will be dependent on Bank First’s earnings and financial conditions and subject to certain restrictions imposed by state and federal laws. Bank First shareholders are entitled to share ratably in Bank First’s assets legally available for distribution to such shareholders in the event of Bank First’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of Bank First’s known debts and liabilities. These rights are subject to the preferential rights of any series of Bank First’s preferred stock that may then be outstanding. Holders of shares of Bank First common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of Bank First’s securities. All outstanding shares of Bank First common stock are validly issued, fully paid and nonassessable.
Bank First is a legal entity separate and distinct from Bank First, N.A. There are various restrictions that limit the ability of Bank First, N.A. to finance, pay dividends or otherwise supply funds to Bank First or other affiliates. In addition, subsidiary banks of holding companies are subject to certain restrictions under Sections 23A and 23B of the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases or sales of property, or furnishing of services.
The principal sources of funds to Bank First to pay dividends are the dividends received from Bank First, N.A. Consequently, dividends are dependent upon Bank First, N.A.’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by Bank First, N.A.’s regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years.
Under certain conditions, dividends paid to Bank First by Bank First, N.A. are subject to approval by the OCC. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under the Federal Deposit Insurance Corporation Improvement Act, banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.
Preemptive Rights; Liquidation.   Bank First common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of Bank First common stock. In the event of liquidation, holders of Bank First common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of Bank First preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to Bank First common stock.
Preferred Stock
Under the terms of the Bank First Articles, Bank First has authorized the issuance of up to 5,000,000 shares of serial preferred stock, $0.01 par value per share, any part or all of which shares may be established and designated from time to time by the Bank First board of directors by filing an amendment to the Bank First Articles, which is effective without shareholder action, in accordance with the appropriate provisions of the WBCL. Bank First Articles authorize Bank First’s board of directors to establish one or more series of preferred stock, and to establish such preferences, limitations and relative rights as may be applicable to each series of preferred stock. The issuance of preferred stock and the determination of the terms of preferred stock by the board, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Bank First common stock. Bank First does not currently have any shares of preferred stock issued and outstanding.
Anti-Takeover Provisions
General.   Bank First Articles and Bank First Bylaws, as well as WBCL, contain certain provisions designed to enhance the ability of Bank First’s board of directors to deal with attempts to acquire control of Bank First. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced. With respect to Bank First’s charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect Bank First’s shareholders generally and to provide Bank First’s board and shareholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.
Voting Requirements; Business Combinations or Control Share Acquisition.   The Bank First Articles require the affirmative vote of the holders of at least 80% of the then-outstanding shares of capital stock entitled to vote on the matter to approve certain business combinations; provided, however, in the case where the business combination has been approved a majority of the board of directors, then the business combination may be approved by an affirmative vote of the holders of the majority of the outstanding shares of Bank First. Bank First shareholder approval is required to approve the merger and transactions contemplated by the merger agreement.

Authorized but Unissued Stock.   The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of Bank First’s management.
Number and Classification of Directors.   Bank First Articles and Bank First Bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors, but in no event shall the number of directors be less than six (6) nor more than fifteen (15). The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of shareholders after their election with each director to hold office until his or her successor is duly elected and qualified. The classification of directors, together with the provisions in the Bank First Articles and Bank First Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board. Directors are elected by a plurality of the votes cast at Bank First’s annual meeting by the holders of shares present, or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of  “FOR” votes will be elected as directors. If, at the annual meeting, a shareholder does not vote for a nominee, or indicates “WITHHOLD” for any nominee on his, her or its proxy card, such vote will not count “FOR” the nominee.
Removal of Directors and Filling Vacancies.   Bank First Articles provide that any director may be removed from office by the affirmative vote of 80% of the outstanding shares entitled to vote for the election of such director taken at a meeting of shareholders called for that purpose. Bank First Bylaws provide that all vacancies on the board, including those created by an increase in the number of directors on the board of directors, may be filled by the remaining directors, and the director(s) so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.
Amendment of the Articles of Incorporation or Bylaws.   The affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote is required to amend or repeal certain provisions of the Bank First Articles, including those provisions regarding voting shares held in excess of the 20% limit described above, the election and removal of directors, business combinations, and indemnification of directors and officers. The Bank First Articles also provides that the board of directors may amend the Bank First Articles without shareholder approval pursuant to Section 180.1002 of the WBCL. Except as provided in Section 180.1002 of the WBCL, the Bank First Articles can only be amended by an affirmative vote of the holders of 66-2/3% of all outstanding shares of stock entitled to vote on such amendment.
The Bank First Bylaws may be amended, altered or repealed and new bylaws may be adopted by the Bank First board of directors with an affirmative vote of a majority of directors present at, or participating in, any meeting at which a quorum is present. Bylaws adopted by the shareholders cannot be amended or repealed by the board of directors if such bylaw so provides. The Bank First Bylaws provide that any action taken or authorized by the shareholders or by the board of directors, which would be inconsistent with the Bank First Bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the Bank First Bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

Special Meetings of Shareholders.   Under the Bank First Bylaws, special meetings of the shareholders may be called by the Chairman of the Bank First board of directors or Bank First’s Corporate Secretary, upon written request of a majority of the board of directors then in office. Bank First must give written or printed notice of the place, day and hour of each special shareholders’ meeting no fewer than 20 days nor more than 120 days before the meeting date to each shareholder of record entitled to vote at the meeting.
Shareholder Proposals and Nominations.   The Bank First Bylaws set forth advance procedures for proposal by a shareholder of business to be transacted at an annual or special meeting. The Bank First Bylaws provide that, for any shareholder proposal to be presented in connection with a meeting of the shareholders, the shareholder must give timely written notice thereof to Bank First’s Corporate Secretary in compliance with the advance notice and eligibility requirements contained in the Bank First Bylaws.
To be timely, a shareholder notice must be provided to the Corporate Secretary at the principal executive offices of Bank First; (1) in the case of an annual meeting of the shareholders, no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting (in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice will be considered timely if it is provided no earlier than the 120th day prior to the date of such annual meeting nor later than the 90th day prior to the date of such annual meeting, or if the first public announcement of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which the public announcement of the date of such annual meeting is first made by Bank First), and (2) in the case of a special meeting of the shareholders called for the purpose of electing directors, not earlier than the 120th day prior to such special meeting and no later than 90 days prior to such special meeting or the 10th day following the date on which notice of the date of such special meeting was mailed or public disclosure of the date of the special meeting was made (whichever occurs first).
The notice must contain the detailed information specified in the Bank First Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the chairman of the meeting.
Limitations on Directors’ and Officers’ Liability.   Article X of the Bank First Articles provides that Bank First shall indemnify to the fullest extent permitted by the WBCL each director and officer of Bank First, and any such other employee or agent of Bank First as the board of directors shall so resolve to indemnify. Article VIII of the Bank First Bylaws also provides for indemnification of directors and officers.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, shareholders of Hometown will become shareholders of Bank First. The rights of Hometown shareholders are currently governed by and subject to the laws of the State of Wisconsin, as amended, and the Hometown Articles and Hometown Bylaws. Upon completion of the merger, the rights of the former Hometown shareholders who receive shares of Bank First common stock will be governed by the WBCL and the Bank First Articles and Bank First Bylaws, rather than the Hometown Articles and Hometown Bylaws.
The following is a summary of the material differences between the rights of holders of Bank First common stock and holders of Hometown common stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the Bank First common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Wisconsin law; (2) the Bank First Articles; (3) the Hometown Articles; (4) the Bank First Bylaws; and (5) the Hometown Bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Wisconsin law, as well as the governing corporate instruments of each of Bank First and Hometown, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders
Corporate Governance	Bank First is a Wisconsin corporation. The rights of Bank First shareholders are governed by Wisconsin law, the Bank First Articles and the Bank First Bylaws.	Hometown is a Wisconsin corporation. The rights of Hometown shareholders are governed by Wisconsin law, the Hometown Articles and the Hometown Bylaws.
Authorized Capital Stock
Bank First’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.
The Bank First Articles authorize Bank First’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Bank First preferred stock in each series.
As of November 9, 2022, there were 9,028,991 shares of Bank First common stock outstanding and no shares of Bank First preferred stock outstanding.

Hometown is authorized to issue 13,000,000 shares, par value $0.01 per share, consisting of 10,000,000 Class A common stock, 2,000,000 Class B common stock, and 1,000,000 preferred stock.
The Hometown Articles authorize Hometown’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Hometown preferred stock in each series.
As of October 31, 2022, there were 4,187,627 shares of Hometown Class A common stock issued and outstanding, no shares of Hometown Class B common stock issued and outstanding, and no

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders
shares of Hometown preferred stock outstanding.
Preemptive Rights	The Bank First Articles provide that shareholders do not have preemptive rights.	The Hometown Articles do not provide shareholders with preemptive rights.
Voting Rights
Each holder of shares of Bank First common stock is entitled to one vote for each share held on all questions submitted to holders of shares of Bank First common stock, provided, however, any person that beneficially owns, directly or indirectly, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares.
Other matters (other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Wisconsin law or the Bank First Articles) require, of the shares represented at the meeting and entitled to vote on the subject matter, the votes cast within the voting group favoring the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.

Each share of Hometown Class A common stock has one vote for each matter submitted to a vote at a meeting of shareholders. Each share of Hometown Class B common stock is only entitled to vote on matters as required under the WBCL.
Other matters (other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Wisconsin law or the Hometown Articles) require, of the shares represented at the meeting and entitled to vote on the subject matter, the votes cast within the voting group favoring the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.

Cumulative Voting	Holders of shares of Bank First common stock do not have cumulative voting rights at elections of directors.	Holders of shares of Hometown Class A common stock do not have cumulative voting rights at elections of directors and the holders of Hometown Class B common stock are not entitled to vote at elections of directors.
Size of the Board of Directors	The Bank First Bylaws provide for a board of directors consisting of not less than 6 and not more than 15 directors as fixed from time to time by a resolution of Bank First’s board. Currently, there are eleven (11) directors on Bank First’s board of directors.	The Hometown Bylaws provide that the number of directors of the corporation shall be eight (8), or such other number as determined by the shareholders or board of directors from time to time. Currently, there are seven (7) directors on Hometown’s board of directors.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders
Independent Directors	A majority of the Bank First board of directors must be comprised of independent directors as defined in the listing rules of NASDAQ.	Hometown is not subject to any requirement with respect to independent directors.
Term of Directors and Classified Board	Bank First Articles and Bank First Bylaws provide that the directors shall be divided into three classes of not less than two nor more than five directors each, with one class to be elected annually. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office of three years, with each director to hold office until his or her successor shall have been elected and qualified or until their earlier resignation, death, or removal from office.	The Hometown Bylaws provide that the directors shall be divided into three classes of not less than two nor more than three directors each, with one class to be elected annually. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office of three years, with each director to hold office until his or her successor shall have been elected and qualified or until their earlier resignation, death, or removal from office.
Election of Directors	Bank First directors are elected by a plurality of the votes cast at an annual meeting of shareholders at which a quorum is present.	Hometown directors are elected by a majority of the votes cast at an annual of shareholders at which a quorum is present.
Removal of Directors	The Bank First Articles provide that a director may be removed from office by the affirmative vote of the holders of 80% of the outstanding shares entitled to vote at an election of such director.	The WBCL provides that a director may be removed from office by shareholders holding shares entitled to vote for the election of such director at a special meeting of shareholders called for such purpose at which quorum is present if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.
Filling Vacancies of Directors	The Bank First Articles and Bank First Bylaws provide that if a vacancy occurs, the remaining directors may fill such vacancy on the board of directors, including a vacancy created by an increase in the number of directors. In the absence of action by the remaining directors, the shareholders may fill such vacancy at a special meeting or an annual meeting in accordance with the Bank First Articles and Bylaws. A director elected to fill a vacancy will serve until the expiration of the term of his or her predecessor. Any	The Hometown Bylaws provide any vacancy occurring in the Board of directors may be filled only by the affirmative vote of a majority of the directors then in office, although such directors may constitute less than a quorum, or by the shareholders. If the vacant office was created by removal of a director by vote of the shareholders, the shareholders shall have the right to fill such vacancy.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders
vacancy created by the removal of a director by the shareholders may be replaced by an affirmative vote of 80% of the outstanding shares entitled to vote at an election of such director.
Director Qualifications	Bank First Bylaws provide that any director who reaches the age of 70 may not be nominated for election to the board of directors, and any director who reaches the age of 70 during the course of his or her term as director will serve up to the first annual meeting following such birthday, at which point his or her term will end.	Hometown’s Bylaws provide that to be eligible for nomination as a director, an individual must either (i) own at least 1,000 shares of Hometown common stock, or (ii) enter into a binding agreement to purchase at least 1,000 shares of Hometown common stock on or before the expiration of such individual’s prospective term as a director.
Amendments to Articles	The Bank First Articles provide that the board of directors may amend the Articles without shareholder approval pursuant to Section 180.1002 of the WBCL. Except as provided in Section 180.1002 of the WBCL, the Bank First Articles can only be amended by an affirmative vote of the holders of 66-2/3% of all outstanding shares of stock entitled to vote on such amendment. In the case of an amendment of Articles V (directors), VII (Amendment), VIII (Shareholders Vote Required for Merger), IX (Control Share Acquisitions), and X (Indemnification) of the Bank First Articles, the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote on such amendment will be required. Notwithstanding the foregoing, the affirmative vote of a majority of the outstanding shares of stock entitled to vote on an amendment is sufficient to adopt any amendment which is approved by a resolution of the majority of the entire board of directors in office at such time, if it was adopted by the board prior to the mailing to	The Hometown Articles may be amended in accordance with the WBCL, which generally requires the approval of the Hometown board of directors and the holders of a majority of the votes entitled to be cast on the amendment.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders

shareholders of the notice of the meeting at which the shareholders’ vote on such matter is held.
The Bank First Articles provide that if a vote to amend the Bank First Articles requires the vote of one or more class of outstanding shares, voting separately as a class, then the 66-2/3%, 80% or majority vote required by the Bank First Articles shall also apply to each such class, voting separately as a class.

Bylaw Amendments
The Bank First Bylaws may be amended, altered or repealed and new bylaws may be adopted by the Bank First board of directors with an affirmative vote of a majority of directors present at, or participating in, any meeting at which a quorum is present. Bylaws adopted by the shareholders cannot be amended or repealed by the board of directors if such bylaw so provides.
The Bank First Bylaws provide that any action taken or authorized by the shareholders or by the board of directors, which would be inconsistent with the Bank First Bylaws then in effect but is taken or authorized by an affirmative vote of not less than the number of shares or the number of directors required to amend the Bank First Bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily amended or suspended, but only so far as is necessary to permit the specific action so taken or authorized.
The Hometown Bylaws may be amended, altered or repealed and new bylaws may be adopted by the Hometown board of directors with an affirmative vote of at least two-thirds of directors. The shareholders may alter, amend or repeal the Hometown Bylaws or adopt a new bylaw by the affirmative vote of a majority of shares of outstanding, even though the bylaws may also be amended or repealed by the board of directors.
Merger, Consolidations or Sales of Substantially All Assets; Anti-Takeover Provisions	Bank First Articles provide that (A) any merger or consolidation with one or more other corporations (regardless of which is the surviving corporation) or (B) any sale, lease or exchange of all or substantially all of the property and assets of Bank First to or with one or more other	Under the WBCL, subject to certain exceptions, a merger or share exchange must be adopted and approved by the board of directors, and submitted to the shareholders at a meeting of a corporation’s shareholders for approval by each voting group entitled to vote

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders
	corporations, persons or other entities requires the affirmative vote of at least 80% of the outstanding shares of capital stock entitled to vote on the matter. However, if a transaction referenced above is approved by a majority of the board of directors prior to the mailing of the notice of the meeting at which the shareholders’ vote on such matter is to be held, then an affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on the matter shall be sufficient to approve such transaction. If the WBCL or the Bank First Articles require a vote of shareholders of one or more classes of outstanding shares, voting separately as a class, for approval of such transactions described above, then the 80% or majority vote required shall also apply to each such class, voting separately.	separately on the plan, by a majority of all the votes entitled to be cast on the plan or share exchange by that voting group.
Annual Meetings of the Shareholders	Bank First Bylaws provide that the annual meeting of the shareholders is to be held once each calendar year, with the interval between such annual meetings to be no less than nine months nor more than 15 months. The annual meeting is to be held at such time and at such place as determined by the board of directors and stated in the notice.	The Hometown Bylaws provide that the annual meeting of shareholders of Hometown will be held on the third Monday in June of each year, or at such other time as determined by the board of directors. If the election of directors shall not be held on the day designated for the annual meeting, the board of directors will cause the election to be held at a special meeting of the shareholders as soon thereafter as is convenient.
Special Meetings of the Shareholders	Under the Bank First Bylaws, special meetings of the shareholders may be called by the Chairman of the board of directors or the Corporate Secretary, upon written request of a majority of the board of directors then in office.	The Hometown Bylaws provide that special meetings of the shareholders may be called for any purpose or purposes, unless otherwise prescribed by the WBCL, by the Board of directors, the President, or by the person designated in the written demand by holders of at least 10% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The corporation

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders
shall give notice of such a special meeting not less than 10 nor more than 50 days before the date of the meeting, unless otherwise prescribed by the WBCL.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings
Rule 14a-8 promulgated by the SEC under the Exchange Act establishes the rules for shareholder proposals intended to be included in a public company’s proxy statement. Rule 14a-8 applies to Bank First. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.
Other than proposals brought under Rule 14a-8, the Bank First Bylaws set forth advance procedures for proposal by a shareholder of business to be transacted at an annual or special meeting. The Bank First Bylaws provide that, for any shareholder proposal to be presented in connection with a meeting of the shareholders, the shareholder must give timely written notice thereof to Bank First’s Corporate Secretary in compliance with the advance notice and eligibility requirements contained in the Bank First Bylaws.
To be timely, a shareholder notice must be provided to the Corporate Secretary at the principal executive offices of Bank First; (1) in the case of an annual meeting of the shareholders, no earlier than the 120th day and no later than the 90th day prior to the first anniversary of

Rule 14a-8 of the Exchange Act does not apply to Hometown.
Under the Hometown Bylaws, a shareholder nomination or proposal for the annual meeting must be received by the Secretary of Hometown not earlier than 90 days and not later than 60 days prior to the date of the previous year’s annual meeting, or if no annual meeting was held in the previous year, the 10th day following the day on which notice of the annual meeting was mailed by Hometown to the shareholders.
The notice must contain the detailed information specified in the Hometown Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be disregarded by the Chairman of the meeting.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders

the preceding year’s annual meeting (in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice will be considered timely if it is provided no earlier than the 120th day prior to the date of such annual meeting nor later than the 90th day prior to the date of such annual meeting, or if the first public announcement of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which the public announcement of the date of such annual meeting is first made by Bank First), and (2) in the case of a special meeting of the shareholders called for the purpose of electing directors, not earlier than the 120th day prior to such special meeting and no later than 90 days prior to such special meeting or the 10th day following the date on which notice of the date of such special meeting was mailed or public disclosure of the date of the special meeting was made (whichever occurs first).
The notice must contain the detailed information specified in the Bank First Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the Chairman of the meeting.

Notice of Shareholder Meetings	Bank First must give written, electronic transmission, or printed notice, or if such forms of personal notice are impracticable, public notice of the place, day and hour of each annual and special shareholders’ meeting. For annual meetings such notice must be no fewer than 50 days nor more than	Hometown must give written, electronic transmission, or printed notice, or if such forms of personal notice are impracticable, public notice stating the date, time and place of any meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders
	120 days before the date of such meeting. For special meetings such notice must be no fewer than 20 days nor more than 120 days before the date of such meeting. Unless otherwise provided by WBCL, notice of the annual meeting need not include a description of the purpose for which the meeting is called.	called, shall be delivered not less than 10 days nor more than 50 days before the date of the meeting (unless a different time is provided by the WBCL), by or at the direction of the President, the Board of Directors or the Secretary or other officer calling the meeting, to each shareholder of record entitled to vote at such meeting.
Liability and Indemnification of Directors and Officers
Bank First Articles and Bank First Bylaws provide that Bank First shall indemnify, to the fullest extent permitted by Wisconsin law, each person who may serve or who has served at any time as a director or officer of Bank First or of any of its subsidiaries, or who at the request of Bank First may serve or at any time has served as a director, officer, partner, trustee, member of any decision-making committee, employee or agent of, or in a similar capacity with, another organization, for all reasonable expenses incurred in connection with any proceeding to the extent he or she has been successful on the merits or otherwise. The WBCL provides that Bank First shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of Bank First against reasonable expenses incurred by him or her in connection with the proceeding.
In cases where a director of officer is not successful on the merits or otherwise, Bank First shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of Bank First, unless liability was incurred because the director or officer breached or failed
The WBCL provides that Hometown shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of Hometown against reasonable expenses incurred by him or her in connection with the proceeding.

Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders

to perform a duty that he or she owes to Bank First and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with Bank First or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.
The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of a director or officer is not required.
Indemnification by Bank First includes payment of reasonable expenses incurred in defending a proceeding in advance of the final disposition of such action or proceeding upon receipt from the person to be indemnified of (i) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties and (ii) a written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by Bank First, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required and that indemnification is not ordered by a court. This undertaking shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance, and may be secured or unsecured.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders
Limitation of Director Liability
The Bank First Bylaws provide that a director or officer is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or shareholders, for damages, or any other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes; (a) a willful failure to deal with the corporation or shareholders in connection with a matter in which the director or officer had a material conflict of interest, (b) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful, (c) a transaction from which the director or officer derived an improper personal profit, or (d) willful misconduct.
The limitation of liability of directors and officers does not apply for improper declarations of dividends, distribution of assets, corporate purchase of its own shares, distribution of assets to shareholders during liquidation, or for corporate loans made to an officer or director under the WBCL.
The WBCL states that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation, or its shareholders, for damages, settlements, fees fines, penalties, or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as director, unless the person asserting liability proves that the breach or failure to perform constitutes either; (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest, (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (c) a transaction from which the director derived an improper personal profit, or (d) willful misconduct.
Dividends	The WBCL prohibits a Wisconsin corporation from making any distributions to its shareholders if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the	The provisions of the WBCL are also applicable to Hometown and its shareholders.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Hometown Shareholders
preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
Appraisal/Dissenters’ Rights
Under the WBCL, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.
A shareholder of a corporation is not entitled to dissent in connection with a merger under the WBCL if the corporation is a parent corporation merging with its 90% owned subsidiary, and certain other requirements are met regarding maintaining identical rights for the shares outstanding prior to the merger, no change in the articles of incorporation of the surviving corporation as a result of the merger, and the number of shares outstanding immediately after the merger plus the number of shares issuable as a result of the merger do not exceed by more than 20 percent the number of shares of the parent outstanding immediately prior to the merger.
Additionally, except as provided otherwise in a corporation’s articles of incorporation, dissenters’ rights are not available to holders of shares registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system.
The provisions of the WBCL are also applicable to Hometown and its shareholders. Hometown shareholders are entitled to dissenters’ rights.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Bank First (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Hometown common stock that exchange their shares for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of Hometown common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.
The discussion applies only to U.S. holders of shares of Hometown common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Hometown common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If a partnership (including any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Hometown common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Hometown common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in those laws after the date of this proxy statement/prospectus.
Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Alston & Bird, counsel to Bank First, has rendered its tax opinion to Bank First, and Reinhart, counsel to Hometown, has rendered its tax opinion to Hometown, in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.
The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Bank First and Hometown of tax opinions from Alston & Bird and Reinhart, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both Bank First and Hometown. Neither Bank First nor Hometown currently intends to waive this condition to its obligation to consummate the merger. If either Bank First or Hometown waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Hometown shareholders have materially changed, Bank First and Hometown will recirculate appropriate materials to resolicit the votes of Hometown shareholders.
The opinions of Alston & Bird and Reinhart provided to Bank First and Hometown, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in material facts and completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their legal opinions, Alston & Bird and Reinhart will rely on representations and covenants of Bank First and Hometown, including those representations contained in certificates of officers of Bank First and Hometown, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. Bank First and Hometown have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions.
The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders that Exchange Hometown Stock Solely for Bank First Common Stock
Subject to the discussion below relating to the receipt of cash instead of a fractional share, a U.S. holder that exchanges Hometown common stock solely for shares of Bank First common stock:
•
would generally not recognize any gain or loss on the exchange;

•
would generally have an aggregate tax basis in the Bank First common stock received in the merger (including any fractional share of Bank First common stock deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the Hometown common stock surrendered in exchange therefor; and

•
would generally have a holding period for the shares of Bank First common stock received in the merger (including any fractional share of Bank First common stock deemed received and exchanged for cash, as discussed below) that includes its holding period for its shares of Hometown common stock surrendered in exchange therefor.
If you acquired different blocks of Hometown common stock at different times or at different prices, the adjusted tax basis and holding period for Bank First common stock you receive in the merger would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of Hometown common stock surrendered in exchange therefor. U.S. holders should consult their tax advisors regarding the manner in which shares of Bank First common stock should be allocated among different blocks of their Hometown common stock surrendered in the merger.
U.S. Holders that Exchange Hometown Stock Solely for Cash
A U.S. holder that exchanges shares of Hometown stock for a combination of Bank First common stock and cash would generally recognize gain (but not loss) in an amount equal to the lesser of (1) the excess, if any, of (a) the sum of the cash received and the fair market value of the shares of Bank First common stock received as merger consideration over (b) such U.S. holder’s adjusted tax basis in its Hometown common stock surrendered or (2) the amount of cash consideration received. Any gain recognized generally would be capital gain and would be long-term capital gain if, as of the effective time of the merger, the U.S. holder’s holding period for its shares of Hometown common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
U.S. Holders that Exchange Hometown Stock for a Combination of Bank First Common Stock and Cash
A U.S. holder that exchanges shares of Hometown stock for a combination of Bank First common stock and cash would generally recognize gain (but not loss) in an amount equal to the lesser of (1) the excess, if any, of (a) the sum of the cash received and the fair market value of the shares of Bank First common stock received as merger consideration over (b) such U.S. holder’s adjusted tax basis in its Hometown common stock surrendered or (2) the amount of cash consideration received. Any gain recognized generally would be capital gain and would be long-term capital gain if, as of the effective time of the merger, the U.S. holder’s holding period for its shares of Hometown common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. In addition, gain recognized may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
The aggregate tax basis of a U.S. holder’s shares of Bank First common stock received (including any fractional shares deemed received and exchanged for cash, as discussed below) in exchange for shares of Hometown common stock pursuant to the merger will be equal to the U.S. holder’s aggregate tax basis of its shares of Hometown stock surrendered, reduced by the amount of cash consideration received (other than cash received in lieu of a fractional share of Bank First common stock) and increased by the amount of gain, if any, recognized by such U.S. holder on the exchange (other than any gain recognized with respect to the receipt of cash in lieu of a fractional share of Bank First common stock). A U.S. holder’s holding period of the shares of Bank First common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will include such U.S. holder’s holding period of the shares of Hometown common stock surrendered in the merger. If a U.S holder acquired different blocks of Hometown common stock at different times or at different prices, the basis and holding period of Bank First common stock received in the merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Hometown stock exchanged therefor. Holders should consult their tax advisors regarding the manner in which shares of Bank First common stock should be allocated among different blocks of their Hometown common stock surrendered in the merger.
Cash Instead of Fractional Shares
If a U.S. holder receives cash instead of a fractional share of Bank First common stock, the U.S. holder would generally be treated as having received such fractional share of Bank First common stock in the merger and then as having exchanged the fractional share for cash. Accordingly, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received in exchange for such fractional share and the U.S. holder’s tax basis allocable to the fractional share of Bank First common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Hometown common stock surrendered therefor, as discussed above) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
Shareholders Exercising Dissenters’ Rights
Upon its exercise of dissenters’ rights, a U.S. holder of Hometown common stock would exchange all of its Hometown common stock for cash. Accordingly, such U.S. holder would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Hometown common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Hometown stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
Net Investment Income Tax
A non-corporate U.S. holder of Hometown common stock is generally subject to an additional 3.8% tax on the lesser of (1) the holder’s “net investment income” (as defined in the Code) for the relevant taxable year or (2) the excess of the holder’s modified adjusted gross income for the taxable year over a certain threshold which depends on the individual’s U.S. federal income tax filing status. Net investment income generally would include any capital gain recognized in connection with the merger or due to the exercise of dissenters’ rights. U.S. holders should consult their tax advisors as to the application of this additional tax to their circumstances.
Potential Dividend Treatment
In some cases, if a U.S. holder of Hometown common stock actually or constructively owns shares of Bank First common stock (other than the Bank First common stock received as consideration in connection with the merger), the U.S. holder’s gain realized could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be taxable as dividend income to the extent of the U.S. Holder’s ratable share of Bank First’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. The determination of whether a U.S. holder will recognize capital gain or dividend income as a result of its exchange of Hometown common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of Hometown stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
If a U.S. holder that receives Bank First common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts about the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Hometown stock surrendered by such U.S. holder in the merger and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any holder of Hometown common stock that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of Hometown common stock, or (2) owned Hometown securities with a tax basis of  $1 million or more.
This discussion of certain material U.S. federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger. It is for general information purposes only and is not intended to be and does not constitute tax advice. Holders of Hometown common stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger (or exercise of dissenters’ rights) in light of their particular situations, as well as any tax consequences arising under any other U.S. federal tax laws, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Hometown common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.

OTHER MATTERS
As of the date of this proxy statement/prospectus, Hometown board of directors knows of no other matters that will be presented for consideration at the Hometown special meeting, other than as described in this proxy statement/prospectus. If any other matters properly come before the Hometown special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxies as to any of these matters.
LEGAL MATTERS
The validity of Bank First common stock to be issued in connection with the merger will be passed upon for Bank First by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Bank First and Hometown by Alston & Bird LLP (Atlanta, Georgia) and Reinhart Boerner Van Deuren s.c. (Milwaukee, Wisconsin), respectively.
EXPERTS
The consolidated financial statements of Bank First Corporation as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021 have been audited by FORVIS, LLP (formerly, Dixon Hughes Goodman, LLP), an independent registered public accounting firm, as set forth in their report appearing in its Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Denmark Bancshares, Inc. as of December 31, 2021 and December 31, 2020 and for each of the two years in the period ended December 31, 2021 have been audited by Plante & Moran, PLLC, an independent auditor, as set forth in their report, which has been incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Bank First has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that Hometown shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about Bank First and Bank First common stock. The rules and regulations of the SEC allow Bank First to omit certain information included in the registration statement from this proxy statement/prospectus.
Bank First also files annual, quarterly and current reports, and other information with the SEC. Bank First’s SEC filings are available to the public at the SEC’s web site at www.sec.gov. You may also read and copy any document Bank First files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You will also be able to obtain these documents, free of charge, from Bank First by accessing Bank First’s website at http://www.bankfirst.com. Copies can also be obtained, free of charge, by directing a written request to:
Bank First Corporation
402 North 8th Street
Manitowoc, Wisconsin 54220
Attention: General Counsel/Corporate Secretary
Telephone: (920) 652-3100
The SEC allows Bank First to “incorporate by reference” into this proxy statement/prospectus certain information in documents filed by Bank First with the SEC, which means that Bank First can disclose important information to you by referring you to those documents without actually including the specific information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Bank First incorporates by reference into this proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•
Bank First’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022;

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Bank First’s Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting, filed with the SEC on April 22, 2022;

•
Bank First’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 10, 2022, for the quarterly period ended June 30, 2022, filed with the SEC on August 9, 2022, and for the quarterly period ended September 30, 2022, filed with the SEC on November 9, 2022;

•
Bank First’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 19, 2022, January 21, 2022, April 15, 2022, June 3, 2022, June 15, 2022, June 16, 2022, July 26, 2022, August 15, 2022 and September 9, 2022;

•
The audited consolidated financial statements of Denmark Bancshares, Inc. and subsidiaries as of December 31, 2021 and 2020 and for each of the years in the two years ended December 31, 2021 contained in Exhibit 99.2 to Bank First’s 8-K/A filed with the SEC on September 9, 2022;

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The unaudited consolidated financial statements of Denmark Bancshares, Inc. and subsidiaries as of and for the six months ended June 30, 2022 and June 30, 2021 contained in Exhibit 99.3 to Bank First’s 8-K/A filed with the SEC on September 9, 2022; and

•
the description of Bank First’s common stock included as Exhibit 4.2 on Form 10-K, filed with the SEC on March 16, 2022, and any other amendment or report filed for the purposes of updating such description.

All reports and other documents Bank First subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof deemed furnished and not filed in accordance with SEC rules), prior to the termination of this offering, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that Bank First files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this proxy statement/prospectus commencing on the date on which the document is filed.
You may obtain from Bank First a copy of any documents incorporated by reference into this proxy statement/prospectus without charge to you either from Bank First or from the SEC as described above.
Hometown is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Hometown, please send a request in writing or by telephone to Hometown at the following address:
Hometown Bancorp, Ltd.
80 Sheboygan Street
Fond du Lac, Wisconsin 54935
Attention: Corporate Secretary
Telephone: (920) 907-0788
If you would like to request documents, please do so by December 12, 2022 to receive them before the Hometown special meeting. If you request any incorporated documents from Bank First, then Bank First will mail them to you by first-class mail, or another equally prompt means, within one business day after Bank First receives your request.

Bank First has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Bank First, and Hometown has supplied all information contained in this proxy statement/prospectus relating to Hometown.
Neither Bank First nor Hometown has authorized anyone to give any information or make any representation about the merger, the Bank First common stock to be received by Hometown shareholders in the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Annex A
AGREEMENT AND PLAN OF MERGER
by and between
BANK FIRST CORPORATION
and
HOMETOWN BANCORP, LTD.
Dated as of July 25, 2022

ARTICLE I
THE MERGER

A-i

A-ii

A-iii

Exhibit A – Form of HTB Voting Agreement
Exhibit B – Form of Bank Plan of Merger and Merger Agreement
Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement
Exhibit D – Form of Claims Letter

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of July 25, 2022 by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and Hometown Bancorp, Ltd., a Wisconsin corporation (“HTB” and, together with BFC, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which HTB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BFC (the “Merger”), with BFC as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a condition to the willingness of BFC to enter into this Agreement, the directors and executive officers of HTB owning shares of HTB Common Stock have entered into voting agreements (each a “HTB Voting Agreement” and collectively, the “HTB Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with BFC, pursuant to which each such director or executive officer has agreed, among other things, to vote the HTB Common Stock owned by such director, executive officer or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the HTB Voting Agreements;
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.
Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law (the “WBCL”), at the Effective Time, HTB shall merge with and into BFC pursuant to the terms of this Agreement. BFC shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Wisconsin. As of the Effective Time, the separate corporate existence of HTB shall cease.
Section 1.02   Articles of Incorporation and Bylaws; Officers and Directors.
(a)   At the Effective Time, the articles of incorporation of BFC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of BFC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
(b)   The directors of BFC in office immediately prior to the Effective Time shall serve as the directors of the Surviving Entity in accordance with the bylaws of the Surviving Entity, except that BFC shall take all actions necessary to increase the size of its Board of Directors by one (1) and appoint Tim McFarlane as a director of BFC as provided in Section 5.20 hereof. The officers of BFC in office immediately prior to the Effective Time shall serve as the officers of the Surviving Entity from and after the Effective Time in accordance with the bylaws of the Surviving Entity, except that BFC shall take all actions necessary to appoint Tim McFarlane as President of BFC as provided in Section 5.20 hereof. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with the laws and governing documents applicable to the Surviving Entity.
Section 1.03   Bank Merger.
Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Hometown Bank, a Wisconsin state-chartered bank and a direct wholly owned subsidiary of HTB (“Hometown Bank”), shall be merged (the “Bank Merger”) with and into Bank First, N.A., a national banking association and a direct wholly owned subsidiary of BFC (“Bank First”), in accordance with the provisions of applicable federal and state banking laws and regulations, and Bank First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties have, on the date hereof, caused the board of directors of Bank First and Hometown Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit B, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of BFC and HTB shall also approve the Bank Plan of Merger in their capacities as sole shareholders of Bank First and Hometown Bank, respectively. Immediately following the Bank Merger, BFC shall take all necessary steps to ensure Tim McFarlane serves as a director and President of Bank First in accordance with the Bank Plan of Merger. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Hometown Bank shall continue to operate under its name; provided that prior to any such election, BFC shall (a) reasonably consult with HTB and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04   Effective Time; Closing.
(a)   Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the WDFI-Corporations, as provided in the WBCL, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be the Friday before the earliest practicable conversion date, or such other date and time as the Parties may mutually agree.
(b)   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day prior to the Effective Time (such date, the “Closing Date”) by electronic means or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to BFC and HTB the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.05   Additional Actions.
If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective current and former officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.

Section 1.06   Reservation of Right to Revise Structure.
BFC may at any time, without the approval of HTB, change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to the Holders as Merger Consideration, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of the Holders in connection with the Merger, or (iv) require submission to or approval of HTB’s shareholders after the plan of merger set forth in this Agreement has been approved by HTB’s shareholders. In the event that BFC elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01   Merger Consideration.
Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of HTB:
(a)   Each share of BFC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of HTB Common Stock owned directly by BFC, HTB or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “HTB Cancelled Shares”).
(c)   Notwithstanding anything in this Agreement to the contrary, all shares of HTB Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Subchapter XIII of the WBCL, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”). The holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) instead shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the WBCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the WBCL and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of HTB Common Stock under the applicable provisions of the WBCL. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the WBCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. HTB shall give BFC (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of HTB Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCL and received by HTB relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCL. HTB shall not, except with the prior written consent of BFC, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of HTB Common Stock for which dissenters’ rights have been perfected shall be returned to BFC upon demand.

(d)   Subject to Section 2.04 regarding proration and Section 2.06 regarding fractional shares, each share of HTB Common Stock (excluding Dissenting Shares and HTB Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive any of the following forms of consideration (the “Merger Consideration”):
(i)   for each share of HTB Common Stock with respect to which a Stock Election (as defined herein) has been validly made and not revoked pursuant to Section 2.03 (collectively, the “Stock Election Shares”), the right to receive from BFC the number of shares of validly issued, fully paid and nonassesable BFC Common Stock as is equal to the Exchange Ratio (collectively, the “Stock Consideration”);
(ii)   for each share of HTB Common Stock with respect to which a Cash Election (as defined herein) has been validly made and not revoked pursuant to Section 2.03 (collectively, the “Cash Election Shares”), the right to receive in cash from BFC an amount equal to the Per Share Amount (collectively, the “Cash Consideration”); or
(iii)   for each share of HTB Common Stock other than shares as to which a Cash Election or a Stock Election has been validly made and not revoked pursuant to Section 2.03 (collectively, the “Non-Election Shares”), the right to receive from BFC the Stock Consideration.
(e)   The following definitions shall apply for purposes of this Agreement:
(i)   “Cash Component” means $36,633,361.
(ii)   “Exchange Ratio” means 0.3962.
(iii)   “Per Share Amount” means $29.16.
(f)   If, between the date hereof and the Effective Time, the outstanding shares of HTB Common Stock or BFC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio.
(g)   Notwithstanding any other provision contained in this Agreement, the aggregate consideration to be paid by BFC in respect of the Merger Consideration to Holders that make an effective Cash Election shall not exceed the Cash Component (assuming all Dissenting Shares receive cash equal to the Per Share Amount) and to Holders that make an effective Stock Election or do not make any election shall be up to 1,659,138 shares of BFC Common Stock (assuming 4,187,627 of HTB Common Stock are outstanding at the Effective Time and subject to increase or decrease in the event such number is increased or decreased, in each case as provided by this Article II).
Section 2.02   Adjustment of Merger Consideration for Equity Capital.
(a)   If the Equity Capital (as defined and calculated below) as of the Closing Date is less than the Minimum Equity Capital, then the aggregate Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Minimum Equity Capital minus (B) the Equity Capital on the Closing Date, and the Cash Component and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount.
(b)   For purposes of this Agreement, “Equity Capital” means consolidated shareholders’ equity of HTB and all of its Subsidiaries determined in accordance with GAAP consistently applied for past periods, excluding any change in accumulated other comprehensive income, on a consolidated basis with Hometown Bank, whether upward or downward, from June 30, 2022; provided, however, that (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the accrual of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the termination of Terminated Contracts (as defined in Section 5.14), including, but not limited to, the termination of any data processing contract following the Closing Date; (iv) amounts payable upon a change in control event under any HTB Material Contract; (v) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between HTB or Hometown Bank and any other Person, including the termination of such agreements, if the payment under such agreement or arrangement is triggered by the transactions set forth in this Agreement; (vi) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; and (vii) the amount of any additional accruals or costs (to the extent not already accrued) to fully fund and liquidate any HTB Benefit Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by BFC pursuant to Section 5.11, will not reduce or impact the calculation of Equity Capital for purposes of this Section; provided further, that adjustments to the calculation of the Equity Capital with respect to (i)-(vii) shall be mutually determined by HTB and BFC in good faith. All such excluded amounts shall also be determined in accordance with GAAP, calculated on an after-tax basis, and capped by the amounts set forth on HTB Disclosure Schedule 3.35. For the avoidance of doubt, Equity Capital shall be reduced dollar for dollar by the amount of any dividend or other distribution by HTB declared or paid on or after the date of this Agreement and prior to or on the Closing Date, as well as any payments made by HTB or Hometown Bank to service its outstanding debt and trust preferred securities.
(c)   A calculation of the Equity Capital as of June 30, 2022, which assumes a Closing Date on or before March 31, 2023, including detailed adjustments as set forth in Section 2.02(b) is set forth in HTB Disclosure Schedule 2.02(c) (the “Estimated Closing Statement”). Within ten (10) Business Days of the end of each calendar month, HTB shall prepare a sample calculation of the Equity Capital as of the end of such calendar month (calculated in accordance with Section 2.02(b)) and provide such sample calculation to BFC for the Parties to discuss in good faith. As of a date that is not less than ten (10) Business Days prior to the intended Closing Date (the “Calculation Date”), HTB shall prepare in good faith and deliver to BFC an updated closing statement derived from the latest available financial information of HTB, adjusted for projections through the Closing Date and reflecting the Equity Capital as set forth in Section 2.02(b) (such statement, together with all backup schedules and information as may be requested by BFC, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with the Estimated Closing Statement. If BFC does not object in writing to the Final Closing Statement within five (5) Business Days after the date HTB submits such calculation to BFC, the Final Closing Statement shall be deemed to be accepted by BFC and shall constitute the final calculation of the Equity Capital at the Closing Date, subject only to any further changes mutually agreed upon by both HTB and BFC. If BFC timely objects in writing to the Final Closing Statement and the Parties are unable to resolve any dispute related to the calculations set forth in the Final Closing Statement within five (5) Business Days after the date HTB submits such calculation to BFC, then HTB and BFC shall submit the calculation of Equity Capital at the Closing Date to an accounting firm independent from both BFC and HTB as shall be mutually agreed in writing by the Parties for review and resolution of any and all matters related to the calculation which remain in dispute. The independent accounting firm shall reach a final resolution of all matters (such determination of Equity Capital by the independent accounting firm shall be consistent with and in accordance with Section 2.02(b)) and shall furnish such resolution in writing to HTB and BFC as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon HTB and BFC, absent manifest error or fraud. The resolution reached by the Parties or the independent accounting firm in accordance with this Section 2.02(c) will constitute the final calculation of the Equity Capital at the Closing Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by HTB and BFC.
Section 2.03   Election Procedures.
(a)   Computershare, Inc. shall serve as exchange agent (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b)   Holders of record of HTB Common Stock have the right to submit an Election Form (defined below) specifying the number of shares of HTB Common Stock, if any, held by such Holder that such Holder desires to have converted into the right to receive the Stock Consideration (a “Stock Election”) and the number of shares of HTB Common Stock that the Holder desires to have converted into the right to receive the Cash Consideration (a “Cash Election”).
(c)   An election form (“Election Form”), together with a Letter of Transmittal (as defined in Section 2.08), shall be mailed no less than twenty (20) Business Days prior to the Election Deadline (as defined below) or on such earlier date as BFC and HTB shall mutually agree (the “Mailing Date”) to each Holder of record of HTB Common Stock as of five (5) Business Days prior to the Mailing Date. Holders of record of shares of HTB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of HTB Common Stock held by each Representative for a particular beneficial owner. Any shares owned by a Holder who has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. BFC shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of HTB Common Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline, and HTB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(d)   The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the HTB Meeting and (ii) the date that BFC and HTB shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates) representing all the shares of HTB Common Stock covered by such Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Shares of HTB Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition, if a Holder of HTB Common Stock either (1) does not submit a properly completed Election Form in a timely fashion or (2) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither BFC nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
Section 2.04   Proration.
(a)   Notwithstanding any other provision contained in this Agreement, the total number of shares of HTB Common Stock that may be converted into Cash Consideration pursuant to Section 2.01(d)(ii) (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Conversion Number”) shall be up to the quotient obtained by dividing (i) the Cash Component by (y) the Per Share Amount. All other shares of HTB Common Stock (other than HTB Cancelled Shares and Dissenting Shares) shall be converted into the right to receive the Stock Consideration.
(b)   Within five (5) Business Days after the Effective Time, BFC shall cause the Exchange Agent to effect the allocation among the Holders of the rights to receive the Cash Consideration and/or the Stock Consideration such that if the aggregate number of shares of HTB Common Stock with respect to which Cash Elections shall have been validly made and not revoked (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Total Cash Election Number”) exceeds the Cash Conversion Number, then (A) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and (B) Cash

Election Shares of each Holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such Holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Total Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.04(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such Holder’s Cash Election Shares being converted into the right to receive the Stock Consideration.
(c)   Notwithstanding any other provision contained in this Agreement and for the avoidance of doubt, the Merger shall not be consummated unless the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 2.05   Rights as Shareholders; Stock Transfers.
At the Effective Time, all shares of HTB Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of HTB Common Stock, the Merger Consideration and any cash in lieu of fractional shares of BFC Common Stock in accordance with this Article II. At the Effective Time, holders of HTB Common Stock shall cease to be, and shall have no rights as, shareholders of HTB, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of HTB shall be closed, and there shall be no registration of transfers on the stock transfer books of HTB of shares of HTB Common Stock.
Section 2.06   Fractional Shares.
Notwithstanding any other provision hereof, no fractional shares of BFC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, BFC shall pay or cause to be paid to each Holder of a fractional share of BFC Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in BFC Common Stock to which such Holder would otherwise be entitled by the BFC Common Stock Price.
Section 2.07   Plan of Reorganization.
It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
Section 2.08   Exchange Procedures.
BFC shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to commence mailing and delivery to each Holder who has not previously surrendered such Certificate or Certificates or Book Entry Shares, appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.09   Deposit and Delivery of Merger Consideration.
(a)   Prior to the Effective Time, BFC shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of BFC Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.06, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the

Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and BFC, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder that such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of HTB Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by BFC or the Exchange Agent.
(b)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of HTB for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to BFC. Any shareholders of HTB who have not theretofore complied with this Section 2.09 shall thereafter look only to BFC for the Merger Consideration, any cash in lieu of fractional shares of HTB Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of HTB Common Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of HTB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of BFC Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of BFC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. BFC and the Exchange Agent shall be entitled to rely upon the stock transfer books of HTB to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of HTB Common Stock represented by any Certificate or Book-Entry Share, BFC and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)   BFC or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as BFC is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by BFC or the Exchange Agent, as applicable.
Section 2.10   Rights of Certificate Holders after the Effective Time.
(a)   All shares of BFC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by BFC in respect of the BFC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of BFC Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the BFC Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of BFC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BFC Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BFC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(b)   In the event of a transfer of ownership of a Certificate representing HTB Common Stock that is not registered in the stock transfer records of HTB, the proper amount of cash and/or shares of BFC Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such HTB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of BFC that the Tax has been paid or is not applicable.
Section 2.11   Anti-Dilution Provisions.
If the number of shares of BFC Common Stock or HTB Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of HTB Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HTB
Except as set forth in the disclosure schedule delivered by HTB to BFC prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “HTB Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the HTB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HTB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on HTB and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, HTB hereby represents and warrants to BFC as follows:
Section 3.01   Organization and Standing.
Each of HTB and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to HTB. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in HTB Disclosure Schedule 3.01.
Section 3.02   Capital Stock.
(a)   The authorized capital stock of HTB consists of 10,000,000 shares of Class A Common Stock, 2,000,000 shares of Class B Common Stock and 1,000,000 shares of HTB Preferred Stock. As of the date hereof, there are 4,187,627 shares of Class A Common Stock, no shares of Class B Common Stock and no shares of HTB Preferred Stock issued and outstanding, and an additional 843,676 shares of Class A Common Stock held as treasury stock. As of the date hereof, there are no restricted stock or outstanding options or warrants to purchase HTB Common Stock. There are no shares of HTB Common Stock held by any of HTB’s Subsidiaries. HTB Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of HTB, of each Holder, and the number of shares of HTB Common Stock held by each such Holder. The issued and outstanding shares of HTB Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any HTB shareholder. All shares of HTB’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b)   There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which HTB or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of HTB or any of HTB’s Subsidiaries or obligating HTB or any of HTB’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, HTB or any of HTB’s Subsidiaries other than those listed in HTB Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of HTB or any of HTB’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of HTB Common Stock or capital stock of any of HTB’s Subsidiaries or any other securities of HTB or any of HTB’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the HTB Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of HTB’s capital stock and there are no agreements or arrangements under which HTB is obligated to register the sale of any of its securities under the Securities Act.
(c)   HTB Disclosure Schedule 3.02(c) sets forth a list of all repurchases by HTB of HTB Common Stock since January 1, 2019, including the date of such repurchase, the number, class, and series of the shares repurchased, and the price at which HTB executed such repurchase. All such repurchases were conducted by HTB in material compliance with applicable Laws. To the knowledge of HTB, all Affiliates of HTB have, since January 1, 2019, conducted purchases and sales of HTB Common Stock in material compliance with applicable Laws.
(d)   HTB Disclosure Schedule 3.02(d) sets forth a listing of all agreements to which HTB is a party that provide holders of HTB Common Stock with rights as holders of HTB Common Stock that are in addition to those provided by HTB’s articles of incorporation, HTB’s bylaws, or by applicable Law (each, a “HTB Investor Agreement”). Each HTB Investor Agreement is valid and binding on HTB and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that HTB hereby represents and warrants that, to its Knowledge, each HTB Investor Agreement is duly executed by all such parties), subject to the Enforceability Exception. HTB is not in default under any HTB Investor Agreement and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
Section 3.03   Subsidiaries.
(a)   HTB Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of HTB, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by HTB. Except as set forth in HTB Disclosure Schedule 3.03(a), (i) HTB owns, directly or indirectly, all of the issued and outstanding equity securities of each HTB Subsidiary, (ii) no equity securities of any of HTB’s Subsidiaries are or may become required to be issued (other than to HTB) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to HTB or a wholly-owned Subsidiary of HTB), (iv) there are no contracts, commitments, understandings or arrangements relating to HTB’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by HTB, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by HTB or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws.
(b)   Hometown Bancorp, Ltd Capital Trust I and Hometown Bancorp, Ltd Capital Trust II are subsidiaries of HTB, the common securities of which are wholly-owned by HTB, formed for the purpose of issuing “trust preferred securities.” The proceeds from the sale of the securities and the issuance of the common stock by the trusts were invested in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debt”) issued by HTB, which are the sole assets of such trusts. HTB has performed all of the obligations required to be performed by it and is not in default under the terms of such Junior Subordinated Debt or such trust preferred securities or any agreements related thereto.

The Junior Subordinated Debt (i) is not convertible into HTB Common Stock, (ii) carries no voting rights with respect to any HTB Common Stock, and (iii) contains no dividend limitation provisions upon HTB Common Stock except in the event of default or in the event of deferral of the payments due thereon. Except as set forth in HTB Disclosure Schedule 3.03(b), neither HTB nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(c)   Except as set forth in HTB Disclosure Schedule 3.03(c), neither HTB nor any of HTB’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Hometown Bank. Except as set forth in HTB Disclosure Schedule 3.03(c), neither HTB nor any of HTB’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04   Corporate Power; Minute Books.
(a)   HTB and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and HTB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite HTB Shareholder Approval.
(b)   HTB has made available to BFC a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of HTB and each of its Subsidiaries, the minute books of HTB and each of its Subsidiaries, and the stock ledgers and stock transfer books of HTB and each of its Subsidiaries. Neither HTB nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of HTB and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of HTB and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of HTB and each of its Subsidiaries.
Section 3.05   Corporate Authority.
Subject only to the receipt of the Requisite HTB Shareholder Approval at the HTB Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of HTB and the board of directors of HTB on or prior to the date hereof. The board of directors of HTB has directed that this Agreement be submitted to HTB’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite HTB Shareholder Approval in accordance with the WBCL and HTB’s articles of incorporation and bylaws, no other vote or action of the shareholders of HTB is required by Law, the articles of incorporation or bylaws of HTB or otherwise to approve this Agreement and the transactions contemplated hereby. HTB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BFC, this Agreement is a valid and legally binding obligation of HTB, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”).
Section 3.06   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by HTB or any of its Subsidiaries in connection with the execution, delivery or performance by HTB of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the

FRB, the FDIC, the OCC, and applicable state banking agencies, the Wisconsin Department of Financial Institutions and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the OCC, the WDFI-Banking or other applicable Governmental Authorities to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BFC Common Stock pursuant to this Agreement (the “BFC Common Stock Issuance”) and approval of listing of such BFC Common Stock on the Trading Market. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite HTB Shareholder Approval and as set forth on HTB Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by HTB do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of HTB or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HTB or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on HTB or could reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of HTB or any of its Subsidiaries or to which HTB or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except as would not reasonably be expected to have a material adverse impact on HTB or result in a material financial penalty.
(b)   As of the date hereof, HTB has no Knowledge of any reason (i) why the Regulatory Approvals will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07   Financial Statements; Internal Controls.
(a)   HTB has previously delivered or made available to BFC copies of HTB’s (i) annual consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2021, 2020 and 2019, accompanied by the compilation reports of Wipfli LLP, independent registered accountants (collectively, the “Annual Financial Statements”) and (ii) interim consolidated financial statements (including the related notes and schedules thereto) for the three months ended March 31, 2022 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of HTB and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Interim Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to HTB) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Annual Financial Statements). No financial statements of any entity or enterprise other than HTB’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of HTB. Since December 31, 2021, neither HTB nor any of its

Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2021. True, correct and complete copies of the Financial Statements are set forth in HTB Disclosure Schedule 3.07(a).
(b)   The records, systems, controls, data and information of HTB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HTB or its Subsidiaries or accountants (including all means of access thereto and therefrom). HTB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. HTB has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of HTB (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect HTB’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HTB’s internal control over financial reporting. HTB has made available to BFC a summary of any such disclosure made by management to the auditor and/or audit committee of BFC or any Subsidiary.
(c)   Except as set forth in HTB Disclosure Schedule 3.07(c), since January 1, 2019, neither HTB nor any of its Subsidiaries nor, to HTB’s Knowledge, any director, officer, employee, auditor, accountant or representative of HTB or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of HTB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HTB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(d)   The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by HTB and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2021, neither HTB nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
Section 3.08   Regulatory Reports.
Since January 1, 2019, HTB and its Subsidiaries have timely filed with the SEC, FRB, the FDIC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports and other documents were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified HTB or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of HTB, threatened an investigation into the business or operations of HTB or any of its Subsidiaries since January 1, 2019. There is no material and no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of HTB or any of its Subsidiaries. There have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of HTB or any of its Subsidiaries since January 1, 2019.
Section 3.09   Absence of Certain Changes or Events.
Except as set forth in HTB Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2021, (a) HTB and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to HTB, and (c) neither HTB nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u) or Section 5.01(z).
Section 3.10   Legal Proceedings.
(a)   There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of HTB, threatened against HTB or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which HTB or any of its Subsidiaries or any of their current or former director or executive officer is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment or decree or regulatory restriction imposed upon HTB or any of its Subsidiaries, or the assets of HTB or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither HTB nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of HTB or any of HTB’s Subsidiaries.
Section 3.11   Compliance with Laws.
(a)   HTB and each of its Subsidiaries is, and has been since January 1, 2019, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither HTB nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)   HTB and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to HTB’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither HTB nor any of its Subsidiaries has received, since January 1, 2019, written or, to HTB’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except, in either case, where the matters referenced in such notification would not be reasonably expected to result in a Material Adverse Effect in respect of HTB or its Subsidiaries.

Section 3.12   HTB Material Contracts; Defaults.
(a)   HTB Disclosure Schedule 3.12(a) lists all agreements, contracts, arrangements, commitments or understandings (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of HTB or any of its Subsidiaries to indemnification from HTB or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of HTB or its respective Subsidiaries; (iii) related to the borrowing by HTB or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by HTB or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice or involves the payment of more than $30,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by HTB or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of HTB or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which HTB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity (each such contract, arrangement, commitment or understanding, a “HTB Material Contract”). HTB has previously made available to BFC true, complete and correct copies of each such HTB Material Contract, including any and all amendments and modifications thereto.
(b)   Each HTB Material Contract is valid and binding on HTB and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that HTB hereby represents and warrants that, to its Knowledge, each HTB Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to HTB; and neither HTB nor any of its Subsidiaries is in default under any HTB Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by HTB or any of its Subsidiaries is currently outstanding.
(c)   HTB Disclosure Schedule 3.12(c) sets forth a true and complete list of all HTB Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by HTB of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13   Agreements with Regulatory Agencies.
Neither HTB nor any of its Subsidiaries is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “HTB Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of HTB’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has HTB or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any HTB Regulatory Agreement. To HTB’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to HTB or any of its Subsidiaries.
Section 3.14   Brokers; Fairness Opinion.
Neither HTB nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
Section 3.15   Employee Benefit Plans.
(a)   HTB Disclosure Schedule 3.15(a) sets forth a true and complete list of each HTB Benefit Plan. For purposes of this Agreement, “HTB Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or independent contractors of HTB, any of its Subsidiaries or any of HTB’s related organizations described in Sections 414(b), (c) or (m) of the Code, or any entity which is considered one employer with HTB, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “HTB Employees”), (ii) covering current or former directors of HTB, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which HTB or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)   With respect to each HTB Benefit Plan, HTB has provided to BFC the current, true and complete copies of such HTB Benefit Plan, any trust instruments and insurance contracts or other funding arrangements forming a part of any HTB Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto, any correspondence from any regulatory agency received in the preceding six (6) years related to any alleged noncompliance of any HTB Benefit Plan, and any internal documentation relating to the self-correction of any HTB benefit Plan. In addition, with respect to the HTB Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Sections 105(h), 125, 129, 401(k), and 401(m) of the Code, as applicable, have been provided to BFC.
(c)   All HTB Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each HTB Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“HTB 401(a) Plan”) has received a favorable opinion, determination or advisory letter from the IRS, and to HTB’s Knowledge there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such HTB 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the HTB 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All HTB Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to HTB’s Knowledge, threatened litigation or regulatory action relating to the HTB Benefit Plans. Neither HTB nor any of its Subsidiaries has engaged in a transaction with respect to any HTB Benefit Plan that could subject HTB or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA, that would result in a Material Adverse Effect to HTB. No HTB 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with the IRS’s Employee

Plans Compliance Resolution System with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to HTB’s Knowledge, threatened by the IRS or the Department of Labor with respect to any HTB Benefit Plan. There are no current, pending, or, to HTB’s Knowledge, threatened investigations by the IRS or the Department of Labor with respect to any HTB Benefit Plan.
(d)   Neither HTB nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of HTB or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Section 413(c) of the Code at any time. Neither HTB nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither HTB nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40) or a multiple employer plan, meaning a plan sponsored by two or more unrelated employers as described in Section 413(c) of the Code. No notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any HTB Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e)   All contributions required to be made by HTB with respect to all HTB Benefit Plans (i) that are due by the date hereof have been timely made and (ii) that are due by the Closing Date will have been timely made.
(f)   Except as set forth in HTB Disclosure Schedule 3.15(f), no HTB Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any HTB Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Section 601 of ERISA or any similar state Law.
(g)   All HTB Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Section 4980H of the Code have occurred. HTB may amend or terminate any such HTB Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.
(h)   Except as otherwise provided for in this Agreement or as set forth in HTB Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former HTB Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former HTB Employee to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the HTB Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the HTB Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of HTB or, after the consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries, to merge, amend or terminate any of the HTB Benefit Plans.
(i)   Each HTB Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a HTB Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither HTB nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a HTB Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j)   No HTB Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither HTB nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)   HTB has made available to BFC copies of any calculations with respect to Section 280G of the Code (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
(l)   HTB Disclosure Schedule 3.15(l) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of HTB or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any HTB Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
(m)   HTB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for HTB or any of its Subsidiaries as an independent contractor or as an employee for purposes of determining eligibility for each HTB Benefit Plan.
Section 3.16   Labor Matters.
Neither HTB nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to HTB’s Knowledge threatened, asserting that HTB or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel HTB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against HTB pending or, to HTB’s Knowledge, threatened, nor to HTB’s Knowledge is there any activity involving HTB Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, HTB and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for HTB or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To HTB’s Knowledge, no officer of HTB or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant. Since January 1, 2020, HTB has not implemented, in response to COVID-19, any material workforce reductions, terminations, furloughs, reductions in or changes to compensation, benefits or working schedules, or changes to any HTB Benefit Plans.
Section 3.17   Environmental Matters.
To its Knowledge, HTB and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of HTB, threatened against HTB or any of its Subsidiaries or any real property or facility presently owned, operated or leased by HTB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither HTB nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of HTB, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by HTB or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to HTB or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of HTB, there are no underground storage tanks on, in or under any property currently owned, operated or leased by HTB or any of its Subsidiaries.
Section 3.18   Tax Matters.
(a)   Each of HTB and its Subsidiaries has duly and timely filed (taking into account all applicable extensions properly obtained) all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All income and other material Taxes due and owing by HTB or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither HTB nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither HTB nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where HTB or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax Return filing requirements or subject to taxation in that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of HTB or any of its Subsidiaries.
(b)   HTB and each of its Subsidiaries have collected or withheld and paid over to the appropriate Taxing Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.
(c)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings with respect to Taxes of HTB or any of its Subsidiaries are currently being conducted or pending or have been threatened in writing. Neither HTB nor any of its Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where HTB or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other Litigation regarding any Tax or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against HTB or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against HTB or any of its Subsidiaries for an open tax period, and neither HTB nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax for an open Tax period. No private letter rulings, technical advice memorandums or similar rulings have been entered into with, or received from, any Taxing Authority by HTB or any of its Subsidiaries.
(d)   HTB has delivered or made available to BFC true and complete copies of (i) the foreign, federal, state and local income Tax Returns filed with respect to HTB and its Subsidiaries, and (ii) all examination reports and statements of deficiencies assessed against or agreed to by HTB, in each case (i) and (ii) for taxable periods ended on or after December 31, 2018.
(e)   Neither HTB nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five-year period preceding the Closing Date. Neither HTB nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement or similar agreement pursuant to which it has any obligation to any Person with respect to Taxes (other than such an agreement (i) exclusively between or among HTB and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further payments being required to be made). Neither HTB nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was HTB) or (ii) has any liability for the Taxes of any Person (other than HTB and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.

(f)   Neither HTB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 965 of the Code.
(g)   Since January 1, 2019, neither HTB nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(h)   Neither HTB nor any of its Subsidiaries has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Regulations Section 1.6011-4(b) in any tax year.
(i)   Neither HTB nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(j)   Neither HTB nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
(k)   To the Knowledge of HTB, HTB and each of its Subsidiaries is in material compliance with all federal, state and foreign Laws applicable to abandoned or unclaimed property or escheat and has timely paid, remitted or delivered to each jurisdiction all material unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction.
(l)   Neither HTB nor any of its Subsidiaries have (i) claimed any “employee retention tax credits,” as established by Section 2301 of the CARES Act, to either offset Tax deposits or receive an advance Tax refund, or otherwise claimed any tax credits under the CARES Act or the FFCRA including for providing any paid sick leave under the FFCRA, or (ii) any Deferred Payroll Taxes.
Section 3.19   Investment Securities.
HTB Disclosure Schedule 3.19 sets forth as of March 31, 2022, the HTB Investment Securities, as well as any purchases or sales of HTB Investment Securities between March 31, 2022 to and including June 30, 2022, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any HTB Investment Securities sold during such time period between March 31, 2022 and June 30, 2022. Except as set forth in HTB Disclosure Schedule 3.19, neither HTB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Hometown Bank.
Section 3.20   Derivative Transactions.
(a)   All Derivative Transactions entered into by HTB or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by HTB or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. HTB and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)   Each Derivative Transaction is listed in HTB Disclosure Schedule 3.20(b), and the financial position of HTB or its Subsidiaries under or with respect to each has been reflected in the books and records of HTB or its Subsidiaries in accordance with GAAP, and no material open exposure of HTB or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in HTB Disclosure Schedule 3.20(b).
(c)   No Derivative Transaction, were it to be a Loan held by HTB or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21   Regulatory Capitalization.
HTB and Hometown Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 3.22   Loans; Nonperforming and Classified Assets.
(a)   HTB Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which HTB or any of its Subsidiaries is a creditor which, as of June 30, 2022, was over sixty (60) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of HTB or any of its Subsidiaries, or to the Knowledge of HTB, any affiliate of any of the foregoing. Set forth in HTB Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of HTB and its Subsidiaries that, as of June 30, 2022, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Hometown Bank, HTB or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Hometown Bank as a Troubled Debt Restructuring as defined by GAAP.
(b)   HTB Disclosure Schedule 3.22(b) identifies each asset of HTB or any of its Subsidiaries that as of June 30, 2022 was classified as other real estate owned (“OREO”) and the book value thereof as of June 30, 2022 as well as any assets classified as OREO between December 31, 2021 and June 30, 2022 and any sales of OREO between December 31, 2021 and June 30, 2022, reflecting any gain or loss with respect to any OREO sold.
(c)   Each Loan held in HTB’s or any of its Subsidiaries’ loan portfolio (each a “HTB Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of HTB and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.
(d)   All currently outstanding HTB Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding HTB Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the HTB Loans that are not reflected in the written records of HTB or its Subsidiary, as applicable. All such HTB Loans are owned by HTB or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Chicago. No claims of defense as to the enforcement of any HTB Loan have been asserted in writing against HTB or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and HTB has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by HTB from third parties that are described on HTB Disclosure Schedule 3.22(d), no HTB Loans are presently serviced by third parties and there is no obligation which could result in any HTB Loan becoming subject to any third party servicing.
(e)   Neither HTB nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates HTB or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of HTB or any of its Subsidiaries, unless there is a material breach of a representation or covenant by HTB or any of its Subsidiaries, and none of the agreements pursuant to which HTB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   Neither HTB nor any of its Subsidiaries is now nor has it ever been since January 1, 2019, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.23   Allowance for Loan and Lease Losses.
HTB’s allowance for loan and lease losses as reflected in the latest balance sheet included in the Financial Statements was, in the opinion of management, as of the date thereof, in compliance in all material respects with HTB’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24   Trust Business; Administration of Fiduciary Accounts.
Neither HTB nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.25   Investment Management and Related Activities.
Except as set forth in HTB Disclosure Schedule 3.25, none of HTB, any HTB Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.26   Repurchase Agreements.
With respect to all agreements pursuant to which HTB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, HTB or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27   Deposit Insurance.
The deposits of Hometown Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Hometown Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to HTB’s Knowledge, threatened.

Section 3.28   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.
Neither HTB nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither HTB nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause HTB or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of HTB and its Subsidiaries have implemented anti-money laundering programs that contain adequate and appropriate customer identification verification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 3.29   Transactions with Affiliates.
Except as set forth in HTB Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by HTB or any of its Subsidiaries to, and neither HTB nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of HTB or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with HTB or any of its Subsidiaries and other than deposits held by Hometown Bank in the Ordinary Course of Business, or (b) any other Affiliate of HTB or any of its Subsidiaries. Except as set forth in HTB Disclosure Schedule 3.29, neither HTB nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Hometown Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.30   Tangible Properties and Assets.
(a)   HTB Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by HTB and each of its Subsidiaries. Except as set forth in HTB Disclosure Schedule 3.30(a), HTB or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to HTB’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that HTB or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in HTB Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFC.
(b)   HTB Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which HTB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither HTB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To HTB’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by HTB or any of its Subsidiaries of, or default by HTB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To HTB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. HTB and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in HTB Disclosure Schedule 3.30(b), have been furnished or made available to BFC.
(c)   All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of HTB and its Subsidiaries.
Section 3.31   Intellectual Property.
HTB Disclosure Schedule 3.31 sets forth a true, complete and correct list of all HTB Intellectual Property. HTB or its Subsidiaries owns or has a valid license to use all HTB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The HTB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of HTB and its Subsidiaries as currently conducted. The HTB Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither HTB nor any of its Subsidiaries has received notice challenging the validity or enforceability of HTB Intellectual Property. None of HTB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by HTB of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which HTB or any of its Subsidiaries is a party and pursuant to which HTB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither HTB nor any of its Subsidiaries has received notice challenging HTB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of HTB or any of its Subsidiaries to own or use any of HTB Intellectual Property.
Section 3.32   Insurance.
(a)   HTB Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders or bonds currently maintained by HTB and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. HTB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of HTB reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither HTB nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither HTB nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)   HTB Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by HTB or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Hometown Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under HTB’s BOLI. Neither HTB nor any of HTB’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33   Antitakeover Provisions.
No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.34   HTB Information.
The information relating to HTB and its Subsidiaries that is provided by or on behalf of HTB for inclusion in the Proxy Statement-Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to HTB’s shareholders and as of the date of the HTB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any HTB Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to HTB and HTB’s Subsidiaries and other portions thereof within the reasonable control of HTB and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 3.35   Transaction Costs.
HTB Disclosure Schedule 3.35 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of HTB and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
Section 3.36   Bank Holding Company.
HTB is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Section 3.37   CARES Act and PPP Compliance.
(a)   HTB is, in all material respects, in compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of HTB, consistent with guidance issued by applicable federal, state and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).
(b)   To the extent that HTB has originated or otherwise participated in any program or benefit created or modified by the CARES Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in compliance in all material respects with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. HTB has not originated any loan under the PPP to any Insider, as the term is defined under Regulation O (12 C.F.R. Part 215).
Section 3.38   No Other Representations or Warranties.
Except for the representations and warranties made by HTB in this Article III and for the disclosures contained in the HTB Disclosure Schedule, neither HTB nor any other person makes any express or implied representation or warranty with respect to HTB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HTB hereby disclaims any such other representations or warranties. HTB acknowledges and agrees that neither BFC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the BFC Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFC
Except as set forth in the disclosure schedule delivered by BFC to HTB prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “BFC Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the BFC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BFC that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BFC, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, BFC hereby represents and warrants to HTB as follows:
Section 4.01   Organization and Standing.
Each of BFC and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to BFC.
Section 4.02   Capital Stock.
The authorized capital stock of BFC consists of 20,000,000 shares of BFC Common Stock, and 5,000,000 shares of preferred stock. As of the date hereof, 7,462,444 shares of BFC Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of BFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any BFC shareholder. The shares of BFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of BFC’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
Section 4.03   Corporate Power.
(a)   BFC and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and BFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.
(b)   BFC has made available to HTB a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of BFC and each of its Subsidiaries. Neither BFC nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 4.04   Corporate Authority.
This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BFC on or prior to the date hereof. BFC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by HTB, this Agreement is a valid and legally binding obligation of BFC, enforceable in accordance with its terms, subject to the Enforceability Exception.

Section 4.05   SEC Documents; Financial Statements.
(a)   BFC has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2019 (the “BFC Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the BFC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BFC Reports, and none of the BFC Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of BFC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BFC Reports.
(b)   The consolidated financial statements of BFC (or incorporated by reference) included (or incorporated by reference) in the BFC Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of BFC and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of BFC and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
(c)   BFC (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of BFC’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BFC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in BFC’s internal control over financial reporting. These disclosures were made in writing by management to BFC’s auditors and audit committee. There is no reason to believe that BFC’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2022, neither BFC nor any of its Subsidiaries nor, to BFC’s Knowledge, any director, officer, employee, auditor, accountant or representative of BFC or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of BFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.06   Regulatory Reports.
Since January 1, 2019, BFC and each of its Subsidiaries has timely filed with the SEC, FRB, OCC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to BFC. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of BFC and its Subsidiaries, no Governmental Authority has notified BFC that it has initiated or has pending any proceeding or, to the Knowledge of BFC threatened an investigation into the business or operations of BFC or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to BFC. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of BFC or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to BFC.
Section 4.07   Regulatory Approvals; No Defaults.
No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by BFC or any of its Subsidiaries in connection with the execution, delivery or performance by BFC of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, OCC, the WDFI-Banking or other applicable state banking agencies to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the BFC Common Stock Issuance and approval of listing of such BFC Common Stock on the Trading Market. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by BFC do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of BFC, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BFC or any of its Subsidiaries, or any of their respective properties or assets, or (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which BFC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except with regards to the clauses (1) to (3), as would not reasonably be expected to have a Material Adverse Effect on BFC. As of the date hereof, BFC has no Knowledge of any reason, with respect to BFC, (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
Section 4.08   BFC Information.
The information relating to BFC and its Subsidiaries that is supplied by or on behalf of BFC for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to HTB’s shareholders and as of the date of the HTB Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the

Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any BFC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to BFC and BFC’s Subsidiaries and other portions thereof within the reasonable control of BFC and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 4.09   Absence of Certain Changes or Events.
Except as reflected or disclosed in BFC’s Annual Report on Form 10-K for the year ended December 31, 2021 or in the BFC Reports since December 31, 2021, as filed with the SEC, there has been no change or development with respect to BFC and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to BFC.
Section 4.10   Compliance with Laws.
(a)   BFC and each of its Subsidiaries is, and has been since January 1, 2019, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2019, neither BFC nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)   BFC and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BFC’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither BFC nor any of its Subsidiaries has received, since January 1, 2019, written or, to BFC’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to BFC.
Section 4.11   BFC Regulatory Matters.
(a)   BFC is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
(b)   The deposits of Bank First are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Bank First has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BFC’s Knowledge, threatened. Bank First received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.

(c)   Since January 1, 2019, neither BFC nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither BFC nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither BFC nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
Section 4.12   Brokers.
Neither BFC nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BFC has engaged, and will pay a fee or commission to, Piper Sandler & Co.
Section 4.13   Legal Proceedings.
(a)   Neither BFC nor any of its Subsidiaries is a party to any, and there are no pending or, to BFC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BFC or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on BFC, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon BFC, any of its Subsidiaries or the assets of BFC or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.14   Tax Matters.
(a)   Each of BFC and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due (including due to a properly requested extension to file). All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All income and other material Taxes due and owing by BFC or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of BFC or any of its Subsidiaries.
(b)   Neither BFC nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year.
(c)   Since January 1, 2019, neither BFC nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(d)   Neither BFC nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15   Regulatory Capitalization.
BFC and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 4.16   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.
Neither BFC nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither BFC nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause BFC or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of BFC and its Subsidiaries have implemented anti-money laundering programs that contain adequate and appropriate customer identification verification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 4.17   Sufficient Capital.
BFC will have as of the Effective Time sufficient capital to effect the transactions contemplated by this Agreement.
Section 4.18   No Other Representations or Warranties.
Except for the representations and warranties made by BFC in this Article IV and for the disclosures contained in the BFC Disclosure Schedule, neither BFC nor any other person makes any express or implied representation or warranty with respect to BFC, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BFC hereby disclaims any such other representations or warranties. BFC acknowledges and agrees that neither HTB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and in the HTB Disclosure Schedule.
ARTICLE V
COVENANTS
Section 5.01   Covenants of HTB.
During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the HTB Disclosure Schedule), required by Law or with the prior written consent of BFC (which consent shall not be unreasonably withheld, conditioned or delayed), HTB shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice (including COVID-19 Measures). Without limiting the generality of the foregoing, HTB will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and BFC the present services of the current officers and employees of HTB and its Subsidiaries, (iii) preserve for itself and BFC the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in HTB Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by BFC (which consent shall not be unreasonably withheld, conditioned or delayed), HTB shall not and shall not permit its Subsidiaries to:
(a)   Stock.   (i) Issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the HTB Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(b)   Dividends; Other Distributions.   Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from wholly owned Subsidiaries to HTB, or (ii) dividends made in the Ordinary Course of Business to service debt and any trust preferred securities.
(c)   Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of HTB or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of HTB or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in HTB Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations existing as of the date hereof set forth on HTB Disclosure Schedule 3.15(l), or (iv) as otherwise set forth in HTB Disclosure Schedule 5.01(c).
(d)   Hiring.   Hire any person as an employee or officer of HTB or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $125,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(e)   Benefit Plans.   Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with BFC, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in HTB Disclosure Schedule 5.01(e), (iii) as previously disclosed to BFC and set forth in HTB Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any HTB Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of HTB or any of its Subsidiaries.
(f)   Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in HTB Disclosure Schedule 5.01(f), pay, loan or advance any amount to (other than renewals of existing loans in accordance with Section 5.01(s) below), or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(g)   Dispositions.   Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to HTB or any of its Subsidiaries.

(h)   Acquisitions.   Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by BFC pursuant to any other applicable paragraph of this Section 5.01.
(i)   Capital Expenditures.   Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that BFC shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from HTB.
(j)   Governing Documents.   Amend HTB’s articles of incorporation or bylaws or any equivalent documents of HTB’s Subsidiaries.
(k)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(l)   Contracts.   Except as set forth in HTB Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any HTB Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to HTB or any of its Subsidiaries, or enter into any contract that would constitute a HTB Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by BFC.
(m)   Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HTB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by HTB or any of its Subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of HTB or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.
(n)   Banking Operations.   (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(o)   Derivative Transactions.   Enter into any Derivative Transaction.
(p)   Indebtedness.   Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).

(q)   Investment Securities.   Unless mutually agreed upon by the Parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the HTB Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(r)   Deposits.   Other than in the Ordinary Course of Business, make any changes to deposit pricing.
(s)   Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in HTB Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by HTB or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan-to-value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,000,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with HTB’s ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of HTB or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $3,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where HTB or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the Chief Credit Officer or Senior Lender of Bank First, which approval or rejection shall be given in writing within three (3) Business Day after the complete loan package is delivered to such individual.
(t)   Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by HTB or its Subsidiaries.
(u)   Taxes.   Except as required by applicable Law, make or change any Tax election, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file or surrender any claim for a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or fail to timely pay any Taxes (including estimated Taxes) or fail to file timely any Tax Returns that become due.
(v)   Tax Treatment of Each of the Merger and the Bank Merger.   Take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.
(w)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or default by HTB or any of its Subsidiaries under any agreement with any Governmental Authority or under any HTB Material Contract, Lease or other material agreement or material license to which HTB or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
(x)   Environmental Assessments.   Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(y)   Adverse Actions.   Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair HTB’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(z)   Capital Stock Purchase.   Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(aa)   Facilities.   Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by BFC.
(bb)   Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(cc)   Commitments.   (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
(dd)   Equity Capital.   Take any action or fail to take any action that will cause the HTB’s Equity Capital at the Effective Time to be less than the Minimum Equity Capital at the Effective Time.
Section 5.02   Covenants of BFC.
(a)   Affirmative Covenants.   From the date hereof until the Effective Time, BFC will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.
(b)   Negative Covenants.   From the date hereof until the Effective Time, BFC shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair BFC’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of HTB during the period from the date of this Agreement to the Effective Time, BFC shall not, and shall not permit any of its Subsidiaries to:
(i)   Take any action that is intended or is reasonably likely to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;
(ii)   Take any action that is likely to materially impair BFC’s ability to perform any of its obligations under this Agreement or Bank First to perform any of its obligations under the Bank Plan of Merger; or
(iii)   Agree or commit to do any of the foregoing.

Section 5.03   Commercially Reasonable Efforts.
Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04   HTB Shareholder Approval.
(a)   Following the execution of this Agreement, HTB shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of HTB, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by HTB’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “HTB Meeting”) and shall take all lawful action to solicit such approval by such shareholders. HTB shall use its reasonable best efforts to obtain the Requisite HTB Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the HTB Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by HTB in connection with the HTB Meeting are solicited in compliance in all material respects with the WBCL, the articles of incorporation and bylaws of HTB, and all other applicable legal requirements. Except with the prior approval of BFC, no other matters shall be submitted for the approval of HTB shareholders at the HTB Meeting.
(b)   Except to the extent provided otherwise in Section 5.09, (i) the board of directors of HTB shall at all times prior to and during the HTB Meeting recommend approval of this Agreement by the shareholders of HTB and any other matters required to be approved by HTB’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “HTB Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of BFC or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the HTB Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite HTB Shareholder Approval, HTB will not adjourn or postpone the HTB Meeting unless HTB is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of HTB. HTB shall keep BFC updated with respect to the proxy solicitation results in connection with the HTB Meeting as reasonably requested by BFC.
Section 5.05   Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)   BFC and HTB agree to cooperate in the preparation of the Registration Statement to be filed by BFC with the SEC in connection with the BFC Common Stock Issuance (including the Proxy Statement-Prospectus and all related documents). HTB shall use its reasonable best efforts to deliver to BFC such financial statements and related analysis of HTB, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of HTB, as may be required in order to file the Registration Statement, and any other report required to be filed by BFC with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to BFC to review. Within sixty (60) days of the date of this Agreement, BFC shall file with the SEC the Registration Statement. Each of BFC and HTB agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. BFC also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. HTB agrees to cooperate with BFC and BFC’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from HTB’s independent auditors in connection with the Registration Statement and the

Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, HTB, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)   BFC will advise HTB, promptly after BFC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BFC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. BFC will provide HTB and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and BFC will provide HTB and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, BFC shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with HTB to mail such amendment or supplement to HTB shareholders (if required under applicable Law).
(c)   BFC will use its commercially reasonable efforts to cause the shares of BFC Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the Trading Market, subject to official notice of issuance, prior to the Effective Time.
Section 5.06   Regulatory Filings; Consents.
(a)   Each of BFC and HTB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require BFC or any of its Subsidiaries or HTB or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to HTB) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of BFC, HTB, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). BFC and HTB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of BFC or HTB to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, BFC and HTB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b)   HTB will use its commercially reasonable efforts, and BFC shall reasonably cooperate with HTB at HTB’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on HTB Disclosure Schedule 3.12(c) or that are otherwise required to be obtained under the terms of any HTB Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such HTB Material Contract or creating any lien, claim, or charge upon any of the assets of HTB or any of its Subsidiaries. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). HTB will consult with BFC and its representatives as often as practicable under the circumstances so as to permit HTB and BFC and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07   Publicity.
BFC and HTB shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that BFC shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08   Access; Current Information.
(a)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, HTB agrees to afford BFC and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to HTB’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as BFC may reasonably request and HTB shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and HTB’s privacy policy and, during such period, HTB shall furnish to BFC, upon BFC’s reasonable request, all such other information concerning the business, properties and personnel of HTB and its Subsidiaries that is substantially similar in scope to the information provided to BFC in connection with its diligence review prior to the date of this Agreement. BFC shall coordinate any such access in accordance with this Section 5.08(a) with HTB’s Chief Financial Officer, Lynn Wehner.
(b)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, BFC agrees to furnish to HTB such information as HTB may reasonably request concerning the business of BFC and its Subsidiaries that is substantially similar in scope to the information provided to HTB in connection with its diligence review prior to the date of this Agreement.
(c)   As promptly as reasonably practicable after they become available, HTB will furnish to BFC copies of the board packages distributed to the board of directors of HTB or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of HTB or any committee thereof relating to the financial performance and risk management of HTB.
(d)   During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, HTB agrees to provide to BFC (i) a copy of each report filed by HTB or any of its Subsidiaries with a Governmental Authority, (ii) a copy of HTB’s monthly loan trial balance, and (iii) a copy of HTB’s monthly statement of condition and profit and loss statement and, if requested by BFC, a copy of HTB’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. HTB further agrees to provide BFC, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to HTB Disclosure Schedule 3.19, HTB Disclosure Schedule 3.22(a), and HTB Disclosure Schedule 3.22(b) that would be required if the references to June 30, 2022 in each corresponding representation and warranty of HTB were changed to the date of the most recently ended calendar month.
(e)   No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of BFC and HTB to consummate the transactions contemplated hereby.
(f)   Notwithstanding anything to the contrary in this Section 5.08, HTB shall not be required to copy BFC on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that HTB’s board of directors has been advised by counsel that such distribution to BFC may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of HTB’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, HTB shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09   No Solicitation by HTB; Superior Proposals.
(a)   Except as permitted by Section 5.09(b), HTB shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of HTB or any of HTB’s Subsidiaries (collectively, the “HTB Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BFC) any information or data with respect to HTB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which HTB is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the HTB Representatives, whether or not such HTB Representative is so authorized and whether or not such HTB Representative is purporting to act on behalf of HTB or otherwise, shall be deemed to be a breach of this Agreement by HTB. HTB and its Subsidiaries shall, and shall cause each of the HTB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from BFC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving HTB or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of HTB or any of its Subsidiaries constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of HTB; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of HTB or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of HTB or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and HTB or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding HTB Common Stock or more than 50% of the assets of HTB and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of HTB), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of HTB reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by BFC in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of HTB from a financial point of view than the Merger.
(b)   Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the HTB Meeting, HTB may take any of the actions described in Section 5.09(a) if, but only if, (i) HTB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of HTB reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would cause it to violate its fiduciary duties to HTB’s shareholders under applicable Law; (iii) HTB has provided BFC with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to HTB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, HTB receives from such Person a confidentiality agreement with terms no less favorable to HTB than those contained in the confidentiality agreement with BFC. HTB shall promptly provide to BFC any non-public information regarding HTB or its Subsidiaries provided to any other Person which was not previously provided to BFC, such additional information to be provided no later than the date of provision of such information to such other party.
(c)   HTB shall promptly (and in any event within twenty-four (24) hours) notify BFC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HTB or the HTB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). HTB agrees that it shall keep BFC informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)   Except as set forth in Section 5.09(e), neither the board of directors of HTB nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to BFC in connection with the transactions contemplated by this

Agreement (including the Merger), the HTB Recommendation; (ii) fail to reaffirm the HTB Recommendation within three (3) Business Days following a request by BFC, or make any statement, filing or release, in connection with the HTB Meeting or otherwise, inconsistent with the HTB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the HTB Recommendation); (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iv) enter into (or cause HTB or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring HTB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)   Notwithstanding Section 5.09(d), prior to the date of the HTB Meeting, the board of directors of HTB may withdraw, qualify, amend or modify the HTB Recommendation (a “HTB Subsequent Determination”), or terminate this Agreement in order to concurrently enter into an Agreement with respect to a Superior Proposal, after the fifth (5th) Business Day following BFC’s receipt of a notice (the “Notice of Superior Proposal”) from HTB advising BFC that the board of directors of HTB has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of HTB has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would cause it to violate its fiduciary duties to HTB’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by BFC (the “Notice Period”), HTB and the board of directors of HTB shall have cooperated and negotiated in good faith with BFC to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable HTB to proceed with the HTB Recommendation without a HTB Subsequent Determination; provided, however, that BFC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by BFC since its receipt of such Notice of Superior Proposal, the board of directors of HTB has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, HTB shall be required to deliver a new Notice of Superior Proposal to BFC and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.
(f)   Nothing contained in this Section 5.09 shall prohibit HTB or the board of directors of HTB from complying with HTB’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the HTB Recommendation unless the board of directors of HTB reaffirms the HTB Recommendation in such disclosure.
(g)   Notwithstanding any HTB Subsequent Determination, this Agreement shall be submitted to HTB’s shareholders at the HTB Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve HTB of such obligation; provided, however, that if the board of directors of HTB shall have made a HTB Subsequent Determination with respect to a Superior Proposal, then the board of directors of HTB may recommend approval of such Superior Proposal by the shareholders of HTB and may submit this Agreement to HTB’s shareholders without recommendation, in which event the board of directors of HTB shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to HTB’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

Section 5.10   Indemnification.
(a)   For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b), BFC shall indemnify and hold harmless the present and former directors and officers of HTB and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for HTB or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of HTB and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that notwithstanding anything to the contrary contained in the organizational documents of HTB or its Subsidiaries, BFC shall have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim.
(b)   Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify BFC upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of BFC under this Section 5.10, unless, and only to the extent that, BFC is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) BFC shall have the right to assume the defense thereof and BFC shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) BFC shall not be liable for any settlement effected without its prior written consent and (iv) BFC shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(c)   For a period of six (6) years following the Effective Time, BFC will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of HTB or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by HTB; provided that, if BFC is unable to maintain or obtain the insurance called for by this Section 5.10, BFC shall use its commercially reasonable efforts to provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of HTB or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall BFC be required to expend for such tail insurance a premium amount in excess of an amount equal to 100% of the annual premiums paid by HTB for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, BFC shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(d)   This Section 5.10 shall survive the Effective Time, is intended to benefit each HTB Indemnified Party (each of whom shall be entitled to enforce this Section against BFC), and shall be binding on all successors and assigns of BFC.
(e)   If BFC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BFC and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11   Employees; Benefit Plans.
(a)   Following the Effective Time, for a period the earlier of (i) six months or (ii) as long as an employee of HTB is a Covered Employee (as defined below), BFC shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of HTB on the Closing Date and who become full-time employees of BFC (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of BFC; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of BFC. BFC shall give the Covered Employees credit for their prior service with HTB for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by BFC and in which Covered Employees may be eligible to participate.
(b)   With respect to any employee benefit plan of BFC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, BFC shall use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such BFC plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the HTB Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)   Following the Effective Time, Bank First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at Hometown Bank (“Carryover PTO”), provided that (i) Bank First may allocate the Carryover PTO and between vacation leave and sick leave in its discretion, and (ii) Carryover PTO shall be limited to eighty (80) hours per year for hourly employees, and salaries employees will not be allowed any Carryover PTO.
(d)   HTB shall cause Hometown Bank to take all necessary actions to terminate the Hometown Bancorp Ltd. 401(k) Savings Plan (“HTB 401(k) Plan”), effective as the date immediately preceding the date of the Effective Time of the Merger, subject to the occurrence of the Effective Time. HTB shall provide BFC with evidence that the HTB 401(k) Plan has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by BFC, which will not be unreasonably withheld) not later than three days prior to the Effective Time. The accounts of all participants and beneficiaries in the HTB 401(k) Plan shall become fully vested upon termination of such plan.
(e)   Prior to the Effective Time, HTB shall take, and shall cause its Subsidiaries to take, all actions requested by BFC that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more HTB Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any HTB Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any HTB Benefit Plan for such period as may be requested by BFC, or (iv) facilitate the merger of any HTB Benefit Plan into any employee benefit plan maintained by BFC. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(e) shall be subject to BFC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(f)   Except for any employee listed on HTB Disclosure Schedule 5.11(f), any employee of HTB or Hometown Bank that does not become an employee of Bank First at the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on BFC Disclosure Schedule 5.11(f).

(g)   BFC will establish a retention bonus pool, in an amount to be determined in the sole discretion of BFC, in order to encourage certain HTB employees to remain employed with BFC, thereby assisting BFC with continuity planning following the announcement and consummation of the transactions contemplated by this Agreement.
(h)   Following the Effective Time, BFC shall assume, honor and comply with all obligations set forth in the employment and change in control agreements listed on HTB Disclosure Schedule 3.15(h).
(i)   Nothing in this Section 5.11 shall be construed to limit the right of BFC (including, following the Closing Date, HTB) to amend or terminate any HTB Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require BFC (including, following the Closing Date, HTB) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by BFC of any Covered Employee subsequent to the Effective Time shall be subject in all events to BFC’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(j)   For purposes of this Section 5.11, (i) “employees of HTB” shall include employees of HTB or any of its Subsidiaries, (ii) “employees of BFC” shall include employees of BFC or any of its Subsidiaries, (iii) all references to HTB shall include each of the Subsidiaries of HTB (iv) all references to BFC shall include each of the Subsidiaries of BFC.
Section 5.12   Notification of Certain Changes.
BFC and HTB shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and HTB shall provide on a periodic basis written notice to BFC of any matters that HTB becomes aware of that should be disclosed on a supplement or amendment to the HTB Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.
Section 5.13   Transition; Informational Systems Conversion.
From and after the date hereof, BFC and HTB will use their commercially reasonable efforts to facilitate the integration of HTB with the business of BFC following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of HTB and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by BFC, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of HTB and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by HTB and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. BFC shall promptly reimburse HTB on request for any reasonable and documented out-of-pocket fees, expenses or charges that HTB may incur as a result of taking, at the request of BFC, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14   Termination of Contracts.
Prior to the Calculation Date and in accordance with this Section 5.14, HTB will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each HTB Material Contract listed on BFC

Disclosure Schedule 5.14 (unless BFC otherwise directs HTB not to terminate such contract), and any other contract or agreement requested by BFC to be amended, modified or terminated (collectively, the “Terminated Contracts”).
Section 5.15   No Control of Other Party’s Business.
Nothing contained in this Agreement shall give BFC, directly or indirectly, the right to control or direct the operations of HTB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give HTB, directly or indirectly, the right to control or direct the operations of BFC or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of HTB and BFC shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.16   Certain Litigation.
Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of HTB or the board of directors of BFC related to this Agreement or the Merger and the other transactions contemplated by this Agreement. HTB shall: (i) permit BFC to review and discuss in advance, and consider in good faith the views of BFC in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish BFC’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with BFC regarding the defense or settlement of any such shareholder litigation, shall give due consideration to BFC’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that HTB shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of BFC (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by HTB is reasonably expected by HTB, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by HTB) under HTB’s existing director and officer insurance policies, including any tail policy.
Section 5.17   Director Resignations.
HTB will cause to be delivered to BFC resignations of all the directors of HTB and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.18   Non-Competition and Non-Disclosure Agreement.
Concurrently with the execution and delivery of this Agreement and effective upon Closing, HTB has caused each director of HTB and Hometown Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).
Section 5.19   Claims Letters.
Concurrently with the execution and delivery of this Agreement and effective upon the Closing, HTB has caused each director and executive officer of HTB and Hometown Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D (collectively, the “Claims Letters”).
Section 5.20   Corporate Governance.
(a)   Prior to the Effective time, BFC shall take all appropriate action so that as of the Effective Time, the number of directors constituting the BFC board shall be increased by one and Tim McFarlane shall be appointed as a director of BFC; provided that Mr. McFarlane meets BFC’s standards for directors. Provided that Mr. McFarlane continues to meet the standards for directors of BFC, at the next annual shareholder meeting of BFC immediately following the Effective Time, he will be nominated for reelection to the board of directors BFC to serve one (1) three-year term, and BFC’s proxy materials with respect to such annual meeting shall include the recommendation of the board of directors of BFC that its shareholders vote to elect him to the same extent as recommendations are made with respect to other directors on the BFC board that are up for reelection at such annual meeting.

(b)   Prior to the Effective time, BFC shall take all appropriate action to appoint, as of the Effective Time, Tim McFarlane as the President of BFC.
Section 5.21   Trust Preferred Securities.
Prior to the Effective Time, BFC and HTB shall take all actions necessary for BFC to enter into, and BFC shall enter into, supplemental indentures with the trustees of the indentures for HTB’s outstanding floating rate capital securities issued in connection with the issuance of the trust securities of Hometown Bancorp, Ltd Capital Trust I and Hometown Bancorp, Ltd Capital Trust II in order to evidence the assumption by BFC of such capital securities as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to BFC.
Section 5.22   Coordination.
(a)   Prior to the Effective Time, subject to applicable Laws, HTB and its Subsidiaries shall take any actions BFC may reasonably request from time to time to better prepare the parties for integration of the operations of HTB and its Subsidiaries with BFC and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of HTB and BFC shall meet from time to time as BFC may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of HTB and its Subsidiaries, and HTB shall give due consideration to BFC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BFC nor Bank First shall under any circumstance be permitted to exercise control of HTB or any of its Subsidiaries prior to the Effective Time. HTB shall permit representatives of Bank First to be onsite at HTB to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Hometown Bank’s business, during normal business hours and at the expense of BFC or Bank First (not to include Hometown Bank’s regular employee payroll).
(b)   Prior to the Effective Time, subject to applicable Laws, HTB and its Subsidiaries shall take any actions BFC may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or HTB Material Contracts that BFC may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with BFC and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by BFC in connection with any such amendment, modification or termination.
(c)   From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to HTB’s or its Subsidiaries’ respective businesses) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and HTB shall, upon BFC’s reasonable request, introduce BFC and its representatives to suppliers of HTB and its Subsidiaries for the purpose of facilitating the integration of HTB and its business into that of BFC. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, HTB shall, upon BFC’s reasonable request, introduce BFC and its representatives to customers of HTB and its Subsidiaries for the purpose of facilitating the integration of HTB and its business into that of BFC. Any interaction between BFC and HTB’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by HTB. HTB shall have the right to participate in any discussions between BFC and HTB’s customers and suppliers.
(d)   BFC and HTB agree to take all action necessary and appropriate to cause Hometown Bank to merge with Bank First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
Section 5.23   Transactional Expenses.
HTB has provided in HTB Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that HTB and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by HTB as a result of any litigation which may arise in connection with this Agreement (collectively, “HTB Expenses”). HTB shall use its commercially reasonable efforts to cause the aggregate amount of all HTB Expenses to not exceed the total expenses disclosed in HTB Disclosure Schedule 3.35.   HTB shall promptly notify BFC if or when it determines that it expects to exceed its total budget for HTB Expenses. Notwithstanding anything to the contrary in this Section 5.23, HTB shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in HTB Disclosure Schedule 3.35.
Section 5.24   Confidentiality.
Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of BFC and HTB, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure letter agreement, dated as of March 28, 2022 between BFC and HTB.
Section 5.25   Termination and Conversion Costs.
HTB shall contact the counterparty to each of the agreements set forth on HTB Disclosure Schedule 5.25 (the “Designated Contracts”) prior to the Closing Date and obtain a written statement from such Person setting forth the amount of any fees that would be payable by BFC (as successor to HTB) to (a) terminate each such agreement following the Closing (the “Termination Costs”) and (b) to convert the services contemplated thereby to BFC’s preferred vendors (the “Conversion Costs”).
Section 5.26   Tax Matters.
(a)   The Parties intend that each of the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of BFC and HTB shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)   BFC shall prepare and file or cause to be prepared and filed, all Tax Returns for HTB and its Subsidiaries for all periods ending on or prior to the Closing Date that are due to be filed after the Closing Date.
Section 5.27   HTB Investor Agreements.
HTB will use commercially reasonable efforts to terminate, effective immediately prior to the Effective Time, certain HTB Investor Agreements as more fully described in HTB Disclosure Schedule 3.02(d).
Section 5.28   Dissolution of Non-Bank Subsidiaries.
HTB shall take all actions and submit all filings necessary to fully dissolve HTB’s subsidiaries listed on HTB Disclosure Schedule 3.03(a) at or prior to Closing except for Hometown Bank.
Section 5.29   Outstanding Indebtedness.
Prior to the Effective Time, HTB shall take all actions necessary to pay off and satisfy in full its outstanding loan with Todd J. Lavey and Midwestern Financial Corporation, Inc., as further described on

HTB Disclosure Schedule 5.29 (the “Midwestern Loan”), and to remove and terminate all related Liens with respect to the assets of HTB and its Subsidiaries in connection with the Midwestern Loan.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.
The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)   Shareholder Vote.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite HTB Shareholder Approval at the HTB Meeting.
(b)   Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)   No Injunctions or Restraints; Illegality.   No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)   Tax Opinions Relating to the Merger.   BFC and HTB, respectively, shall have received opinions from Alston & Bird LLP and Reinhart Boerner Van Deuren, S.C., respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to BFC and HTB, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Reinhart Boerner Van Deuren, S.C. may require and rely upon representations as to certain factual matters contained in certificates of officers of each of BFC and HTB, in form and substance reasonably acceptable to such counsel.
(f)   Trading Market Listing.   Shares of BFC Common Stock to be issued in connection with the Merger shall have been approved for listing on the Trading Market.
Section 6.02   Conditions to Obligations of HTB.
The obligations of HTB to consummate the Merger also are subject to the fulfillment or written waiver by HTB prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of BFC (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) set forth in Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, Section 4.08, and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BFC. HTB shall have received a certificate signed on behalf of BFC by the Chief Executive Officer or the Chief Financial Officer of BFC to the foregoing effect.
(b)   Performance of Obligations of BFC.   BFC shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on BFC, and HTB shall have received a certificate, dated the Closing Date, signed on behalf of BFC by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in BFC or Bank First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03   Conditions to Obligations of BFC.
The obligations of BFC to consummate the Merger also are subject to the fulfillment or written waiver by BFC prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of HTB (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to HTB. BFC shall have received a certificate signed on behalf of HTB by the Chief Executive Officer or the Chief Financial Officer of HTB to the foregoing effect.
(b)   Performance of Obligations of HTB.   HTB shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and BFC shall have received a certificate, dated the Closing Date, signed on behalf of HTB by HTB’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in HTB or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)   Plan of Bank Merger.   Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.
(e)   Dissenting Shares.   Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of HTB Common Stock.

(f)   Employee Benefit Plans.   Notwithstanding the requirement of Section 6.03(b), HTB and its subsidiaries shall have performed and complied with all of its obligations set forth in Section 5.11 in all material respects prior to the Closing Date.
(g)   Consents and Approvals.   HTB has received, in form and substance satisfactory to HTB and BFC, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which HTB or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of HTB or any of its Subsidiaries.
(h)   Certification of Non-Foreign Status.   BFC shall have received from HTB, under penalties of perjury, (i) a notice to the IRS described in Regulations Section 1.897-2(h) executed by an officer of HTB and (ii) a certificate stating that HTB is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3), dated as of the Closing Date, and as reasonably acceptable to BFC.
(i)   Termination of HTB Investor Agreements.   HTB shall have terminated certain HTB Investor Agreements as contemplated in accordance with Section 5.27.
(j)   Payoff Letter.   BFC shall have received from HTB a duly executed payoff letter from Todd J. Lavey and Midwestern Financial Corporation, Inc. (in a form reasonably acceptable to BFC), specifying the amount of the Midwestern Loan owing to Todd J. Lavey and Midwestern Financial Corporation, Inc. in order for the Midwestern Loan to be fully paid, and providing that, upon payment in full of the amounts indicated, all related Liens with respect to the assets of HTB and its Subsidiaries shall be terminated and of no further force and effect (substantially final drafts of which will be delivered to BFC no less than three Business Days prior to the Closing Date).
Section 6.04    Frustration of Closing Conditions.
Neither BFC nor HTB may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01   Termination.
This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual consent, in writing, of BFC and HTB if the board of directors of BFC and the board of directors of HTB each so determines by vote of a majority of the members of its entire board.
(b)   No Regulatory Approval.   By BFC or HTB, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c)   No Shareholder Approval.   By either BFC or HTB (provided, in the case of HTB, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite HTB Shareholder Approval at the HTB Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)   Breach of Representations and Warranties.   By either BFC or HTB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect,” any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(e)   Breach of Covenants.   By either BFC or HTB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(f)   Delay.   By either BFC or HTB if the Merger shall not have been consummated on or before May 31, 2023, provided, however, that such date will be automatically extended to June 30, 2023, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(g)   Failure to Recommend; Etc.   In addition to and not in limitation of BFC’s termination rights under Section 7.01(e), by BFC if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of HTB (A) withdraws, qualifies, amends, modifies or withholds the HTB Recommendation, or makes any statement, filing or release, in connection with the HTB Meeting or otherwise, inconsistent with the HTB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the HTB Recommendation), (B) materially breaches its obligation to call, give notice of and commence the HTB Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by BFC, (E) fails to publicly reconfirm the HTB Recommendation within three (3) Business Days of being requested to do so by BFC, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(h)   Acceptance of Superior Proposal.   By HTB in connection with entering into a definitive agreement to effect a Superior Proposal after making an HTB Subsequent Determination in accordance with Section 5.09(e).
(i)   Decline in BFC Stock Price.   By HTB, if both of the following conditions are satisfied on the Determination Date, such termination to be effective on the tenth (10th) day following the Determination Date:
(i)   The Final BFC Market Price divided by the Starting BFC Market Price (the “BFC Ratio”) is less than 0.85; and
(ii)   the BFC Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.15 from such quotient, subject, however, to the following:
If HTB elects to exercise its termination right under this Section 7.01(i), it shall give prompt written notice thereof to BFC within two (2) Business Days. During the five (5) Business Day period commencing with its receipt of such notice, BFC shall have the option (but not the obligation) to increase the Exchange Ratio to equal the lesser of the following (the “Adjusted Exchange Ratio”):

(x)   a quotient, the numerator of which is equal to the product of (A) the Starting BFC Market Price, (B) the Exchange Ratio, and (C) the Index Ratio minus 0.15 and the denominator of which is equal to the Final BFC Market Price; or
(y)   the quotient determined by dividing the Starting BFC Market Price by the Final BFC Market Price, and multiplying the quotient by the product of the Exchange Ratio and 0.85.
If within such five (5) Business Day period, BFC delivers written notice to HTB that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the HTB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 7.01(i), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For the avoidance of doubt, (a) this Section 7.01(i) shall only apply to the shares of HTB Common Stock that will receive the Stock Consideration as a result of the Merger, and (b) BFC shall have the right, at its sole discretion, to fill the difference between the Adjusted Exchange Ratio and the Exchange Ratio either in BFC Common Stock (by using the Adjusted Exchange Ratio) or in cash (by multiplying the Final BFC Market Price by the difference in the Adjusted Exchange Ratio and the Exchange Ratio).
If BFC or any company belonging to the NASDAQ Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.01(i).
For purposes of this Agreement, the following terms shall have the following meanings:
“Determination Date” means the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).
“Final BFC Market Price” means the weighted average of the daily closing sales prices of a share of BFC Common Stock as reported on the Trading Market for the twenty (20) consecutive Trading Days immediately preceding the Determination Date.
“Final Index Price” shall mean the average of the Index Price for the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.
“Initial Index Price” shall mean the Index Price on the date of this Agreement.
“Starting BFC Market Price” means $75.15.
Section 7.02   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities foregone by BFC while structuring and pursuing the Merger, HTB shall pay to BFC a termination fee equal to $6,200,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by BFC in the event of any of the following: (i) in the event BFC terminates this Agreement pursuant to Section 7.01(g), HTB shall pay BFC the Termination Fee within one (1) Business Day after receipt of BFC’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of HTB or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to HTB and (A) thereafter this Agreement is terminated (x) by either BFC or HTB pursuant to Section 7.01(c) because the Requisite HTB Shareholder Approval shall not have been obtained or (y) by BFC pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, HTB enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then HTB shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BFC the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%,” and (iii) in the event HTB terminates this Agreement pursuant to Section 7.01(h), HTB shall pay BFC the Termination Fee within one (1) Business Day after HTB’s notification of such termination.
(b)   HTB and BFC each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFC would not enter into this Agreement; accordingly, if HTB fails promptly to pay any amounts due under this Section 7.02, HTB shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) two hundred (200) basis points, together with the costs and expenses of BFC (including reasonable legal fees and expenses) in connection with such suit.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if HTB pays or causes to be paid to BFC the Termination Fee in accordance with Section 7.02(a), HTB (or any successor in interest of HTB) will not have any further obligations or liabilities to BFC with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03   Effect of Termination.
Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
Section 7.04   Attorneys’ Fees.
In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit from the other Party.
ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.
The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Adjusted Exchange Ratio” has the meaning set forth in Section 7.01(i).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Annual Financial Statements” has the meaning set forth in Section 3.07(a).
“Articles of Merger” has the meaning set forth in Section 1.04(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than HTB or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
“ASTM” has the meaning set forth in Section 5.01(x).
“Bank First” has the meaning set forth in Section 1.03.
“Bank Merger” has the meaning set forth in Section 1.03.
“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BFC” has the meaning set forth in the preamble to this Agreement.
“BFC Common Stock” means the common stock, $0.01 par value per share, of BFC.
“BFC Common Stock Issuance” has the meaning set forth in Section 3.06(a).
“BFC Common Stock Price” shall mean the mathematical average, calculated for the twenty (20) Trading-Day period ending on the fifth (5th) Trading Day preceding the Closing Date, of the VWAP of a share of BFC Common Stock for each Trading Day during such period.
“BFC Disclosure Schedule” has the meaning set forth in Article IV.
“BFC Ratio” has the meaning set forth in Section 7.01(i)(i).
“BFC Reports” has the meaning set forth in Section 4.05(a).
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in HTB’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of HTB Common Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Wisconsin are authorized or obligated to close.
“Calculation Date” has the meaning set forth in Section 2.02(c).
“Capital Deficiency Amount” has the meaning set forth in Section 2.02(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other law (including the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) and the American Rescue Plan Act of 2021 (Pub. L. 117-2)) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign law and including any related or similar orders or declarations from any Governmental Authority).
“Carryover PTO” has the meaning set forth in Section 5.11(c).
“Cash Component” has the meaning set forth in Section 2.01(e)(i).
“Cash Consideration” has the meaning set forth in Section 2.01(d)(ii).
“Cash Conversion Number” has the meaning set forth in Section 2.04(a).

“Cash Election” has the meaning set forth in Section 2.03(b).
“Cash Election Shares” has the meaning set forth in Section 2.01(d)(ii).
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of HTB Common Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Claims Letters” has the meaning set forth in Section 5.19.
“Class A Common Stock” means the Class A voting common stock, $0.01 par value per share, of HTB.
“Class B Common Stock” means the Class B non-voting common stock, $0.01 par value per share, of HTB.
“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).
“Code” has the meaning set forth in the recitals to this Agreement.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Controlled Group Members” means any of HTB’s related organizations described in Code Sections 414(b), (c) or (m).
“Conversion Costs” has the meaning set forth in Section 5.25.
“Covered Employees” has the meaning set forth in Section 5.11(a).
“COVID-19 Measures” has the meaning set forth in Section 3.37(a).
“Deferred Payroll Taxes” means any Taxes payable by HTB or any of its Subsidiaries that (i) relates to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Designated Contracts” has the meaning set forth in Section 5.25.
“Determination Date” has the meaning set forth in Section 7.01(i).
“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.18.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“D&O Insurance” has the meaning set forth in Section 5.10(c).
“Effective Time” has the meaning set forth in Section 1.04(a).
“Election Deadline” has the meaning set forth in Section 2.03(d).

“Election Form” has the meaning set forth in Section 2.03(c).
“Enforceability Exception” has the meaning set forth in Section 3.05.
“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement currently in effect relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equity Capital” has the meaning set forth in Section 2.02(b).
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliates” has the meaning set forth in Section 3.15(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.02(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” has the meaning set forth in Section 2.03(a).
“Exchange Fund” has the meaning set forth in Section 2.09(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(e)(ii).
“Excluded Claim” means (i) any Claim brought by any Indemnified Party against any other Indemnified Party or BFC or its Subsidiaries (or their respective successors) or (ii) any Claim brought by BFC or its Subsidiaries (or their respective successors) against any Indemnified Party.
“Expiration Date” has the meaning set forth in Section 7.01(f).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFCRA” means the Families First Coronavirus Response Act, as amended.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final BFC Market Price” has the meaning set forth in Section 7.01(i).
“Final Closing Statement” has the meaning set forth in Section 2.02(c).

“Final Index Price” has the meaning set forth in Section 7.01(i).
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of HTB Common Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Hometown Bank” has the meaning set forth in Section 1.03.
“HTB” has the meaning set forth in the preamble to this Agreement.
“HTB 401(a) Plan” has the meaning set forth in Section 3.15(c).
“HTB 401(k) Plan” has the meaning set forth in Section 5.11(d).
“HTB Benefit Plans” has the meaning set forth in Section 3.15(a).
“HTB Cancelled Shares” has the meaning set forth in Section 2.01(b).
“HTB Common Stock” means, collectively, the Class A Common Stock and Class B Common Stock.
“HTB Disclosure Schedule” has the meaning set forth in Article III.
“HTB Employees” has the meaning set forth in Section 3.15(a).
“HTB Expenses” has the meaning set forth in Section 5.23.
“HTB Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of HTB and its Subsidiaries.
“HTB Investment Securities” means the investment securities of HTB and its Subsidiaries.
“HTB Investor Agreement” has the meaning set forth in Section 3.02(d).
“HTB Loan” has the meaning set forth in Section 3.22(c).
“HTB Material Contract” has the meaning set forth in Section 3.12(a).
“HTB Meeting” has the meaning set forth in Section 5.04(a).

“HTB Preferred Stock” means the preferred stock, $0.01 par value per share, of HTB.
“HTB Recommendation” has the meaning set forth in Section 5.04(b).
“HTB Regulatory Agreement” has the meaning set forth in Section 3.13.
“HTB Representatives” has the meaning set forth in Section 5.09(a).
“HTB Stock Plans” means all equity plans of HTB or any Subsidiary, each as amended to date.
“HTB Subsequent Determination” has the meaning set forth in Section 5.09(e).
“HTB Voting Agreement” or “HTB Voting Agreements” have the meaning set forth in the recitals to this Agreement.
“Indemnified Party” has the meaning set forth in Section 5.10(a).
“Index Price” has the meaning set forth in Section 7.01(i).
“Index Ratio” has the meaning set forth in Section 7.01(i)(ii).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Initial Index Price” has the meaning set forth in Section 7.01(i).
“Insurance Policies” has the meaning set forth in Section 3.32(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“Interim Financial Statements” has the meaning set forth in Section 3.07(a).
“IRS” means the United States Internal Revenue Service.
“Junior Subordinated Debt” has the meaning set forth in Section 3.03(b).
“Knowledge” means, with respect to HTB, the actual knowledge, of the Persons set forth in HTB Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to BFC, the actual knowledge of the Persons set forth in BFC Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.08.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Mailing Date” has the meaning set forth in Section 2.03(c).

“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects HTB and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HTB and BFC operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects HTB and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HTB and BFC operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects HTB and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HTB and BFC operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by HTB or BFC to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of BFC Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” has the meaning set forth in Section 2.01(d).
“Midwestern Loan” has the meaning set forth in Section 5.29.
“Minimum Equity Capital” shall mean $65,476,475.
“NASDAQ” means National Market System of The Nasdaq Stock Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Non-Election Shares” has the meaning set forth in Section 2.01(d)(iii).
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“Notice Period” has the meaning set forth in Section 5.09(e).
“OCC” means the Office of the Comptroller of the Currency.
“Ordinary Course of Business” means the ordinary, usual and customary course of business of HTB and HTB’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.22(b).
“Party” or “Parties” have the meaning set forth in the preamble to this Agreement.
“Per Share Amount” has the meaning set forth in Section 2.01(e)(iii).
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Phase I” has the meaning set forth in Section 5.01(x).
“Plan of Merger” has the meaning set forth in Section 1.04(a).
“PPP” has the meaning set forth in Section 3.37(b).
“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of HTB relating to the HTB Meeting.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by BFC in connection with the BFC Common Stock Issuance (including the Proxy Statement-Prospectus constituting a part thereof).
“Requesting Party” has the meaning set forth in Section 1.05.
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approvals” has the meaning set forth in Section 3.06(a).
“Representative” has the meaning set forth in Section 2.03(c).
“Requisite HTB Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of HTB Common Stock entitled to vote thereon at the HTB Meeting.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“SRO” has the meaning set forth in Section 3.06(a).
“Starting BFC Market Price” has the meaning set forth in Section 7.01(i).
“Stock Consideration” has the meaning set forth in Section 2.01(d)(i).
“Stock Election” has the meaning set forth in Section 2.03(b).
“Stock Election Shares” has the meaning set forth in Section 2.01(d)(i).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of HTB means, unless the context otherwise requires, any current or former Subsidiary of HTB.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the recitals to this Agreement.
“Tax” and “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required by a Governmental Authority to be paid or withheld, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements filed or required to be filed with a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax Return.
“Taxing Authority” means any Governmental Authority charged with the determination, collection, or imposition of any Tax or Taxes.
“Terminated Contracts” has the meaning set forth in Section 5.14.
“Termination Costs” has the meaning set forth in Section 5.25.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“Total Cash Election Number” has the meaning set forth in Section 2.04(b).
“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Trading Market” means the Nasdaq Capital Market.
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
“VWAP” means for any date or period, the volume weighted average price of BFC Common Stock for such date (or the nearest preceding date) or period on the Trading Market as reported by the Nasdaq Stock Market on its website (based on a Trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).
“WBCL” has the meaning set forth in Section 1.01.

“WDFI-Banking” means the Wisconsin Department of Financial Institutions — Division of Banking.
“WDFI-Corporations” means the Wisconsin Department of Financial Institutions — Division of Corporate and Consumer Services.
“Wisconsin Courts” has the meaning set forth in Section 9.03(b).
ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.
No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section 9.02   Waiver; Amendment.
Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the HTB Meeting no amendment shall be made which by Law requires further approval by the shareholders HTB without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03   Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Wisconsin (the “Wisconsin Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Wisconsin Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Wisconsin Courts, (iii) waives any objection that the Wisconsin Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)   Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.
Except as otherwise provided in Section 7.02 and Section 7.04, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.05   Notices.
All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)   if to BFC, to:
Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Attn:
Michael B. Molepske, President & CEO

E-mail:
mmolepske@bankfirst.com

with a copy (which shall not constitute notice to BFC) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn:
Mark Kanaly

E-mail:
mark.kanaly@alston.com

(b)   if to HTB, to:
Hometown Bancorp, Ltd.
80 Sheboygan Street
Fond du Lac, WI 54935
Attn:
Timothy J. McFarlane

E-mail:
tmcfarlane@htbwi.com

with a copy (which shall not constitute notice to HTB) to:
Reinhart Boerner Van Deuren, S.C.
N16 W23250 Stone Ridge Drive
Waukesha, WI 53187
Attn:
John T. Reichert

E-mail:
JReichert@reinhartlaw.com

Section 9.06   Entire Understanding; No Third Party Beneficiaries.
This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, BFC and HTB hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07   Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08   Enforcement of the Agreement.
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, in addition to any other remedy that BFC is entitled to under this Agreement, at law or in equity, to the extent there is a material breach by HTB with respect to any of its representations, warranties or covenants as set forth in this Agreement, BFC shall have the right, in its sole discretion, to determine the amount of such breach or caused by such breach, and reduce the aggregate Merger Consideration by such amount so determined.
Section 9.09   Interpretation.
(a)   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)   The HTB Disclosure Schedule and the BFC Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neutral genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.

(e)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10   Assignment.
No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11   Counterparts.
This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
BANK FIRST CORPORATION
By:
/s/ Michael B. Molepske

Name:
Michael B. Molepske

Title:
President and Chief Executive Officer

HOMETOWN BANCORP, LTD.
By:
/s/ Timothy J. McFarlane

Name:
Timothy J. McFarlane

Title:
President and Chief Executive Officer

EXHIBIT A
FORM OF HTB VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of July 25, 2022, by and between the undersigned holder (“Shareholder”) of common stock of Hometown Bancorp, Ltd., a Wisconsin corporation (“HTB”), and Bank First Corporation, a Wisconsin corporation (“BFC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, BFC and HTB are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HTB will merge with and into BFC, with BFC as the surviving entity, and (ii) Hometown Bank, a Wisconsin state-chartered bank and a direct wholly owned subsidiary of HTB will merge with and into Bank First, N.A. (“Bank First”), a national banking association and a direct wholly owned subsidiary of BFC, with Bank First as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of HTB Common Stock will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of HTB Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of HTB Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of HTB Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of BFC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, BFC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by BFC in connection therewith, Shareholder and BFC agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of HTB, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by BFC, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of HTB and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HTB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede,

A-A-1

interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of HTB, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Transfers.   Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite HTB Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as BFC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with BFC as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by BFC, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of HTB other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.
Section 4.   No Solicitation.   From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, in his, her or its capacity as a shareholder of HTB, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) except in his capacity as a director or officer of HTB and under circumstances for which such

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actions are permitted for HTB under the Merger Agreement, participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than BFC) any information or data with respect to HTB or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of HTB’s shareholders with respect to an Acquisition Proposal.
Section 5.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of BFC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to BFC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BFC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that BFC has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with BFC’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, BFC shall have the right to inform any third party that BFC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of BFC hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with BFC set forth in this Agreement may give rise to claims by BFC against such third party.
Section 6.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 9.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of HTB and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of HTB, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of HTB, if applicable.

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Section 11.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
Section 12.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 13.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14.   Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at BFC’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against BFC, Bank First, HTB, Hometown Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15.   Disclosure.   Shareholder hereby authorizes HTB and BFC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that BFC shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 16.   Ownership.   Nothing in this Agreement shall be construed to give BFC any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in BFC any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and BFC shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of HTB or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 17.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BANK FIRST CORPORATION
By:

Name:
Michael B. Molepske

Title:
President and Chief Executive Officer

SHAREHOLDER

Total Number of Shares of HTB Common Stock Subject to this Agreement:
Class A:

[Signature Page to HTB Voting Agreement]

EXHIBIT B
FORM OF BANK PLAN OF MERGER AND MERGER AGREEMENT
PLAN OF MERGER AND MERGER AGREEMENT
HOMETOWN BANK
with and into
BANK FIRST, N.A.
under the charter of
BANK FIRST, N.A.
under the title of
“BANK FIRST, N.A.”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of July 25, 2022, by and between Bank First, N.A. (“Bank First”), a national banking association, with its main office located at 402 North 8th Street, Manitowoc, WI 54220, and Hometown Bank, a Wisconsin state-chartered bank, with its main office located at 80 Sheboygan Street, Fond du Loc, WI 54935 (“Hometown Bank,” and together with Bank First, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of Bank First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of Hometown Bank has approved this Agreement and authorized its execution in accordance Wisconsin Statutes §221.0702 and the Act;
WHEREAS, Bank First Corporation (“BFC”), which owns all of the outstanding shares of capital stock of Bank First, and Hometown Bancorp, Ltd. (“HTB”), which owns all of the outstanding shares of capital stock of Hometown Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of HTB with and into BFC, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”);
WHEREAS, BFC, as the sole shareholder of Bank First, and HTB, as the sole shareholder of Hometown Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Hometown Bank with and into Bank First, with Bank First being the surviving bank (“Resulting Bank”) of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)), Hometown Bank shall be merged with and into Bank First. Bank First shall continue its existence as the Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Hometown Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “Bank First, N.A.” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office which shall be located at 402 North 8th Street, Manitowoc, WI 54220, as well as at its legally established branches and at the banking offices of Hometown Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of Bank First).
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Bank First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.
SECTION 5
All assets of Hometown Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description of each of Hometown Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
The Banks shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of Bank First and Hometown Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of Hometown Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Hometown Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of Bank First’s common stock shall continue to remain outstanding shares of Bank First’s common stock, all of which shall continue to be owned by BFC.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of Bank First as of the Effective Time, except that Bank First shall take all actions necessary to increase the size of its Board of Directors by one (1) and appoint Tim McFarlane as a director of Bank First. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of Bank First as of the Effective Time, except that Bank First shall take all actions necessary to appoint Tim McFarlane as President of Bank First. Such directors and officers shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:
a)
The Holding Company Merger shall have closed and become effective.

b)
The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

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c)
The Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 11
Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.
SECTION 12
Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of Bank First as in effect immediately prior to the Effective Time.
SECTION 13
This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.
SECTION 14
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signatures on Following Page]

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IN WITNESS WHEREOF, Hometown Bank and Bank First have entered into this Agreement as of the date first set forth above.
HOMETOWN BANK
By:

Name:
Title:
BANK FIRST, N.A., A NATIONAL BANKING ASSOCIATION
By:

Name:
Michael B. Molepske

Title:
Chief Executive Officer

[Signature Page to Bank Plan of Merger and Merger Agreement]

Exhibit A
Banking Offices of the Resulting Bank
[To be completed prior to filing.]

EXHIBIT C
FORM OF DIRECTOR NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of July 25, 2022, by and between the undersigned, an individual resident of the State of Wisconsin (“Director”), and Bank First Corporation, a Wisconsin corporation (“BFC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, BFC and Hometown Bancorp, Ltd., a Wisconsin corporation (“HTB”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HTB will merge with and into BFC, with BFC as the surviving entity, and (ii) Hometown Bank, a Wisconsin state-chartered bank and a direct wholly owned subsidiary of HTB (“Hometown Bank”), will merge with and into Bank First, N.A., a national banking association and a direct wholly owned subsidiary of BFC (“Bank First”), with Bank First as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of HTB and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of HTB Common Stock held by Director;
WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of HTB or Hometown Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, BFC and Bank First will succeed to all of the Confidential Information and Trade Secrets, for which BFC as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of HTB and Hometown Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BFC and Director, each intending to be legally bound, covenant and agree as follows:
Section 1.   Restrictive Covenants.
(a)   Director acknowledges that (i) BFC has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)   Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with BFC as follows:
(i)   From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide BFC with prompt notice of such requirement prior to the disclosure so that BFC may waive the requirements of this Agreement or seek an appropriate protective order at BFC’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.
(ii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of BFC), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of BFC, Bank First, HTB or Hometown Bank (each a “Protected Party”), including actively sought prospective customers of Hometown Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.
(iii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of BFC), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.
(iv)   For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)   For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)   “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii)   “Confidential Information” means data and information:
(A)   relating to the business of HTB and its Subsidiaries, including Hometown Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)   disclosed to Director or of which Director became aware as a consequence of Director’s relationship with HTB and/or Hometown Bank;
(C)   having value to HTB and/or Hometown Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, BFC and/or Bank First; and
(D)   not generally known to competitors of HTB or BFC (including competitors to Hometown Bank or Bank First).
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from HTB or BFC, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)   “Restricted Territory” means each county in Wisconsin where Hometown Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.
(iv)   “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique,

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a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:
(A)   derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)   is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)   Director acknowledges that irreparable loss and injury would result to BFC upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, BFC may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.   Term; Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement and (ii) two (2) years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until two (2) years after the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
If to BFC:
Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220

Attn:
Michael B. Molepske,
President and CEO

E-mail:
mmolepske@bankfirst.com

If to Director:
The address of Director’s principal residence as it appears in HTB’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to BFC.

Section 4.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin

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court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and BFC. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BANK FIRST CORPORATION
By:

Name:
Michael B. Molepske

Title:
President and Chief Executive Officer

DIRECTOR

Printed name:

Signature Page — Non-Competition and Non-Disclosure Agreement

Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:
1.   The provision of legal services by Director to any Person.
2.   The provision of private equity/venture capital financing by Director to any Person.
3.   The provision of accounting services by Director to any Person.
4.   The ownership of 5% or less of any class of securities of any Person.
5.   Obtaining banking-related services or products for entities owned or controlled by the Director.

EXHIBIT D
FORM OF CLAIMS LETTER
July 25, 2022
Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of July 25, 2022 (the “Merger Agreement”), by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and Hometown Bancorp, Ltd., a Wisconsin corporation (“HTB”).
Concerning any claims which the undersigned may have against HTB or any of its subsidiaries, including Hometown Bank (each, an “HTB Entity”), in his or her capacity as an officer, director, employee or shareholder of any HTB Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.   Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.   Release of Certain Claims.
(a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each HTB Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director employee or shareholder of any HTB Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to BFC on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
Article I
(i)   any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any HTB Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Hometown Bank, (B) Claims as a depositor under any deposit account with Hometown Bank, (C) Claims as the holder of any Certificate of Deposit issued by Hometown Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any HTB Entity; (E) Claims in his or her capacity as a shareholder of HTB, and (F) Claims as a holder of any check issued by any other depositor of Hometown Bank;
(ii)   the Claims excluded in Section 2(a)(i) above;

(iii)   any Claims that the undersigned may have under the Merger Agreement;
(iv)   any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any HTB Entity, under Wisconsin law or the Merger Agreement; or
(v)   any rights or Claims listed on Schedule I to this Agreement.
Section 3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.   Miscellaneous.
(a)   This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
(b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)   If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h)   Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek

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to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(i)   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

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Sincerely,

Signature of Director

Name of Director
Signature Page — Claims Letter

On behalf of Bank First Corporation, I hereby acknowledge receipt of this letter as of this 25th day of July, 2022.
BANK FIRST CORPORATION
By:

Name:
Michael B. Molepske

Title:
President and Chief Executive Officer

Signature Page — Claims Letter

Schedule I
Additional Excluded Claims

Annex B
WISCONSIN DISSENTERS’ RIGHTS STATUTES
SUBCHAPTER XIII OF THE
WISCONSIN BUSINESS CORPORATION LAW
180.1301.   Definitions.
(1)   “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.
(1m)   “Business combination” has the meaning given in s. 180.1130 (3).
(2)   “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.
(3)   “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.
(4)   “Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130 (9) (a) 1. to 4.
(5)   “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.
(6)   “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.
180.1302.   Right to dissent.
(1)   Except as provided in sub. (4) and s. 180.1008 (3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(a)   Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:
1.   Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.
2.   The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.
3.   The issuer corporation is a parent that is merged with its subsidiary under s. 180.1104. This subdivision does not apply if all of the following are true:
a.   The articles of incorporation of the surviving corporation do not differ from the articles of incorporation of the parent before the merger, except for amendments specified in s. 180.1002 (1) to (9).
b.   Each shareholder of the parent whose shares were outstanding immediately before the effective time of the merger holds the same number of shares with identical designations, preferences, limitations, and relative rights, immediately after the merger.

c.   The number of voting shares, as defined in s. 180.1103 (5) (a) 2., outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of voting shares of the parent outstanding immediately before the merger.
d.   The number of participating shares, as defined in s. 180.1103 (5) (a) 1., outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of participating shares of the parent outstanding immediately before the merger.
(b)   Consummation of a plan of share exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.
(c)   Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:
1.   A sale pursuant to court order.
2.   A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.
(cm)   Consummation of a plan of conversion.
(d)   Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.
(2)   Except as provided in sub. (4) and s. 180.1008 (3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:
(a)   Alters or abolishes a preferential right of the shares.
(b)   Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
(c)   Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.
(d)   Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
(e)   Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.
(3)   Notwithstanding sub. (1) (a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1) (d) or (2) or s. 180.1803, 180.1813 (1) (d) or (2) (b), 180.1815 (3) or 180.1829 (1) (c).
(3m)   Notwithstanding any other provision of this section, if the issuer corporation has become a benefit corporation under s. 204.104 (1) or (2), a shareholder of the benefit corporation may dissent from the amendment of the articles or the fundamental transaction to become a benefit corporation and obtain payment of the fair value of his or her shares, as provided in s. 204.104 (3). “Fair value” as used in this subsection means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable and not reduced by lack of marketability or minority discounts.
(4)   Unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.
(5)   Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.
180.1303.   Dissent by shareholders and beneficial shareholders.
(1)   A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.
(2)   A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:
(a)   Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.
(b)   Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.
180.1320.   Notice of dissenters’ rights.
(1)   If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.
(2)   If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.
180.1321.   Notice of intent to demand payment.
(1)   If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:
(a)   Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.
(b)   Not vote his or her shares in favor of the proposed action.
(2)   A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1322.   Dissenters’ notice.
(1)   If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.
(2)   The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:
(a)   A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.
(b)   For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.
(c)   A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.
(d)   A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.
(e)   A copy of ss. 180.1301 to 180.1331.
180.1323.   Duty to demand payment.
(1)   A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.
(2)   A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.
(3)   A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.
180.1324.   Restrictions on uncertificated shares.
(1)   The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.
(2)   The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.
180.1325.   Payment.
(1)   Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)   The payment shall be accompanied by all of the following:
(a)   The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.
(b)   A statement of the corporation’s estimate of the fair value of the shares.
(c)   An explanation of how the interest was calculated.
(d)   A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.
(e)   A copy of ss. 180.1301 to 180.1331.
180.1326.   Failure to take action.
(1)   If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(2)   If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.
180.1327.   After-acquired shares.
(1)   A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(2)   To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer
180.1328.   Procedure if dissenter dissatisfied with payment or offer.
(1)   A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:
(a)   The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.
(b)   The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.
(c)   The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.
(2)   A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

180.1330.   Court action.
(1)   If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2)   The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.
(3)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.
(4)   The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(5)   Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:
(a)   The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.
(b)   The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322 (2) (c), for which the corporation elected to withhold payment under s. 180.1327.
180.1331.   Court costs and counsel fees.
(1)
(a)   Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).
(b)   Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.
(2)   The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:
(a)   Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.
(b)   Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
(3)   Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.